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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

PAC-WEST TELECOMM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

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5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

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4) Date Filed:

SEC 1913 (02-02)	Persons who potentially are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

1776 W. March Lane, Suite 250

Stockton, California 95207

November 26, 2003

Dear Shareholder:

      You are cordially invited to attend a special meeting of shareholders of Pac-West Telecomm, Inc., which will be held on December 18, 2003, at 3:00 p.m., Pacific time, at our principal executive offices, 1776 W. March Lane, Stockton, California 95207. A Notice of Meeting, Proxy Statement and Proxy Form are included with this letter.

      At the special meeting, you will be asked to consider and take action with respect to two proposals. First, you will be asked to approve the issuance by us to Deutsche Bank AG — London, acting through DB advisors, LLC as investment advisor, or Deutsche Bank, of warrants to purchase up to 26,666,667 shares of our common stock, representing approximately 41% of our outstanding common stock on a fully diluted basis as of the record date, at an exercise price of $1.50 per share, and the issuance by us of the common stock issuable upon exercise of such warrants. Second, you will be asked to ratify all other matters related to the issuance of the warrants and the common stock issuable upon exercise of the warrants, including, among other things, the proposed financing transactions with Deutsche Bank pursuant to which the warrants are intended to be issued, and the tender offer for at least a majority of our outstanding senior notes and related consent solicitation. These proposals are described more fully in the enclosed Proxy Statement. Unless both of these proposals are approved, the transactions described in the enclosed Proxy Statement will not have been approved by the shareholders and, accordingly, will not be completed.

      Our board of directors and management team enthusiastically recommend these proposals for your consideration. We have engaged in what we believe was a thorough and extensive evaluation process. During this process, our financial advisor, UBS Securities LLC, contacted a total of 25 private capital lenders, special situation lenders and equity investors in an effort to identify potential sources of capital. The culmination of this process is the proposed financing transactions and related tender offer and consent solicitation described more fully in the enclosed Proxy Statement. We believe these transactions will improve our ability to pursue growth opportunities, including both organic growth opportunities and growth through mergers and acquisitions, and improve our financial flexibility, in part, by reducing our cash interest expense. In addition, we believe Deutsche Bank will be a strong capital partner with which we can work to achieve our growth objectives.

      It is important that your shares are represented and voted at the special meeting regardless of the size of your share holdings or whether or not you plan to attend the meeting in person. Accordingly, please mark, sign and date the enclosed Proxy Form and return it promptly in the enclosed envelope. If you attend the special meeting, you may, of course, withdraw your proxy should you wish to vote in person.

      We hope that you will be able to attend the special meeting and we look forward to seeing you.

Sincerely,

HENRY R. CARABELLI
President and Chief Executive Officer

1776 W. March Lane, Suite 250

Stockton, California 95207

NOTICE OF MEETING

      A special meeting of shareholders of Pac-West Telecomm, Inc. will be held on December 18, 2003, at 3:00 p.m., Pacific time, at our principal executive offices, 1776 W. March Lane, Stockton, California 95207, to consider and take action with respect to two related proposals.

      First, you will be asked to approve the issuance by us of warrants to purchase up to 26,666,667 shares of our common stock, representing approximately 41% of our outstanding common stock on a fully diluted basis as of the record date, at an exercise price of $1.50 per share and the issuance by us of the common stock issuable upon exercise of such warrants. Second, you will be asked to ratify all other matters related to the issuance of the warrants and the common stock issuable upon exercise of the warrants, including, among other things, the proposed financing transactions pursuant to which the warrants are intended to be issued, and the tender offer for at least a majority of our outstanding senior notes and related consent solicitation. These proposals are described more fully in the enclosed Proxy Statement. Unless both of these proposals are approved, the transactions described in this Proxy Statement will not have been approved by the shareholders and, accordingly, will not be completed.

      Holders of record of our common shares at the close of business on October 22, 2003 are entitled to receive notice of and to vote on the matters which will be presented at the special meeting and at any adjournments or postponements thereof. A list of such shareholders will be available for examination by any shareholder for any purpose germane to the special meeting during normal business hours at our principal executive offices, which are located at 1776 W. March Lane, Suite 250, Stockton, California 95207.

By Order of the Board of Directors

ROBERT C. MORRISON
Secretary

November 26, 2003

Your vote is important whether or not you plan to attend the special meeting in person and regardless of the number of common shares you own. Accordingly, please mark, sign and date the enclosed Proxy Form and mail it promptly in the envelope provided to help ensure that your common shares will be represented at the special meeting. If you attend the special meeting, you may, of course, withdraw your proxy and vote in person. In addition, you may revoke your proxy before it is voted by delivering written notice to our Corporate Secretary at our principal executive offices at the address above or by submission of a later-dated Proxy Form.

SPECIAL MEETING OF SHAREHOLDERS
THE TRANSACTIONS
Overview of the Transactions
Background of the Transactions
Terms of the Financing Transactions
General
The Note and Warrant Purchase Agreement
The Warrants
The Registration Rights Agreement
The Note
The Guaranty and Security Agreement
Terms of the Tender Offer and Consent Solicitation
Use of Proceeds of the Transactions
No Appraisal Rights
EFFECT OF THE PROPOSED TRANSACTIONS
DESCRIPTION OF PROPOSALS
Issuance of Warrants and Common Stock
Ratification of the Transactions
REASONS FOR SEEKING SHAREHOLDER APPROVAL
Nasdaq Requirements
Ratification
RECOMMENDATIONS OF OUR BOARD OF DIRECTORS; REASONS FOR THE TRANSACTIONS
Recommendations of our Board of Directors
Reasons for the Transactions
MATERIAL PORTIONS OF OUR 2002 ANNUAL REPORT
MATERIAL PORTIONS OF OUR SEPTEMBER 30, 2003 QUARTERLY REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
SUBMISSION OF SHAREHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING
WHERE YOU CAN FIND MORE INFORMATION

SPECIAL MEETING	1
THE TRANSACTIONS	2
Overview of the Transactions	2
Background of the Transactions	4
Terms of the Financing Transactions	6
General	7
The Note and Warrant Purchase Agreement	7
The Warrants	10
The Registration Rights Agreement	13
The Note	15
The Guaranty and Security Agreement	16
Terms of the Tender Offer and Consent Solicitation	18
Use of Proceeds of the Transactions	21
No Appraisal Rights	21
EFFECT OF THE PROPOSED TRANSACTIONS	21
DESCRIPTION OF PROPOSALS	24
Issuance of Warrants and Common Stock	24
Ratification of the Transactions	24
REASONS FOR SEEKING SHAREHOLDER APPROVAL	24
Nasdaq Requirements	24
Ratification	25
RECOMMENDATIONS OF OUR BOARD OF DIRECTORS; REASONS FOR THE TRANSACTIONS	25
Recommendations of our Board of Directors	25
Reasons for the Transactions	26
MATERIAL PORTIONS OF OUR 2002 ANNUAL REPORT	28
MATERIAL PORTIONS OF OUR SEPTEMBER 30, 2003 QUARTERLY REPORT	97
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	122
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS	124
SUBMISSION OF SHAREHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING	124
WHERE YOU CAN FIND MORE INFORMATION	125

i

1776 W. March Lane, Suite 250

Stockton, California 95207

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 18, 2003

      This Proxy Statement is being furnished to the holders of common shares, par value $0.001 per share, of Pac-West Telecomm, Inc. (“we,” “us” or “our”) in connection with the solicitation of proxies by and on behalf of our board of directors for use at a special meeting of shareholders to be held on December 18, 2003, at 3:00 p.m., Pacific time, and at any adjournments or postponements thereof.

      The purpose of the special meeting is to consider and take action with respect to two proposals. First, you will be asked to approve the issuance by us to Deutsche Bank AG — London, acting through DB Advisors, LLC as investment advisor, or Deutsche Bank, of warrants to purchase up to 26,666,667 shares of our common stock, representing approximately 41% of our outstanding common stock on a fully diluted basis as of the record date, at an exercise price of $1.50 per share and the issuance by us of the common stock issuable upon exercise of such warrants. Second, you will be asked to ratify all other matters related to the issuance of the warrants and the common stock issuable upon exercise of the warrants, including, among other things, the proposed financing transactions with Deutsche Bank pursuant to which the warrants are intended to be issued, and the tender offer for at least a majority of our outstanding senior notes and related consent solicitation. These proposals are described more fully in this Proxy Statement.

      Our board of directors recommends that our shareholders vote in favor of the proposal to approve the issuance of the warrants and the shares of our common stock issuable upon exercise of the warrants, and that our shareholders vote in favor of the proposal to ratify all other matters related to the issuance of the warrants and the common stock issuable upon exercise of the warrants. Unless both of these proposals are approved, the transactions described in this Proxy Statement will not have been approved by the shareholders and, accordingly, will not be completed.

      This Proxy Statement, the Notice of Meeting and the Proxy Form are being mailed on or about November 26, 2003 to holders of record of our common shares at the close of business on October 22, 2003.

      If the enclosed Proxy Form is properly signed, dated and returned to us, the individuals identified as proxies thereon will vote the shares represented by the Proxy Form in accordance with the directions noted thereon. If no direction is indicated, the proxies will vote FOR approval of the issuance of the warrants to purchase up to 26,666,667 shares of our common stock at an exercise price of $1.50 per share and the issuance of the common stock issuable upon exercise of such warrants and FOR ratification of all other matters related to the issuance of the warrants and the common stock issuable upon exercise of such warrants. We will present no other matters for the consideration of our shareholders at the special meeting.

      Returning your completed Proxy Form will not prevent you from voting in person at the special meeting if you are present and wish to vote. In addition, you may revoke your proxy before it is voted by delivering written notice to our Corporate Secretary prior to the beginning of the special meeting at our principal executive offices at the address above or by submission of a later-dated proxy.

      Only holders of record of shares of our common stock at the close of business on October 22, 2003 will be entitled to vote at the special meeting. Each outstanding share of our common stock entitles the holder thereof to one vote on each matter submitted to a vote of the holders of our common stock at the special meeting. As of October 22, 2003, we had 36,514,802 shares of our common stock outstanding. The presence in person or by proxy of a majority of the shares of our common stock outstanding will constitute a quorum for the purpose of transacting business at the special meeting.

      You may vote in favor of either proposal, against either proposal, or abstain from voting. Abstentions will be treated as shares present and entitled to vote, and therefore will be counted in determining the existence of a quorum. Abstentions will have the effect of a vote against either of the proposals, each of which requires the affirmative vote of a majority of the shares present and entitled to vote at the special meeting in order to be approved or adopted.

      If your shares are held in record name by a broker or nominee and you do not provide voting instructions to the broker or nominee, a “broker non-vote” will result. Because the rules of The Nasdaq Stock Market do not provide brokers or nominees with discretionary authority to vote shares for which no voting instructions are received, broker non-votes will be considered present but not entitled to vote. As a result, broker non-votes will be counted in determining the existence of a quorum but will not be counted in determining whether either proposal, each of which requires the approval of a majority of the shares present and entitled to vote, has been approved or adopted, or whether a majority of the votes of the shares present and entitled to vote has been cast.

      Representatives of KPMG LLP, our independent auditor for the current fiscal year and the prior fiscal year, are expected to be present at the special meeting and will have the opportunity to make a statement if they desire to do so. KPMG LLP will also be available at the special meeting to respond to appropriate questions from our shareholders.

      We will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Notice of Meeting and the Proxy Form. We intend to provide copies of such solicitation materials to brokerage houses, fiduciaries, custodians and other persons or entities holding shares of our common stock on behalf of the beneficial owner so that the solicitation materials may be forwarded to such beneficial owners. This solicitation, which is being conducted by mail, may be supplemented by a solicitation by telephone, telegram, or other permissible means by our directors, officers or employees. No additional compensation will be paid to these individuals for conducting such a solicitation. In addition, we have engaged Georgeson Shareholder as solicitation agent to coordinate the distribution of proxy materials and oversee the return of proxy cards. The fee for these services is expected to be customary and reasonable for services of this kind.

THE TRANSACTIONS

Overview of the Transactions

      On October 17, 2003, we entered into a note and warrant purchase agreement with Deutsche Bank which provides, among other things, that, subject to certain conditions, we will receive cash in the amount of $40 million less certain expenses in exchange for the issuance of a senior secured note in the principal amount of $40 million and warrants to purchase up to 26,666,667 shares of our common stock at an exercise price of $1.50 per share, which we collectively refer to in this Proxy Statement as the “financing transactions.” We intend to use the proceeds from the financing transactions, together with a portion of our existing cash balance, to fund a tender offer for at least a majority of our outstanding Series B 13 1/2% Senior Notes due 2009, which we refer to in this Proxy Statement as “senior notes.” In connection with the sale of the senior secured note and the issuance of the warrants, we have also agreed to grant to Deutsche Bank and its transferees certain registration rights with respect to the common stock underlying the warrants.

      Under the purchase agreement and related instruments, the senior secured note will have an initial maturity of three years and Deutsche Bank will have the unilateral right to extend the maturity date of the senior secured note and the expiration date of the warrants for up to an additional 18 months. Interest on the senior secured note will be payable quarterly at a floating rate per annum equal to the three-month London interbank offered rate, or LIBOR, plus .50% per annum. The senior secured note may not be transferred to any third party, other than affiliates of Deutsche Bank and certain identified permitted transferees, without our prior written consent, which shall not be unreasonably withheld. Notwithstanding the foregoing, we may withhold consent to any transfer of any interest in the senior secured note in a principal amount of less than $10 million. The senior secured note will be secured by substantially all of our assets.

      In addition to the senior secured note, we have agreed to issue to Deutsche Bank warrants to purchase an aggregate of up to 26,666,667 shares of our common stock at an exercise price of $1.50 per share. The closing price of our common stock on November 25, 2003 was $1.86 per share. The warrants will have an initial expiration date of three years from the date of issuance, but Deutsche Bank may extend such expiration date for up to an additional 18 months. The exercise price will be subject to weighted average antidilution protection in connection with equity issuances by us for consideration per share less than the exercise price and the number of shares of common stock covered by the warrants will be subject to customary adjustments in connection with certain significant corporate events. The warrants may be transferred without our prior written consent by Deutsche Bank to any of its affiliates, to certain identified permitted transferees and to persons or groups such that the common stock underlying the warrants to be transferred to such persons or groups is less than 10% of our outstanding common stock (on a fully diluted basis) at the time of such transfer. However, the warrants may not be transferred without our prior written consent, to any of our competitors or to persons or groups such that the common stock underlying the warrants to be transferred to such persons or groups is equal to or greater than 10% of our outstanding common stock (on a fully diluted basis) at the time of such transfer; provided that, with respect to 10% transfers, our consent may not be unreasonably withheld.

      We have agreed to grant Deutsche Bank and its transferees certain registration rights. In particular, we have agreed to file a shelf registration statement covering the common stock issuable upon exercise of the warrants within 90 days of the issuance of the warrants. In addition, Deutsche Bank and its transferees will generally have the right on two occasions to demand that a registration statement be filed covering the common stock issuable upon exercise of the warrants and to “piggy-back” on certain other registration statements filed by us.

      In addition, subject to the requirements of law and the fiduciary duties of our board of directors, we have agreed prior to closing to appoint a person designated by Deutsche Bank to serve as one of our directors and thereafter to nominate a person designated by Deutsche Bank to stand for election as one of our directors for so long as Deutsche Bank, its affiliates or certain identified permitted transferees continue to hold at least 25% of the warrants initially purchased or the common stock issuable upon exercise of such warrants.

      Completion of the financing transactions is subject to certain conditions, including, among other things, that: (1) our shareholders approve the issuance of the warrants and the common stock issuable upon exercise of the warrants, and certain other matters; (2) we receive the consent of the holders of at least a majority of the outstanding principal amount of our senior notes to an amendment of those provisions of the indenture governing such senior notes necessary or appropriate to give effect to the financing transactions on terms and conditions reasonably acceptable to Deutsche Bank and us; (3) the holders of at least a majority of the outstanding principal amount of our senior notes tender their senior notes to us on terms and conditions reasonably acceptable to Deutsche Bank and us; and (4) certain other customary conditions to closing.

      As described more fully elsewhere in this Proxy Statement, we expect to use the proceeds of the financing transactions, together with a portion of our existing cash balance, to fund a tender offer for at least a majority of our outstanding senior notes and related consent solicitation, and to pay for related expenses. We initially offered to all holders of our senior notes the opportunity to sell all or a portion of their outstanding senior notes back to us for $900 per $1,000 principal amount of the senior notes, plus accrued and unpaid interest. Of this amount, $0.25 per $1,000 principal amount of the senior notes was designated a consent payment. In order to encourage our noteholders to tender their senior notes early, we also offered an early tender premium of $20 per $1,000 principal amount of the senior notes, payable to all noteholders that validly tendered their senior notes during an early tender period, which initially ended at 5:00 p.m., New York City time, on

November 13, 2003, but was subsequently extended to 5:00 p.m., New York City time, on November 25, 2003, and did not withdraw their tender, whether or not such senior notes were accepted by us. We initially offered to purchase up to $74 million, or approximately 77.8%, of the aggregate principal amount of our outstanding senior notes. The tender offer and related consent solicitation was initially scheduled to expire at 5:00 p.m., New York City time, on December 4, 2003, but was subsequently extended to 5:00 p.m., New York City time, on December 18, 2003.

      On November 17, 2003, we amended the terms of the tender offer and related consent solicitation to increase the consideration offered for validly tendered and accepted senior notes from $900 per $1,000 principal amount to $980 per $1,000 principal amount, plus accrued and unpaid interest on the senior notes, up to, but not including the settlement date. In connection with this amendment, we continued to offer an early tender premium of $20 per $1,000 principal amount of the senior notes, as described above. We also reduced the maximum principal amount of senior notes we offered to purchase to $59 million, or approximately 62.0%, of the aggregate principal amount of our senior notes outstanding.

      As of the end of the early tender period on November 25, 2003, our noteholders had tendered approximately $76.8 million, or 80.7%, of the aggregate principal amount of our senior notes outstanding. Accordingly, pursuant to the terms of the tender offer and related consent solicitation, we have entered into a supplemental indenture, which, on the settlement date, will among other things, remove substantially all of the restrictive covenants of the indenture governing the senior notes. Upon execution of the supplemental indenture, the withdrawal deadline expired. Pursuant to the terms of the tender offer and related consent solicitation, any tender of senior notes, whether made prior to or following the end of the early tender period, may generally not be withdrawn.

      The amount of senior notes tendered and not withdrawn prior to the end of the early tender period exceeds the $59.0 million maximum principal amount of the senior notes we offered to purchase. As a result, assuming all of the conditions to completing the tender offer and related consent solicitation are satisfied or waived, we expect to accept $59.0 million of validly tendered senior notes, whether tendered prior to or following the end of the early tender period, on a pro rata basis.

      Assuming all of the closing conditions to the tender offer and related consent solicitation are satisfied or waived, we expect that the settlement date for the tender offer and related consent solicitation will occur promptly after expiration of the tender offer and related consent solicitation.

      The terms and conditions of the tender offer and related consent solicitation are subject to change in our sole and absolute discretion. There can be no assurances that we will be able to successfully complete the tender offer and related consent solicitation on the terms and conditions described in this Proxy Statement. Importantly, your vote in favor of ratification of all other matters related to the financing transactions shall include the ratification of the tender offer and related consent solicitation as may be changed in our sole and absolute discretion.

Background of the Transactions

      In early 1999, we issued $150.0 million principal amount of our 13 1/2% Senior Notes due 2009. During the second half of 2001, we and other participants in our industry began to be impacted by a general weakening of the economy, overcapacity in our industry, increased competitive pressure from industry participants, and lower demand from customers for telecommunications products and services.

      In connection with these developments, we determined that we would review all of our debt obligations and consider various alternatives to reduce such obligations, including, among other things, the purchase of our senior notes in the open market and in privately negotiated transactions. During 2002, we purchased an aggregate of approximately $54.9 million of outstanding principal amount of our senior notes for an aggregate purchase price of $20.7 million through a combination of open-market purchases and a cash tender offer. At November 25, 2003, we had outstanding approximately $95.1 million principal amount of our senior notes.

      On May 23, 2003, we retained UBS Securities LLC as our exclusive financial advisor. Following its retention, among other things, UBS provided us with a review of our alternatives with respect to restructuring our outstanding debt obligations. In addition, representatives of UBS began to work with our management to assess the feasibility of restructuring our senior notes.

      On June 9, 2003, at a regular meeting of our board of directors, management and UBS presented to our board of directors a preliminary report on the variables that would impact a restructuring of the senior notes. Our board of directors considered and discussed the report of management and the advice of UBS along with the advice of our outside legal counsel. Based upon the report and advice provided, our board of directors determined that in its judgment a restructuring of the senior notes was feasible and in the best interests of our company and our shareholders. In addition, our board of directors designated a special restructuring committee of our board of directors to work with management and our advisors to develop the terms and provisions of such a restructuring.

      Following the June 9, 2003 board meeting, management, UBS and our legal advisors worked in consultation with the restructuring committee to develop a proposal to restructure the senior notes. From June to August, UBS contacted 25 private capital lenders and investors about potentially providing us with new capital to assist us in restructuring our senior notes. These firms, which included special situation lenders and private and hybrid equity investors, received information on our company and spoke with or met with our management team. Over this period, management, UBS and our legal advisors provided updates and recommendations to the restructuring committee and, in particular, provided presentations at meetings held on July 29, 2003, August 8, 2003 and August 21, 2003.

      Additionally, during this period we pursued alternatives for replacing our $40 million senior credit facility, which expired in June 2003, for purposes of, among other things, providing funding to facilitate a restructuring of some or all of our senior notes. We were not successful in securing a new credit facility on terms and conditions acceptable to us despite our efforts to negotiate with the two former lenders under our expired senior credit facility and with a number of parties capable of providing us with a similar credit facility.

      On August 27, 2003, at a special meeting of our board of directors, our board of directors received a report from our management and UBS concerning their efforts to develop a proposal to restructure the senior notes. In particular, the report reviewed various alternatives designed to raise new capital for the purpose of making a cash tender offer for our senior notes, including the issuance of new debt or equity to one or more investors. In addition, the report reviewed the possibility of structuring an exchange offer where the noteholders would receive convertible notes in exchange for our senior notes.

      Following the August 27, 2003 board meeting, management, the restructuring committee and UBS continued to work to develop a proposal to restructure our senior notes and to seek new debt or equity capital. Deutsche Bank was among the parties that UBS identified as possible financing sources for such new debt or equity capital. UBS began to work with our management and the restructuring committee to determine whether or not these parties or Deutsche Bank would be willing to provide new financing on terms satisfactory to us for purposes of effecting a cash tender offer for our senior notes.

      At a special meeting of our board of directors held on September 18, 2003, our management and UBS provided our board of directors with a report on the status of management’s efforts to develop a proposal to restructure our senior notes. This report included information concerning two written non-binding initial indications of interest, or term sheets, from Deutsche Bank and another prospective lender to provide financing in connection with a cash tender offer for our senior notes. We had not received any other term sheets from the other 23 private capital lenders, special situation lenders and equity investors that UBS had contacted.

      Our management also provided our board of directors with a financial analysis with respect to the following basic alternatives: (1) maintaining the status quo without raising capital or restructuring our senior notes, (2) accepting the Deutsche Bank proposal and using the proceeds, together with a majority of our existing cash balance, to conduct a cash tender offer for the senior notes; and (3) offering a combination of a new convertible note and cash in exchange for the senior notes. Each of these alternatives was evaluated under various operating models and further consideration was given to the qualitative factors relevant to each of the alternatives.

      After receiving the report of our management and the advice of UBS and our outside legal counsel, our board of directors considered and discussed the report and such advice. Our board of directors concluded that, among other things, we could remain hindered from pursuing growth opportunities, including organic growth opportunities and mergers and acquisitions, as a result of the cash interest expense and leverage associated with our senior notes for so long as a substantial amount of our senior notes remain outstanding. In addition, our board of directors concluded that a reduction in our cash interest expense would provide us with the financial flexibility to more effectively manage our operational risks. Our board of directors further concluded that there would be substantial value to us and our shareholders if we secured a relationship with a strong capital partner such as Deutsche Bank. On the basis of the conclusions at this meeting, our board of directors directed our management to negotiate definitive documents relating to the Deutsche Bank proposal and work with UBS to develop the terms of a cash tender offer for our senior notes.

      At a meeting of our board of directors on September 30, 2003, our management and UBS presented to our board of directors an update on the status of the negotiations with Deutsche Bank. In addition, our outside legal counsel provided our board of directors with a summary of the material provisions of the preliminary drafts of the transaction documents provided by Deutsche Bank. In connection with this update, UBS also presented various alternatives, including conducting a cash tender offer for our senior notes or offering our noteholders a convertible note in exchange for our existing senior notes. Our board of directors indicated that the negotiations with Deutsche Bank were progressing in a manner that was consistent with our objectives and directed management to continue to negotiate the transaction documents and work with UBS to develop the terms of a cash tender offer for the senior notes.

      On October 17, 2003, at a special meeting of our board of directors, our management and UBS presented an overview of the financing and capital markets environment for our industry and for us in particular. The presentation provided our board of directors with a review of: (1) the process that was conducted to raise capital for us in conjunction with restructuring our senior notes, (2) the negotiations with Deutsche Bank, (3) the historical trading price and volume performance of our common stock on both an absolute basis and relative to our industry, (4) the market price of our senior notes over this period and (5) an analysis of the sources and uses of cash for the proposed new financing and the cash tender offer for the senior notes. The board engaged in a detailed discussion with our legal advisors regarding the financing transactions and all material agreements related thereto.

      Following these presentations, our board of directors considered and voted to approve the financing transactions, including, without limitation, the issuance to Deutsche Bank of a senior secured note in the principal amount of $40 million and warrants to purchase up to 26,666,667 shares of our common stock at an exercise price of $1.50 per share, as well as the issuance of the common stock to be issued upon the exercise of the warrants. In addition, our board of directors authorized us to make a cash tender offer for our senior notes.

      On November 17, 2003, at a special meeting of our board of directors, our management and UBS presented an overview of the progress of the tender offer. Our board of directors engaged in a discussion with UBS, our management and our legal advisors regarding various alternatives related to the proposed tender offer, including the impact of various amendments to the tender offer on our financial position and results of operations and the expected effects of failing to complete the tender offer. On the basis of these presentations and discussions, our board of directors directed the restructuring committee and our management to amend the terms of the tender offer as described more fully elsewhere in this document.

Terms of the Financing Transactions

      The following is a summary of the material terms of the financing transactions and the agreements relating to the financing transactions. The following summary is qualified in its entirety by reference to the applicable agreements, which we have filed with the Securities and Exchange Commission, or the Commission, as exhibits to our Current Report on Form 8-K filed on October 21, 2003. We encourage you to read the agreements relating to the financing transactions in their entirety.

General

      On October 17, 2003 we entered into a note and warrant purchase agreement with Deutsche Bank, which provides, among other things, that, subject to certain conditions, we will receive cash in the amount of $40 million, less certain expenses, in exchange for the issuance of a floating rate, pay-in-kind senior secured note in the principal amount of $40 million, together with warrants to purchase up to 26,666,667 shares of our common stock at an exercise price of $1.50 per share. The senior secured note will accrue interest at a floating rate of interest equal to three-month LIBOR plus .50% per annum and will mature on the third anniversary of the closing of the financing transactions, unless extended for up to an additional 18 months as described below. We intend to use the proceeds from the financing transactions, together with a portion of our existing cash balance, to fund a tender offer for at least a majority of our outstanding senior notes and related consent solicitation.

The Note and Warrant Purchase Agreement

      Pursuant to the terms and conditions of the purchase agreement, in exchange for $40 million less certain expenses, we agreed to sell to Deutsche Bank a senior secured note in the principal amount of $40 million and warrants to purchase up to 26,666,667 shares of our common stock at an exercise price of $1.50 per share. The senior secured note and warrants are described more fully below.

      We have agreed to operate our business in the ordinary course and consistent with our past practice prior to the closing of the transactions contemplated by the financing transactions, and to provide Deutsche Bank prompt notice of any events or facts that would reasonably be expected to result in a breach of a representation, warranty or covenant. In addition, we have agreed to promptly prepare and file a proxy statement to solicit shareholder approval of the issuance of the warrants and the underlying common stock and to promptly commence a tender offer for our senior notes.

      For a period of six months from the closing of the financing transactions, Deutsche Bank has agreed not to engage in any hedging transactions with respect to our common stock and not to transfer the warrants, in whole or in part, to any affiliate or permitted transferee unless such affiliate or permitted transferee has agreed not to engage in any hedging transactions with respect to our common stock for such six-month period. Deutsche Bank has further agreed not to transfer any interest in the senior secured note to any third party other than an affiliate or certain identified permitted transferees without our prior written consent, which consent may not be unreasonably withheld. However, we may withhold our consent in our sole discretion with respect to any transfer of any interest of the note in a principal amount of less than $10 million.

      We have agreed to nominate for election to the board of directors one person designated by Deutsche Bank who is reasonably acceptable to us, so long as Deutsche Bank, its affiliate transferees and/or certain identified permitted transferees hold at least 25% of the warrants (or common stock issuable upon exercise of the warrants) initially purchased by Deutsche Bank.

      We have generally agreed that neither our board of directors, officers or employees, nor our agents or other representatives will: (1) solicit, initiate, encourage or facilitate any action that may constitute or lead to any competing transaction, which means (a) any merger, consolidation, business combination, recapitalization or other similar transaction, (b) any sale, lease, transfer or other disposition of all or substantially all of our assets, (c) any sale, exchange, transfer or other disposition of 15% or more of any class of our equity securities, (d) any tender offer or exchange offer which would result in any person owning 15% or more of our common stock, (e) any financing provided to us in exchange for our debt or equity securities or (f) any other transaction that may impede, prevent or delay the financing transactions; (2) enter into or maintain discussions with another person or entity concerning a competing transaction; (3) agree to, approve or endorse a competing transaction or enter into any contract or commitment relating to a competing transaction; or (4) authorize or permit our officers, directors, agents or representatives to take any such action.

      Notwithstanding the foregoing, we may, among other things, engage in any of the actions identified above with respect to a person or entity that has made an unsolicited, written, bona fide proposal or offer regarding a competing transaction that our board of directors determines in its good faith judgment (after consultation with its financial advisor) would constitute, or is reasonably likely to lead to the delivery of, a superior proposal, and determines in its good faith judgment (after consultation with its legal counsel) that the taking of such action is required in order to allow our board of directors to comply with its fiduciary obligations. We have further agreed to provide Deutsche Bank with written notice at least one business day prior to taking such action.

      We have generally agreed that neither our board of directors nor any committee thereof will withdraw or modify in a manner adverse to Deutsche Bank a recommendation to the shareholders to approve the financing transactions or approve or recommend entering into any agreement or obligation regarding a competing transaction. Notwithstanding the foregoing, our board of directors may withdraw or modify the recommendation if it determines in its good faith judgment prior to the special meeting of shareholders and after consultation with its independent legal counsel, that it is required to make a change in the recommendation to comply with its fiduciary obligations.

      The purchase agreement provides for customary representations and warranties by us and Deutsche Bank at signing and closing. Other than certain limited representations related to fundamental matters, which survive indefinitely, and representations related to tax matters, which survive for the applicable statute of limitations, our representations and warranties survive until the first anniversary of closing. These representations and warranties are subject to specified exceptions and qualifications.

      The obligations of Deutsche Bank to close the purchase agreement and purchase the senior secured note and warrants are subject to the following conditions, unless otherwise waived by Deutsche Bank:

•	our representations and warranties under the purchase agreement being true and correct in all respects and our compliance in all material respects with all covenants and agreements contained in the purchase agreement;

•	the absence of any event which could have a material adverse effect with respect to us, which is any circumstance, change in or effect on us that is likely to be materially adverse to our business, operations, assets or liabilities, not including any circumstance, change or effect that arises out of a change in markets, economic conditions or that has been previously disclosed in our Commission filings;

•	the delivery and execution by us of the guaranty and security agreement and the registration rights agreement (each as described below);

•	the approval of the issuance of the warrants and the common stock issuable upon exercise of the warrants by our shareholders and any other aspects of the transactions contemplated by the purchase agreement, which our board of directors may reasonably determine to be desirable or appropriate;

•	our obtaining the consent of the holders of at least a majority of the principal amount of our senior notes to an amendment or waiver of the provisions of the indenture governing the senior notes necessary or appropriate to effect the financing transactions, and the tender by the holders of the senior notes and the purchase by us of at least a majority of the outstanding principal amount of the senior notes for cash on terms reasonably acceptable to Deutsche Bank and us;

•	the receipt by us of approval from The Nasdaq Stock Market for the listing of the shares of common stock issuable upon exercise of the warrants;

•	the appointment to our board of directors of a person designated by Deutsche Bank and reasonably acceptable to us;

•	the receipt by Deutsche Bank of a legal opinion from our counsel, Jenner & Block, LLC;

•	the receipt of necessary governmental authorizations, consents or approvals, if any;

•	no action having been commenced by a governmental authority or third party, and the absence of any governmental order that may restrain, prevent or alter the execution, delivery or performance of the purchase agreement or financing transactions; and

•	no violation of applicable law as a result of or after giving effect to the financing transactions.

      Our obligations to close the purchase agreement, and sell the senior secured note and warrants to Deutsche Bank, are subject to the following conditions, unless otherwise waived by us:

•	Deutsche Bank’s representations and warranties under the purchase agreement being true and correct in all material respects and Deutsche Bank’s compliance in all material respects with all covenants and agreements contained in the purchase agreement;

•	the delivery and execution by Deutsche Bank of the guaranty and security agreement and the registration rights agreement;

•	the approval of the issuance of the warrants and the common stock issuable upon exercise of the warrants by our shareholders and any other aspects of the transactions contemplated by the purchase agreement, which our board of directors may reasonably determine to be desirable or appropriate;

•	our obtaining the consent of the holders of at least a majority of the principal amount of our senior notes to an amendment or waiver of the provisions of the indenture governing the senior notes necessary or appropriate to effect the financing transactions contemplated by the purchase agreement, and the tender by the holders of the senior notes and the purchase by us of at least a majority of the outstanding principal amount of the senior notes for cash on terms reasonably acceptable to Deutsche Bank and us;

•	the receipt of necessary governmental authorizations, consents or approvals, if any; and

•	no action having been commenced by a governmental authority or third party, and the absence of any governmental order that may restrain, prevent or alter, the execution, delivery or performance of the purchase agreement or financing transactions.

      We have agreed to indemnify Deutsche Bank, its affiliates, officers, directors, employees, agents, successors and assigns from liability or loss arising out of or resulting from our breach of any representation or warranty, agreement or covenant in connection with the purchase agreement. We are not liable for any loss, unless the aggregate amount of losses exceeds $400,000, and then only to the extent of the losses in excess of $400,000 up to a maximum liability in most cases of $40 million. However, for breaches of certain fundamental representations, there is no deductible or liability limit under the purchase agreement.

      Deutsche Bank may terminate the purchase agreement at any time prior to the closing if:

•	an event or condition has occurred that results in a material adverse effect with respect to us;

•	any representation or warranty made by us in the purchase agreement is not true and correct when made, subject to a 30-day cure period if such breach is capable of being cured;

•	we fail to comply in all material respects with the covenants or agreements contained in the purchase agreement, subject to a 30-day cure period if such breach is capable of being cured;

•	bankruptcy or insolvency proceedings are initiated against us or we make a general assignment for the benefit of creditors; or

•	we enter into a binding agreement for a superior proposal or there has been a change in the recommendation of our board of directors.

      We may terminate the purchase agreement at any time prior to the closing if:

•	(1) we have not breached our obligations with respect to the solicitation of other transactions and the recommendation of our board of directors with respect to the financing transactions, (2) we have not received shareholder approval for the issuance of the warrants or the shares of common stock issuable upon exercise of the warrants, (3) our board of directors authorizes us to enter into a binding agreement regarding a superior proposal and we notify Deutsche Bank in writing of our intent to do so and (4) Deutsche Bank does not, within three business days, make an offer that our board of directors determines, after consultation with our financial advisors, to be at least as favorable to our shareholders as the superior proposal; or

•	our board of directors changes its recommendation with respect to the financing transactions.

      Either we or Deutsche Bank may terminate the purchase agreement if:

•	the closing does not occur by January 31, 2004, and the delay is not due to the failure of the terminating party to fulfill any of its obligations under the purchase agreement;

•	a governmental authority issues a final and non-appealable order, decree or ruling that restrains, enjoins or prohibits the financing transactions; or

•	by mutual consent.

      In the event either we or Deutsche Bank terminate the purchase agreement on valid grounds related to a superior proposal and the superior proposal relates to a merger, consolidation or similar transaction, the acquisition of a majority of our outstanding common stock (other than as a result of our issuance of common stock) or the sale, lease or transfer of all or substantially all of our assets, we must grant to Deutsche Bank warrants to purchase 1,000,000 shares of our common stock on terms substantially identical to those provided in the warrants to be issued in connection with the financing transactions, except that the exercise price will be $4.47 per share, which was the closing price of our common stock on the day prior to the execution of the purchase agreement.

      In the event either we or Deutsche Bank terminate the purchase agreement on valid grounds related to a superior proposal, and the superior proposal relates to the issuance by us of our debt or equity securities, then we must pay Deutsche Bank $750,000 in immediately available funds.

      In the event the purchase agreement is terminated by either us or Deutsche Bank as a result of a change in the recommendation of our board of directors in the absence of a superior proposal, we must grant warrants to Deutsche Bank to purchase 1,000,000 shares of our common stock on terms substantially identical to those provided in the warrants to be issued in connection with the financing transactions, except that the exercise price will be $4.47 per share.

      In the event our shareholders fail to approve the issuance of the warrants and the common stock issuable upon exercise of such warrants, and ratify all other matters related thereto, the financing transactions will not be consummated. However, the failure to obtain shareholder approval would not, in the absence of an event involving a superior proposal, obligate us to make any additional termination payments to Deutsche Bank. Regardless of whether or not the financing transactions are consummated, we are obligated to reimburse Deutsche Bank for all reasonable, documented out-of-pocket costs and expenses up to an aggregate of $250,000, including documented fees and counsel expenses incurred in connection with the financing transactions.

The Warrants

      The warrants issuable pursuant to the purchase agreement entitle Deutsche Bank to purchase up to 26,666,667 shares of our common stock at an exercise price of $1.50 per share. By their terms, the warrants are exercisable in whole or in part, and from time to time, for the three-year period following the closing of the financing transactions. We have agreed that Deutsche Bank will have a one-time option to extend the exercise period to any date up to four years and six months following closing of the financing transactions. If Deutsche Bank elects to extend the expiration date of the exercise period for the warrants held by Deutsche Bank or its affiliates, the maturity date for that portion of the senior secured note held by Deutsche Bank or its affiliates will be extended to the same date. The expiration date for the exercise period will be automatically extended if on the expiration date there is no effective registration statement or a blackout period is in effect pursuant to the registration rights agreement or we have not received the requisite governmental approvals to permit the warrant exercise. The expiration date will be extended until such registration statement is declared effective, there is no blackout period or all requisite approvals are obtained.

      We have agreed that the warrants will be exercisable, in whole or in part, at the election of the warrantholder (whether Deutsche Bank or a permitted transferee of all or part of the warrants), by:

•	the surrender of the warrants, with the necessary notice of exercise, to us and the payment of the exercise price for the shares being purchased;

•	if in connection with a registered public offering of our securities, the surrender of the warrants, with the necessary notice of exercise, together with notice of arrangements reasonably satisfactory to us for payment to us from the proceeds of the sale of shares in the public offering; or

•	the tender of all or a portion of the senior secured note in a principal amount equal to the then applicable exercise price multiplied by the shares being purchased.

      The terms of the warrant provide that the warrantholder may also elect to effect a cashless exercise of the warrants if the average of the closing price of our common stock over the 20 trading days immediately prior to the date of the proposed exercise is equal to or greater than $5.00 per share at the time of exercise. If the warrantholder elects to exercise the warrants where the average closing price of our common stock over such period is less than $5.00 per share, we may require the warrantholder to effect a cashless exercise. A cashless exercise would entitle the warrantholder, without the payment of any additional consideration, to the number of our common shares produced by the following formula:

•	the excess of the fair market value of one of our common shares at the time of the election to make a cashless exercise over the exercise price of the warrants, multiplied by

•	the number of shares for which the warrant is to be exercised, and divided by

•	the fair market value of one of our common shares at the time of the election to make a cashless exercise.

      The terms of the warrant provide that regardless of the manner of exercise, the shares issued upon the exercise of the warrants must be duly and validly issued, fully paid and nonassessable upon issuance. In addition, during the term of the warrants, we must at all times have sufficient shares authorized and unissued to cover all shares issuable under the warrants. As of October 22, 2003 we had 100,000,000 shares of our common stock authorized, of which 36,514,802 shares were issued and outstanding and 1,332,757 shares were reserved for grant under our equity incentive plans. Accordingly, as of such date, we had a sufficient number of authorized and unissued shares of common stock to cover the 26,666,667 shares of common stock issuable under the warrants.

      We have agreed that there will be a number of circumstances under which the exercise price of the warrants may be adjusted prior to the exercise of the warrants:

•	Share Adjustment. If we effect a stock split or a reverse stock split, or issue additional shares of common stock as a dividend or distribution, the exercise price and the number of shares issuable upon exercise of the warrants will both be adjusted accordingly in order that each warrantholder may retain its proportionate ownership. Any adjustment will become effective at the close of business on the date the subdivision, combination or reclassification becomes effective or the record date of such dividend or distribution.

•	Corporate Transaction. If we effect any corporate reclassification, capital reorganization, consolidation, spin-off, merger, transfer of all or a substantial portion of our properties or assets, or any dissolution, liquidation or winding up, we must provide that each warrantholder will have the right to receive upon exercise of the warrants the same number of our common shares and amount of cash or other consideration that the warrantholder would have been entitled to receive had the warrants been exercised immediately prior to the transaction.

•	Discounted Share Issuance. If we issue or sell or are deemed to issue or sell additional shares of common stock other than excluded stock, which means stock issued to our directors, officers or employees in connection with their services under our benefit plans or stock issued pursuant to a merger, consolidation or acquisition approved by our board of directors, at a price below the exercise price, the exercise price of the warrants will be decreased to an amount determined by dividing the previously applicable exercise price by a fraction:

•	the numerator of which shall be the sum of (1) the number of our common shares outstanding immediately prior to such issuance or sale, plus (2) the number of additional common shares issued or sold or deemed to be issued or sold, and

•	the denominator of which shall be the sum of (1) the number of our common shares outstanding immediately prior to such issuance or sale, plus (2) the number of our common shares that the aggregate consideration received by us for the additional common shares so issued or sold would purchase at the previously applicable exercise price.

However, if the exercise price is equal to or less than $.001 per share, instead of adjusting the exercise price, the number of shares of common stock available to be purchased upon exercise of the warrants will be increased by multiplying the previous applicable number of shares by a fraction:

•	the numerator of which will be the sum of (1) the number of our common shares outstanding immediately prior to such issuance or sale, plus (2) the number of additional common shares issued or sold or deemed to be issued or sold, and

•	the denominator of which shall be the sum of (1) the number of our common shares outstanding immediately prior to such issuance or sale, plus (2) the number of our common shares that the aggregate consideration received by us for the additional common shares so issued or sold would purchase at the previously applicable exercise price.

•	Options. If any options or convertible securities provide for any decrease or increase in (1) the consideration payable to us or for which such options are exercisable, convertible or exchangeable or (2) the number of shares of common stock issuable upon the exercise or conversion thereof, then the exercise price for the warrants will be adjusted accordingly to reflect such decrease or increase insofar as it affects any such options or convertible securities, as if such options or convertible securities included such terms as adjusted upon their original issuance, sale, grant, assumption or record date, as the case may be.

•	No adjustments relating to options or convertible securities will increase the exercise price for the warrants by more than all previous reductions in the exercise price for the warrants relating to the same options or convertible securities.

•	Upon the expiration or the repurchase and cancellation of any options or convertible securities which have not been exercised, any adjustment to the warrant exercise price made as a result of the issuance of such options or convertible securities will be readjusted and recomputed under certain situations, provided, however that no adjustments will increase the exercise price by more than all previous reductions in the exercise price.

•	Dividends. If we declare or pay a dividend of any type other than a dividend payable in shares of our common stock (with the exception of quarterly cash dividends on our common stock in an amount up to 5% per year of our common stock on the date declared) the exercise price of the warrants will be reduced to compensate each warrantholder for the reduction in value of our common shares as a result of the dividend.

•	Other Adjustments. Any other events not specifically enumerated where the specified antidilution provision would not fairly protect the purchase rights of the warrantholder will require our board of directors to make an appropriate adjustment to adequately protect the purchase rights of the warrantholder.

      In addition, we have agreed to notify Deutsche Bank 15 days prior to any issuance or sale of our convertible or exchangeable debt or equity securities having more favorable antidilution provisions than are provided under the warrants and to allow Deutsche Bank to participate proportionately in such issuance or sale. Deutsche Bank must notify us within five business days of their intent to participate in such issuance or sale. Deutsche Bank’s share will be determined by dividing the number of shares issuable upon exercise of the warrants by the total number of our outstanding common shares before giving effect to such transaction.

      Under the terms of the warrant, if the warrantholder in good faith disagrees with our board of directors as to the determination of the fair market value in respect of securities not traded on a national securities exchange or an automated quotation system, or property valued by our board of directors at more than $2,500,000, then the warrantholder may elect to contest the determination of such fair market value. If such an election is made, we must engage an appraiser, who must issue a valuation report to both us and the warrantholder. The appraiser’s determination of fair market value is final and binding.

      Under the terms of the warrant, if applicable, we and any holders of the warrants will file all necessary forms and documents with the proper authorities pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, and all other agency requirements or regulations. We will coordinate our efforts with any such holders in promptly responding to all government inquiries.

      Under the terms of the warrant, prior to the exercise of the warrants, the warrantholder is not entitled to any rights of a shareholder, including the right to vote or receive dividends. In addition, the warrantholder has no obligation to exercise all or any portion of the warrants to purchase any of our common shares.

      The terms of the warrant provide that the warrants and the shares issued upon exercise of the warrants will contain a restrictive legend, limiting their transferability under the securities laws. We have agreed, at our expense, to cause new warrant certificates or share certificates to be issued whenever the restrictive legend is no longer required in the opinion of the warrantholder’s counsel. Under the terms of the warrant, the warrants are transferable in whole or in part by the warrantholders without our consent to any person or group such that the common stock underlying the warrants to be transferred to such persons or groups is less than 10% of our outstanding common stock on a fully diluted basis at the time of transfer. Warrantholders may not, without our prior written consent, transfer the warrants to any of our competitors or in an amount equal to 10% or more of our outstanding common stock on a fully diluted basis at the time of transfer, unless such transfer is to an affiliate of Deutsche Bank or certain identified permitted transferees; provided that, with respect to 10% transfers, our consent may not be unreasonably withheld.

The Registration Rights Agreement

      The registration rights agreement sets forth the rights of holders of warrants and the common stock issuable upon exercise of the warrants, which we refer to as “registrable securities,” to have such registrable securities registered with the Commission under the Securities Act of 1933, as amended. The registration rights agreement also sets forth our obligations to cooperate with the holders of registrable securities to register these shares.

      We have agreed that, within 90 days after the closing date of the financing transactions, we must file a shelf registration statement on Form S-3 covering the resale of the registrable securities pursuant to Rule 415 under the Securities Act. In addition, we must use our reasonable best efforts to have the shelf registration statement declared effective and remain continuously effective during the exercise period of the warrants to permit the disposition of the registrable securities.

      We have also agreed to grant “demand” registrations pursuant to the registration rights agreement. In particular, after receipt of a written request from holders of registrable securities that we effect a registration under the Securities Act, we are required to notify all holders of registrable securities of the receipt of the request and each holder of registrable securities may elect to have all or part of its shares included in such demand registration. In addition, we must, no later than 30 days (excluding days under a blackout period) after receiving the request for a demand registration, file and thereafter use our reasonable best efforts to cause a registration statement to be declared effective relating to all registrable securities that we have been requested to include in such registration.

      Under the registration rights agreement, there are limitations on the rights of holders of registrable securities to initiate such a “demand” registration, including:

•	The aggregate value of the registrable securities requested to be registered must be for (i) at least $10 million at the time such demand is made or (ii) at least 20% of the shares initially issuable upon exercise of the warrants.

•	Holders of registrable securities are entitled to a total of two such registrations in addition to the shelf registration referred to above; provided, however, that if the participating holders are not able to register and sell at least two-thirds of the registrable securities sought to be included in the demand registration, then such demand registration will not be counted as one of the two demand registrations available. We may not be required to file more than two such registrations in any twelve-month period, any demand registration within 180 days of the effectiveness of any other registration statement, or any demand registration within 90 days following the effectiveness of any other registration statement filed pursuant to an existing registration rights agreement that we previously entered into for the benefit of some of our other security holders or with respect to the sale by us of our common stock.

•	We will only be required to include in any registration, including any “piggy-back” registration, registrable securities up to the maximum amount advised by the managing underwriter that can be offered without having certain material adverse effects on the distribution or marketability of the shares. If the number of registrable securities sought to be registered, including any sought to be registered under our existing registration rights agreement, exceeds this maximum amount, we will include the shares of all holders of registration rights under any other registration rights agreements and holders of registrable securities on a pro rata basis.

      Under the registration rights agreement, if we propose to file certain registration statements (other than a Form S-4 or S-8, or any successor forms) we must notify all holders of registrable securities prior to any such filing. Each holder of registrable securities must notify us within 10 days of receiving the notice, stating the number of registrable securities the holder seeks to register, and we must include such shares in the registration, subject to the volume limitations discussed below.

      Under the registration rights agreement, there are limitations on the rights of holders of registrable securities to initiate such a “piggy-back” registration, including:

•	We will only be required to include in such registration registrable securities up to the maximum amount advised by the managing underwriter that can be offered without having certain material adverse effects on the distribution or marketability of the shares.

•	If the registrable securities sought to be registered under a piggy-back registration exceed the maximum amount advised by the managing underwriter:

•	if we initiate such a registration, we will include our own securities first, then the securities of holders under other registration rights agreements and the holders of registrable securities up to the maximum amount (subject to the requirement that a minimum of 25% of the registrable securities to be registered be made available for holders of registrable securities); or

•	if holders of registrable securities initiate such a registration, we will include the registrable securities of the initiating holders of registrable securities first, then the shares of any other participating warrantholders under any other registration rights agreements, then our own securities (subject to the requirement that a minimum of 25% of the securities be made available for warrantholders under the purchase agreement participating in the piggy-back registration request).

      Under the registration rights agreement, the registration rights will terminate upon the later to occur of the second anniversary of the expiration of the warrants, as described more fully above, and three months after the date Deutsche Bank ceases to be one of our affiliates pursuant to Rule 144 of the Securities Act.

      Under the registration rights agreement, we have the right to delay the filing or effectiveness of either a “demand” registration or a “piggy-back” registration or suspend sales under a shelf registration statement filed pursuant to the registration rights agreement, in the event that:

•	we, in accordance with the advice of our counsel, would be required to disclose in the prospectus information not otherwise then required by law to be publicly disclosed, and

•	in the reasonable judgment of our board of directors, there is a reasonable likelihood that this disclosure, or any other action taken in connection with the prospectus, would materially and adversely affect or interfere with (i) any financing, acquisition, merger, disposition of assets, corporate reorganization or other similar transaction involving us or (ii) our best interests or the best interests of our shareholders and such disclosure relates to material legal and regulatory developments; provided, however, that we are required to delay the filing or effectiveness of any registration statement required pursuant to the rights of holders of any other registrable securities during any such “blackout period” that we establish.

      We have agreed to bear all expenses incurred in connection with each registration, including, among others, accounting fees, fees of the NASD, expenses of complying with blue sky laws, fees and disbursements of our counsel and of one counsel for the participating warrantholders.

      Under the registration rights agreement, we will agree to indemnify each holder of registrable securities and certain other parties participating in a registration against any losses and claims to the extent such losses and claims are based on any untrue or alleged untrue statement of material fact contained in the registration statement or the omission of material facts from the registration statement. Also, we must also reimburse these indemnified parties for their legal and other expenses related to investigating or defending such loss or claim.

      In addition, each holder of registrable securities participating in a registration must, separately and not jointly, indemnify us, along with our directors and officers, agents, underwriters and certain other persons against losses and claims to the extent such losses and claims are based on any untrue or alleged untrue statement of material fact contained in the registration statement or the omission of material facts from the registration statement, but only to the extent that the statement or omission was made in reliance upon written information furnished by the holder of the registrable securities expressly for use in connection with the registration. Each holder of registrable securities will reimburse any legal or other expenses reasonably incurred by us, or our directors, officers, agents or underwriters incurred in connection with investigating or defending any such loss or claim.

      Under the registration rights agreement, if the required indemnification is unavailable, the indemnifying party must contribute to the amount owed by the indemnified party in the proportion appropriate to reflect the relative fault of the indemnifying party and indemnified parties. No person guilty of fraudulent misrepresentation will be entitled to contribution from any person who is not guilty of fraudulent misrepresentation.

      Under the registration rights agreement, if the holders of registrable securities participating in a registration have requested an underwritten offering, we will select the underwriter subject to the approval of the holders of a majority of the shares being registered, which approval may not be unreasonably withheld or delayed. Any warrantholder that disapproves of the terms of the underwriting may withdraw its shares from the registration by written notice to us.

The Note

      Pursuant to the purchase agreement, we have agreed to issue to Deutsche Bank a senior secured note in an initial principal amount of $40 million. The senior secured note will accrue interest at a floating rate of interest equal to three-month LIBOR plus .50% per annum. The interest rate will be adjusted for each three-month interest period during the term of the note and will be established as of the date two business days prior to the first day of each quarterly interest period. Interest will be calculated on the basis of actual number of days elapsed in a year of 360 days. However, we will have the option to pay interest in cash or to cause such interest to be capitalized and added to the principal amount of the senior secured note.

      Under the senior secured note, the outstanding principal balance, together with any accrued and unpaid interest, will be due and payable in full on the third anniversary of the closing of the financing transactions. However, the maturity date may be extended at Deutsche Bank’s option for a period equal to any extension of the exercise period for the warrants.

      In the event that we fail to make principal or interest payments when due, the senior secured note provides that we will be charged a default interest rate equal to 2% per annum above the interest rate on the note, payable on the demand of Deutsche Bank and computed from the due date of the payments until such principal and interest is paid in full. The senior secured note may be prepaid at any time without premium or penalty. If we prepay the note, the warrants will remain outstanding for their full term or until exercised by Deutsche Bank.

      Under the senior secured note, in the event we default on our obligations under the senior secured note, Deutsche Bank may elect to accelerate our obligations under the senior secured note and require that we immediately pay all unpaid principal and accrued interest under the senior secured note, together with all reasonable out-of-pocket costs of collection. Any such amounts which we do not pay within 10 days of Deutsche Bank’s written demand will bear interest at the default interest rate described above. The senior secured note will be secured pursuant to the terms of the guaranty and security agreement described below.

      Deutsche Bank has agreed not to transfer any interest in the senior secured note to any third party other than an affiliate or certain identified permitted transferees without our prior written consent, which consent may not be unreasonably withheld. However, we may withhold our consent in our sole discretion with respect to any transfer of the senior secured note in a principal amount of less than $10 million.

The Guaranty and Security Agreement

      In order to provide Deutsche Bank with a security interest in certain collateral with respect to our obligations under the senior secured note, we and each of our material subsidiaries (a subsidiary constituting 5% or more of our aggregate consolidated assets is considered material) have agreed to enter into a guaranty and security agreement. In the event of the formation or acquisition of any material subsidiary, such subsidiary would be required to join the agreement as a guarantor. Upon becoming a party to the guaranty and security agreement, each guarantor will jointly and severally guarantee the payment when due of our obligations in respect of the senior secured note payable, and grant a security interest in its assets with respect to such obligations.

      The security interest granted under the guaranty and security agreement will encompass substantially all of our assets, including, but not limited to, the following types of collateral:

•	all equipment and software related thereto;

•	all inventory;

•	all accounts, chattel paper, instruments, deposit accounts, letter-of-credit rights, general intangibles and all other obligations of any kind;

•	certain pledged equity and the certificates, if any, representing such pledged equity, together with additional shares of stock and other equity interests acquired by us from time to time, and all dividends and other distributions received in respect of such equity;

•	certain pledged debt and the instruments evidencing such debt, together with additional indebtedness owed to us from time to time;

•	all other investment property, including, without limitation, securities, security entitlements, securities accounts, commodity contracts and commodity accounts;

•	certain intellectual property agreements, together with certain rights thereunder;

•	various items of accounts, including all deposit accounts, promissory notes, certificates of deposit, deposit accounts, checks and other instruments, together with all interest, dividends, distributions, cash, instruments and other property received, receivable or otherwise distributable in respect of the foregoing;

•	certain intellectual property, including all patents, patent applications, trademarks, service marks, domain names, trade dress, trade names, copyrights, whether registered or unregistered, computer software programs and databases, confidential and proprietary information, including know-how, trade secrets, inventions, research and development information, all registrations and applications for any of the foregoing, all tangible embodiments of the foregoing, all agreements, permits, consents, orders and franchises relating to the license, development use or disclosure of any of the foregoing, and any and all claims for damages and injunctive relief for infringement, dilution, misappropriation or other misuse with respect to any of the foregoing;

•	all books and records, including, without limitation, customer lists, credit files and other records pertaining to any collateral; and

•	all proceeds of, collateral for, income, royalties and other payments for any and all of the collateral.

      Pursuant to the guaranty and security agreement, we may grant a lien senior to that of Deutsche Bank in our accounts receivable to serve as security for a revolving credit facility of up to the greater of $10 million or 70% of our accounts receivable (up to $25 million). The collateral does not include any rights under any contract or other agreement to the extent the grant of a security interest would invalidate the underlying rights of the grantor in such contract or agreement, is prohibited by such contract or agreement, would give any other party to such contract or agreement the right to terminate its obligations thereunder, or is not permitted without consent, unless all such required consents have been obtained.

      We will make customary representations and warranties under the guaranty and security agreement. We will also make customary affirmative covenants in connection with the guaranty and security agreement, some of which are limited to circumstances that would have a material adverse effect on us. These affirmative covenants include:

•	we must comply in all material respects with all applicable laws, rules and regulations;

•	we must pay and discharge all federal and other material taxes and other material claims that, if unpaid, may become a lien upon our property;

•	we must maintain and preserve our existence, legal structure or rights;

•	we must maintain and preserve all properties in good and working order and condition, ordinary wear and tear excepted;

•	we must conduct all transactions with affiliates permitted under the transaction documents governing the financing transactions on terms that are fair and reasonable and no less favorable to us than we would obtain in a comparable arm’s-length transaction with a non-affiliate, subject to certain exceptions;

•	we must, upon the formation or acquisition of a material subsidiary, cause such subsidiary to formally guarantee and pledge certain of its assets as collateral to secure our obligations under the senior secured note;

•	we must comply with the terms of our leaseholds; and

•	within two days after the occurrence of any default, event of default or any event reasonably likely to have a material adverse effect with respect to us, we must deliver to the collateral agent a statement of our chief financial officer setting forth the details of such event and the action that we have taken and propose to take with respect thereto.

      In addition, we will make various, customary negative covenants including, but not limited to, the following:

•	we may not create or incur any liens with respect to any of our properties, other than certain permitted liens (including in respect of the above-described revolving credit facility);

•	we may not create or incur any debt, except certain types of permitted debt, including, but not limited to:

•	debt under the loan documents related to the financing transactions;

•	certain debt existing on the closing date;

•	debt owed to another party granting a security interest under the guaranty and security agreement, provided that debts to another grantor in excess of $250,000 are considered to be pledged to Deutsche Bank and must be evidenced by promissory notes which are pledged as security for the grantor’s obligations; and

•	additional debt, provided that the ratio of our total consolidated debt (including the above described revolving credit facility) to stockholder equity on a post-transaction basis is greater than or equal to 2.5:1;

•	we may not sell, lease, transfer or otherwise dispose of any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except with certain limited exceptions;

•	we may not declare or pay any dividends, purchase, redeem or retire any of our equity securities, return any capital to our stockholders or make any distribution of assets, equity securities, obligations or securities to our stockholders, except that we may declare and pay dividends and distributions payable only in our common stock;

•	we may not redeem, purchase or otherwise satisfy prior to the scheduled maturity thereof, or make any payment in violation of any subordination terms of, any debt, except the prepayment of the senior secured note issued to Deutsche Bank in connection with the financing transactions, and the redemption of our outstanding senior notes;

•	we may not amend our, or permit any of our subsidiaries to amend its, certificate of incorporation or bylaws or other constitutive documents; and

•	we may not make, or permit any of our subsidiaries to make, any changes in accounting policies or practices, except as required by generally accepted accounting principles.

      Upon the payment in full of our obligations under the senior secured note, the pledge and security interest granted under the guaranty and security agreement will terminate.

Terms of the Tender Offer and Consent Solicitation

      The following is a summary of the material terms of the tender offer and related consent solicitation. The following summary is qualified in its entirety by reference to the Offer to Purchase and Consent Solicitation Statement, dated October 30, 2003, which we have filed with the Commission as an exhibit to our Current Report on Form 8-K filed on October 30, 2003, and the Supplement to Offer to Purchase and Consent Solicitation Statement, dated November 17, 2003, which we have filed with the Commission as an exhibit to our Current Report on Form 8-K filed on November 18, 2003. In addition, we have issued press releases, dated November 13, 2003, November 14, 2003, November 17, 2003 and November 25, 2003, which we have filed with the Commission as exhibits to our Current Reports on Form 8-K filed on November 14, 2003, November 17, 2003, November 18, 2003 and November 26, 2003, respectively. We encourage you to read these documents and other documents related to the tender offer and related consent solicitation that have been, or may be, filed with the Commission.

      We expect to use the proceeds of the financing transactions, together with a portion of our existing cash balance, to fund a tender offer for at least a majority of our outstanding senior notes and related consent solicitation. Under the initial terms of the tender offer and consent solicitation, we offered to purchase for cash from the holders of our senior notes up to $74 million principal amount, or approximately 77.8%, of our outstanding senior notes for tender offer consideration equal to $900 per $1,000 principal amount of senior notes plus accrued and unpaid interest up to, but not including, the settlement date. As an incentive to noteholders to tender their senior notes and provide their consent in a timely manner, we offered an “early tender premium” of $20 per $1,000 principal amount of the senior notes to be paid to noteholders that tendered their senior notes and consented to the amendment of the indenture prior to the end of the early tender period, which was initially 5:00 p.m., New York City time, November 13, 2003, and did not withdraw such tender or consent, whether or not such senior notes were accepted by us. The tender offer and consent solicitation was initially scheduled to expire at 5:00 p.m., New York City time, on December 4, 2003.

      Concurrently with the tender offer, we also solicited the consent of our noteholders to the amendment of certain of the restrictive covenants and other provisions of the indenture governing our senior notes. The amendments would eliminate substantially all of the restrictive covenants and certain events of default and related provisions contained in the indenture. Of the $900 purchase price initially offered to noteholders for each $1,000 principal amount of our senior notes tendered, we have designated $0.25 as a “consent payment” in exchange for each noteholder’s consent to the proposed amendments to the indenture. Upon completion of the tender offer, we expect that we will pay the consent payment to all record holders of senior notes who validly tendered and did not withdraw their consent, whether or not such senior notes are accepted by us. Noteholders that tender their senior notes pursuant to the tender offer will be deemed to have consented to the proposed amendments, and noteholders may not validly give their consent to the amendments without tendering their senior notes.

      At the end of the initial early tender period, there were approximately $15.7 million principal amount of senior notes tendered. On November 13, 2003 we extended the early tender period to 5:00 p.m., New York City time, on November 14, 2003, but the terms of the tender offer were otherwise unchanged. There were no additional senior notes tendered on November 14, 2003. As a result, we extended the early tender period to 5:00 p.m., New York City time, on November 17, 2003, but the terms of the tender offer were otherwise unchanged. There were no additional senior notes tendered between November 14, 2003 and November 17, 2003.

      On November 17, 2003, we amended the terms of the tender offer and related consent solicitation to increase the tender offer consideration offered for each validly tendered and accepted note from $900 per $1,000 principal amount to $980 per $1,000 principal amount, plus accrued and unpaid interest on the senior notes, up to, but not including, the settlement date. Consistent with the initial terms of the tender offer and related consent solicitation, we continued to offer an early tender premium of $20 per $1,000 principal amount of the senior notes, such early tender premium to be paid to noteholders tendering their notes and consenting to the amendment of the indenture prior to the end of the early tender period. In addition, we continued to designate $0.25 of the tender offer consideration as a consent payment in exchange for each noteholder’s consent to the proposed amendments to the indenture. We also reduced the maximum principal amount of notes offered for purchase to $59.0 million, or approximately 62.0%, of the aggregate principal amount of our senior notes outstanding. This was a decrease of approximately $15.0 million in principal amount, or approximately 20.3%, of the outstanding senior notes offered for under the initial terms of the tender offer and related consent solicitation.

      In connection with these amendments, we extended the early tender period to 5:00 p.m., New York City time, on November 25, 2003 and extended the expiration time of the tender offer and related consent solicitation to 5:00 p.m., New York City time, December 18, 2003. All other terms of the tender offer remained unchanged. The consent payment and the early tender premium will only be paid if the tender offer and related consent solicitation is completed. We will be under no obligation to purchase any of the senior notes from the noteholders unless various conditions, including the condition that the financing transactions be completed, shall have been satisfied or waived.

      As of the end of the early tender period on November 25, 2003, our noteholders had tendered approximately $76.8 million, or 80.7%, of the aggregate principal amount of our senior notes outstanding.

Accordingly, pursuant to the terms of the tender offer and related consent solicitation, we have entered into a supplemental indenture, which, on the settlement date, will among other things, remove substantially all of the restrictive covenants of the indenture governing the senior notes. A copy of the supplemental indenture was filed with the Commission as an exhibit to our Current Report on Form 8-K filed on November 26, 2003. Upon execution of the supplemental indenture, the withdrawal deadline expired. Pursuant to the terms of the tender offer and related consent solicitation, any tender of senior notes, whether made prior to or following the end of the early tender period, may generally not be withdrawn.

      The amount of senior notes tendered and not withdrawn prior to the end of the early tender period exceeds the $59.0 million maximum principal amount of the senior notes we offered to purchase. As a result, assuming all of the conditions to completing the tender offer and related consent solicitation are satisfied or waived, we expect to accept $59.0 million principal amount of validly tendered senior notes, whether tendered prior to or following the end of the early tender period, on a pro rata basis.

      Assuming all of the closing conditions to the tender offer and related consent solicitation are satisfied or waived, we expect that the settlement date for the tender offer and related consent solicitation will occur promptly after the expiration of the tender offer. The senior notes that we do not purchase pursuant to the tender offer and related consent solicitation will remain outstanding. All senior notes outstanding after the time the amendments to the indenture governing our senior notes become operative will lose the benefit of the restrictive covenants and other provisions in the indenture removed by the amendments.

      Following the tender offer and related consent solicitation, we may from time to time acquire senior notes, otherwise than pursuant to the tender offer and related consent solicitation, through open market purchases, privately negotiated transactions, tender offers or otherwise.

      We may determine at any time, at our sole discretion, to amend the terms of the tender offer and related consent solicitation.

      The terms and conditions of the tender offer and related consent solicitation are subject to change in our sole and absolute discretion. There can be no assurances that we will be able to successfully complete the tender offer and related consent solicitation on the terms and conditions described in this Proxy Statement. Importantly, your vote in favor of ratification of all other matters related to the financing transactions shall include the ratification of the tender offer and related consent solicitation as may be changed in our sole and absolute discretion.

Use of Proceeds of the Transactions

      As described elsewhere in this Proxy Statement, we expect to use the proceeds from the financing transactions, together with a portion of our existing cash balance, to fund a tender offer for at least a majority of our outstanding senior notes and related consent solicitation. In the table below we have summarized the estimated sources and uses of proceeds from the financing transactions and the tender offer and related consent solicitation (all amounts in millions). You should be aware, however, that there can be no assurances that we will be able to successfully complete the tender offer and related consent solicitation on the terms and conditions described in this Proxy Statement or achieve the results illustrated in the table below:

Sources of Funds:

Gross proceeds from the financing transactions	$40.0
Portion of current cash balance	26.9

Total sources of funds	$66.9

Uses of Funds(1):

Purchase of senior notes	$59.4
Accrued interest	3.0
Expenses related to the transactions	4.5

Total uses of funds	$66.9

(1)	Assumes that (a) we purchase $59.0 million, or approximately 62.0%, of the aggregate outstanding principal amount of our senior notes pursuant to the tender offer, (b) we pay the early tender premium on 100% of our senior notes which are tendered prior to the early tender premium deadline requiring the payment of the early tender premium, even though we expect to purchase only $59.0 million principal amount of the notes tendered, and (c) the payment of accrued interest up to the settlement date estimated for these purposes to occur on December 19, 2003. There can be no assurances that actual events will conform to these assumptions.

No Appraisal Rights

      Under the California Corporations Code, there are no rights of appraisal in connection with the financing transactions or the tender offer and related consent solicitation.

EFFECT OF THE PROPOSED TRANSACTIONS

Effect on Cash Interest Expense

      As described more fully elsewhere in this Proxy Statement, in connection with the financing transactions, we have agreed to issue Deutsche Bank a senior secured note with an original principal amount of $40 million and warrants to purchase up to 26,666,667 shares of our common stock. The senior secured note will mature three years from the date of closing of the financing transactions, may be extended for up to 18 additional months at the option of Deutsche Bank, and will accrue interest at a floating rate of interest equal to three-month LIBOR, which as of November 21, 2003 was approximately 1.2%, plus .50% per annum. We may elect to capitalize the quarterly interest payments, with the entire principal and any capitalized interest payable at maturity.

      We will value the issuance of both the senior secured note and the warrants as a single transaction, which will factor in the in-the-money value of the warrants and the net present value of the senior secured note on the date of issuance. Once the value of the financing transactions has been set, an allocation of the value will be made on a percentage basis between the senior secured note and the warrants based upon each of their corresponding contributions to the total net value. This allocation will result in a discount to the face amount of the senior secured note recorded, reducing our total liability recorded for the senior secured note to less than the principal amount loaned to us. The discount recorded against the senior secured note will be accreted to interest expense over the life of the senior secured note using an effective interest rate method. Additionally, any costs incurred in connection with the financing transactions will also be amortized to interest expense over the life of the senior secured note. As a result, we currently expect to report total interest expense that is significantly greater than the stated interest rate on the senior secured note.

      As of the end of the early tender period, which was 5:00 p.m., New York City time, on November 25, 2003, approximately $76.8 million, or 80.7%, of the aggregate principal amount of our senior notes outstanding had been tendered and not withdrawn. The amount of senior notes tendered and not withdrawn prior to the end of the early tender period exceeds the $59.0 million maximum principal amount of the senior notes we offered to purchase. As a result, assuming all of the conditions to completing the tender offer and related consent solicitation are satisfied or waived, we expect to accept $59.0 million principal amount of validly tendered senior notes, whether tendered prior to or following the end of the early tender period, on a pro rata basis. In such circumstances, we would have outstanding following completion of the tender offer $36.1 million principal amount of senior notes. We will continue to be obligated to make semi-annual interest payments at a rate of 13.5% per annum on the senior notes that remain outstanding. Assuming we were to capitalize interest on the senior secured note, and three-month LIBOR remained unchanged from November 21, 2003, we would save approximately $8.0 million in annual cash interest payments if $59.0 million principal amount of senior notes were tendered and accepted. Assuming we were to pay quarterly interest on the senior secured note in cash and three-month LIBOR remained unchanged from November 21, 2003, we would save approximately $7.3 million in annual cash interest payments as a result of $59.0 million principal amount of senior notes tendered and accepted. Notwithstanding the foregoing, there can be no assurances that three-month LIBOR will not be materially different in future periods. Accordingly, the anticipated savings in cash interest payments associated with completion of the financing transactions and the tender offer may be materially less than described above. Due to the treatment of the senior secured note discount and any costs incurred by us to complete the financing transactions discussed above, annual interest expense may be more or less than we currently recognize on the outstanding senior notes, depending on amounts accreted and amortized to interest expense over the life of the senior secured note.

Effect on Capitalization

      We expect to use the proceeds of the financing transactions, together with a portion of our existing cash balance, to fund a tender offer for up to $59.0 million, or 62.0%, of the aggregate principal amount outstanding of our outstanding senior notes. As of the end of the early tender period, which was 5:00 p.m., New York City time, on November 25, 2003, approximately 76.8 million, or 80.7%, of the aggregate principal amount of our senior notes outstanding had been tendered and not withdrawn. The amount of senior notes tendered and not withdrawn prior to the end of the early tender period exceeds the $59.0 million maximum principal amount of the senior notes we offered to purchase. As a result, assuming all of the conditions to completing the tender offer and related consent solicitation are satisfied or waived, we expect to accept $59.0 million principal amount of validly tendered senior notes, whether tendered prior to or following the end of the early tender period, on a pro rata basis. In such circumstances, we would have outstanding following completion of the tender offer $36.1 million principal amount of senior notes. Because approximately $76.8 million, or 80.7%, of the aggregate principal amount of the outstanding senior notes offered for were tendered within the time required to qualify for the early tender premium described above we expect to pay $66.9 million to acquire the senior notes (including estimated related fees and expenses and accrued interest), of which $40.0 million will be funded with the proceeds of the financing transactions and $26.9 million will be funded with our existing cash balance. On a pro forma basis, after giving effect to the foregoing transactions, as of September 30, 2003, our cash and short term investments would have been $36.2 million and our total liabilities would be $110.1 million if $59.0 million principal amount of senior notes are tendered and accepted exclusive of any discount applied to the senior secured note as of September 30, 2003. Notwithstanding the foregoing, there can be no assurances that we will be successful in purchasing all of the senior notes expected to be offered for in connection with the tender offer and there can be no assurances that the terms and conditions of the tender offer will not change. Accordingly, the amount of total liabilities, exclusive of any discount applied to the senior secured note and the amount of cash and short-term investments upon completion of the financing transactions and the tender offer, may be more or less than the indicated amounts.

      The exercise of the warrants would have a dilutive effect on the voting power of our common shares outstanding at the time of exercise. As of the record date of October 22, 2003, we had 36,514,802 shares of common stock issued and outstanding. Under the warrants, the issuance of which is subject to the approval of our shareholders, Deutsche Bank will have the right to acquire 26,666,667 shares of our common stock during the three-year period following the closing of the financing transactions, which may be extended by Deutsche Bank for an additional 18 months, at an exercise price of $1.50 per share. The exercise of the warrants for cash would reduce the voting power of our common shares outstanding at the time of exercise by up to approximately 41% on a fully diluted basis as of October 22, 2003. If the warrants are exercised in a cashless exercise, the dilution in voting power could be less than the dilution associated with a non-cashless exercise, and would vary based upon the market price of our common stock at the time of exercise. Furthermore, with the ability to designate a director to be appointed or nominated to our board of directors, as applicable, and the potential to obtain a large percentage of our common stock through the exercise of the warrants, Deutsche Bank would be able to exercise significant influence over our management and direction.

Accounting Treatment

      We currently expect that accounting treatment of the financing transactions would fall under Accounting Principles Board No. 14 (APB 14). As an initial matter, although each of the components of the financing transactions appears to be a distinct transaction, that is, the warrants are separate and distinct from the senior secured note, under generally accepted accounting principles as defined in APB 14, the financing transactions will be accounted for and valued as a single transaction. It is expected that we will need to obtain a valuation of the financing transactions. Once the value of the financing transactions has been obtained, an allocation of such value will be made between the senior secured note and the warrants. It is currently expected that the senior secured note will be valued at less than face value. Under APB 14, the value assigned to the warrants represents the discount to the face amount of the senior secured note. The discount to the face amount of the senior secured note will be accreted to interest expense over the life of the senior secured note using an effective interest rate method.

      In connection with the tender offer, the face amount of the senior notes purchased will be retired and any resulting gain, which is equal to the difference between the face amount of the senior notes retired and the total consideration paid, less acquisition costs, will be recognized as income in the period the tender offer closes.

Tax Treatment

      We will realize cancellation of indebtedness income on the purchase of our outstanding senior notes pursuant to the tender offer in an amount equal to the excess of the principal amount of the senior notes purchased over the amount paid therefor. We expect to have sufficient current and cumulative net operating losses, or NOLs, to offset taxable income arising from the purchase of the outstanding senior notes and, therefore, do not expect the financing transactions to cause an immediate cash payment for taxes due.

      With respect to the senior secured note and warrants, we will allocate the $40 million received from Deutsche Bank in connection with the financing transactions between the senior secured note and warrants based on their relative fair market values. This allocation is expected to result in an allocation of value to the senior secured note that is less than its face amount. As a result, we expect to report interest expense and amortization of original issue discount in amounts that are greater than the stated interest on the senior secured note. In this regard, you should be aware that, when considered along with other characteristics of the transaction, the treatment of the issuance of the senior secured note and warrants for tax purposes is not free from doubt. We considered and evaluated the proposed transaction without assuming any tax benefits or deductions that may be available with respect to the senior secured note.

      The issuance of the warrants, when combined with shifts of ownership by significant shareholders in the last year, may cause an “ownership change” for tax purposes that could affect our ability to utilize our accumulated NOLs to offset future taxable income. Any actual limitation will be based on our stock value immediately before the financing transactions, which could result in a significantly more restrictive limit on the use of our NOLs.

DESCRIPTION OF PROPOSALS

      There are two separate but related proposals being submitted to a vote of our shareholders. Each of these proposals is described below:

Issuance of Warrants and Common Stock

      This proposal is to approve the issuance of warrants to purchase up to an aggregate of 26,666,667 shares of our common stock at an exercise price of $1.50 per share and the issuance of the common stock issuable upon exercise of such warrants. The approval of this proposal requires the affirmative vote of a majority of the shares present and entitled to vote at the special meeting.

Ratification of the Transactions

      This proposal is to ratify all other matters related to the issuance of the warrants and the common stock issuable upon exercise of the warrants, including, among other things, the proposed financing transactions pursuant to which the warrants are intended to be issued and the tender offer for at least a majority of our outstanding senior notes and related consent solicitation. The approval of this proposal requires the affirmative vote of a majority of the shares present and entitled to vote at the special meeting.

      The terms and conditions of the tender offer and related consent solicitation are subject to change in our sole and absolute discretion. There can be no assurances that we will be able to successfully complete the tender offer and related consent solicitation on the terms and conditions described in this Proxy Statement. Importantly, your vote in favor of ratification of all other matters related to the financing transactions shall include the ratification of the tender offer and related consent solicitation as changed in our sole and absolute discretion.

      Unless both of these proposals are approved, the transactions described in this Proxy Statement will not have been approved by our shareholders and, accordingly, will not be completed.

REASONS FOR SEEKING SHAREHOLDER APPROVAL

      You are being asked to consider and act upon a proposal to approve the issuance of warrants to purchase up to an aggregate of 26,666,667 shares of our common stock at an exercise price of $1.50 per share and the issuance of the common stock issuable upon exercise of such warrants. Second, you are being asked to ratify all other matters related to the issuance of the warrants and the common stock issuable upon exercise of the warrants, including among other things, the proposed financing transactions pursuant to which the warrants are intended to be issued and the tender offer for at least a majority of our outstanding senior notes.

Nasdaq Requirements

      As a company listed on The Nasdaq SmallCap Market, we are subject to the Marketplace Rules of the National Association of Securities Dealers, or NASD. There are two provisions of the Nasdaq Marketplace Rules which require shareholder approval for the issuance of the warrants and the common stock issuable thereunder:

Issuance of Securities Equal to 20% or More of Outstanding Common Stock

      Nasdaq Marketplace Rule 4350(i)(1)(D) requires shareholder approval in connection with a transaction (other than a public offering) involving the sale or issuance of common shares (or securities convertible into or exercisable for common shares) equal to 20% or more of the common shares or voting power outstanding before the issuance at a price (including a conversion price or exercise price) less than the greater of the book or market value of the shares. The warrants issued to Deutsche Bank represent the right to obtain up to 26,666,667 shares of our common stock at an exercise price of $1.50 per share, which would represent approximately 41% of both our common shares and voting power on a fully diluted basis as of the record date, if the warrants are exercised for cash, and a lower percentage if the warrants are exercised in a cashless exercise. In addition, we expect that, upon the issuance of the warrants at the closing of the financing transactions, the per share market value of our common shares will exceed the exercise price of the warrants. As a result, we believe that the issuance of the warrants requires the approval of our shareholders under Nasdaq Marketplace Rule 4350(i)(1)(D).

Change of Control

      Nasdaq Marketplace Rule 4350(i)(1)(B) requires that listed issuers obtain shareholder approval in connection with a transaction where an issuance or potential issuance of the issuer’s securities will result in a “change of control” of the issuer. While the term change of control is not defined in the Nasdaq Marketplace Rules, the NASD has stated that it presumes that a change of control has occurred where a transaction results in an investor holding more than 30% of the issuer’s common stock or voting power on a post-transaction basis, where no other investor or group of investors, nor the issuer’s management and directors taken as a group, holds a larger interest in the issuer than does the investor.

      As described above, the warrants issued to Deutsche Bank represent the right to obtain up to 26,666,667 shares of our common stock at an exercise price of $1.50 per share, which would represent approximately 41% of both our common shares and voting power on a fully diluted basis as of the record date, if the warrants are exercised for cash, and a lower percentage if the warrants are exercised in a cashless exercise. Furthermore, no other shareholder or group of shareholders unaffiliated with Deutsche Bank, nor our management and directors as a group, would have an interest greater than Deutsche Bank on a post-transaction basis. As a result, we believe the issuance of the warrants would effect a “change of control” as defined in Nasdaq Marketplace Rule 4350(i)(1)(B), thereby triggering our obligation to obtain shareholder approval prior to the issuance of the warrants.

Ratification

      You are being asked to ratify all other matters related to the issuance of the warrants and the common stock issuable upon exercise of the warrants, including among other things, the proposed financing transactions pursuant to which the warrants are intended to be issued, and the tender offer for at least a majority of our outstanding senior notes and related consent solicitation. In this context “ratification” refers to an expression of approval by shareholders of one or more matters for which their approval is not required as a matter of law. We believe that ratification may under certain circumstances be effective to protect actions taken by us and our board of directors against certain claims by shareholders challenging such actions.

RECOMMENDATIONS OF OUR BOARD OF DIRECTORS;

REASONS FOR THE TRANSACTIONS

Recommendations of our Board of Directors

      Our board of directors has reviewed the issuance of the warrants to purchase 26,666,667 shares of our common stock and the issuance of the common stock issuable upon exercise of such warrants, and has unanimously determined that the issuance of such warrants and common stock are desirable and in our best interests, and in the best interests of our shareholders. Accordingly, our board of directors recommends that our shareholders vote in favor of the issuance of the warrants to purchase up to 26,666,667 shares of our common stock at an exercise price of $1.50 per share and the issuance of the common stock issuable upon exercise of such warrants.

      Our board of directors has also reviewed all other matters related to the issuance of the warrants and the common stock issuable upon exercise of the warrants, including, among other things, the proposed financing transactions pursuant to which the warrants are intended to be issued and the tender offer for at least a majority of our outstanding senior notes. Our board of directors has unanimously determined that such other matters are in our best interests and in the best interests of our shareholders. Accordingly, our board of directors recommends that our shareholders vote to ratify all other matters related to the issuance of the warrants and the common stock issuable upon exercise of the warrants, including, among other things, the proposed financing transactions pursuant to which the warrants are intended to be issued and the tender offer for at least a majority of our outstanding senior notes.

Reasons for the Transactions

      In making the recommendations to approve the financing transactions, our board of directors considered, among other things, each of the following factors:

•	the growth strategy of our management, endorsed by our board of directors, to build long term shareholder value for our company by pursuing organic expansion and other potential growth opportunities, which may include mergers and acquisitions, to achieve greater economies of scale and competitive advantage in our markets, to improve cash flow, and to create opportunities to diversify our revenue stream by, among other things, decreasing our reliance upon unpredictable reciprocal compensation payments;

•	the fact that possible improvements in our cash flow would assist us in competing with CLECs which have recently emerged from bankruptcy proceedings with reduced indebtedness and aggressive pricing strategies. See “Effect of the Proposed Transactions — Effect on Cash Interest Expense;”

•	the recognition of our management and board of directors that, in order to pursue this growth strategy at this time, we believe we must achieve the following goals: continue to reduce our leverage, reduce our cash interest expense, and amend or waive certain restrictive covenants in the indenture governing the senior notes that currently curtail our financial and strategic flexibility;

•	the conclusions of our board of directors, after our management and UBS conducted an extensive five month analysis and process of evaluating and pursuing various alternatives for further reducing our leverage, reducing our cash interest expense, and amending or waiving certain restrictive covenants in the indenture governing the senior notes, that the proposed financing transactions are expected to help us achieve these goals;

•	the financing transactions, including the purchase of at least a majority of the senior notes, are expected to significantly reduce our annual cash interest expense, while improving our cash flow. See “Effect of the Proposed Transactions — Effect on Cash Interest Expense;”

•	the financing transactions are expected to enable us to reduce our high leverage through the application of the proceeds of the financing transaction, together with a portion of our existing cash, to fund a tender offer for at least a majority of the senior notes at a discount to face value;

•	the financing transactions are expected to enable us to amend or waive certain restrictive covenants in the indenture governing the senior notes that have curtailed our financial and strategic flexibility;

•	the financing transactions are expected to give us a close strategic and financial relationship with Deutsche Bank, whose collective broad relationships and influence may be leveraged to our benefit in the capital markets and the telecommunications industry; Deutsche Bank will also appoint a representative to our board of directors; and

•	the fact that possible improvements in our cash flow would assist us in addressing financial risk associated with our relatively high customer concentration.

      Our board of directors also considered certain potentially adverse factors in its deliberations concerning the financing transactions, including:

•	the dilutive effect of the increase in our common shares upon exercise of the warrants issued to Deutsche Bank, which warrants represent the right to obtain up to 26,666,667 shares, which would represent approximately 41% of both our common shares and voting power on a fully diluted basis if the warrants are exercised for cash, and a lower percentage if the warrants are exercised in a cashless exercise;

•	the potential for Deutsche Bank to directly or indirectly effect a future change in control of our company, or otherwise exercise the controlling influence of a major shareholder;

•	the risk that the financing transactions will not close due to a failure to satisfy one or more of the conditions to the closing of the financing transactions, as more fully described under the heading “Terms of the Financing Transactions — The Note and Warrant Purchase Agreement;”

•	the provisions in the purchase agreement requiring us to pay certain termination fees payable in warrants or cash under certain circumstances, as more fully described under the heading “Terms of the Financing Transactions — The Note and Warrant Purchase Agreement;” and

•	the provisions in the purchase agreement requiring us to indemnify Deutsche Bank, subject to limitations, for certain losses they may incur, as more fully described under the heading “Terms of the Financing Transactions — The Note and Warrant Purchase Agreement.”

      The foregoing discussion concerning the information and factors considered by our full board of directors, is not intended to be exhaustive, but includes the material factors considered by our board of directors in making the determination. In view of the variety of factors considered in connection with its evaluation of the financing transactions, our board of directors did not quantify or otherwise attempt to assign relative weights to the specific factors that it considered in reaching its determinations. In addition, individual directors may have given different weights to different factors.

MATERIAL PORTIONS OF OUR 2002 ANNUAL REPORT

      The following is a reproduction of certain portions of our Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Commission on March 31, 2003, which we believe are material to your evaluation of the proposals set forth in this Proxy Statement. You should be aware that we have not updated the disclosure set forth in those portions of the Annual Report reproduced in this Proxy Statement to account for events occurring subsequent to the date of filing of the Annual Report. We also encourage you to review the section of this Proxy Statement entitled “Material Portions of Our Quarterly Report.”

Item 1.     Business

      The terms “the Company,” “Pac-West,” “we,” “our,” “us,” and similar terms as used in this Form 10-K, refer to Pac-West Telecomm, Inc.

Our Company

      The Company was incorporated in May 1996 in the State of California. Our predecessor (also known as Pac-West Telecomm, Inc.), which transferred its telephone division to our Company effective September 30, 1996, began offering long distance service in 1982 and local service in 1996 in California. Today Pac-West has evolved into a provider of wholesale and retail integrated communications services in the western United States. Our customers include Internet service providers and enhanced communications service providers, collectively referred to as service providers (SPs), and small and medium-sized enterprise (SME) businesses, many of which are communications-intensive users.

      We built our facilities-based network to capitalize on the significant growth in Internet usage and in the related demand for local telephone service by SPs, as well as the increasing demand of SME businesses for customized and integrated voice and data communications services. We believe the statewide footprint of our network, which encompasses all of the major metropolitan areas of California, provide us with a competitive advantage over incumbent local exchange carriers (ILECs) and other competitive local exchange carriers (CLECs), particularly for SPs. Our ubiquitous network in California enables SPs to provide their business and residential customers with access to Internet, paging and other data and voice services from almost any point in the state through a local call. We believe the breadth of our product offerings and the structure of our network enable us to generate high network utilization and strong gross profit margins.

      In 2001, in response to a weakening economy and increasing competitive pressure resulting from lower than expected demand for telecommunications services and overcapacity in our industry, we shifted our strategy to margin improvement, cost containment, targeted development of our California markets and cash conservation rather than expansion of the network throughout the western United States. In connection with this shift in strategy, in August 2001, we approved a restructuring plan that provided for, among other initiatives, the suspension of our expansion plans into Idaho and New Mexico and the closure of our switch facility in Utah, which was completed in December 2001. The 2001 restructuring plan also provided for a reduction in workforce and the exit from certain lower margin services, including residential resale and customer owned and maintained equipment (COAM). In June 2002, in response to further weakening of the economy, additional competitive pressure from competitors who had reorganized and lowered their cost structure, overcapacity in our industry, and lower demand from customers for our products and services, we approved a restructuring plan that provided for, among other initiatives, the closure of our switch facility in Colorado, which was completed in December 2002. For additional information regarding our restructuring plans, please refer to Note 7 to our accompanying audited consolidated financial statements included in Item 8 of this Annual Report on Form 10-K.

Markets

      We believe the opening of local markets to competition, growth in local traffic related to increases in Internet access, and the desire for one-stop integrated services by SME businesses continues to present significant opportunities for newer entrants to achieve penetration of the large, established local exchange services market. As a result, we have historically focused on offering our services to SP and SME businesses.

In addition, during the fourth quarter of 2002, we began to explore a third market, known as the Interexchange Carrier market (IXC), which consists of carriers that send or receive local and long distance minutes across domestic and international voice networks. California represents one of the largest voice markets in the US, and as such is a major focus of many domestic and international carriers. We are in the early stages of investigating how we can serve the IXC market by offering carriers the opportunity to leverage our network coverage in California.

Network

      We built our facilities-based network to capitalize on the significant growth in demand for Internet access and data and voice communications in addition to the increasing demands of SME businesses for customized, integrated communications services. We use a ”smart-build” strategy, building and owning intelligent components of our network while leasing high capacity digital loops and transport lines from other carriers. We believe that this strategy has provided us with significant cost and time-to-market advantages over competitors that own both their switches and access networks. By owning our switches, we can configure our network to provide high performance, high reliability and cost-effective solutions for our customers’ needs. By leasing our transport lines, we can reduce up-front capital expenditures, rapidly respond to increased demand, and provide low-cost redundancy. In addition to leasing our transport lines, we have a twenty year Indefeasible Right of Use (IRU) agreement for dedicated fiber optics circuits of OC-48 capacity connecting the major metropolitan areas within California, which are high volume markets for us. This IRU became operational in July 2002 and is intended to provide us with greater flexibility in creating and managing data and voice services. As the Company transitions existing circuits to the IRU, we anticipate a corresponding reduction in network operating costs.

      Our ubiquitous network in California enables SPs to provide their business and residential customers with access to Internet, paging and other data and voice services from almost any point in the state through a local call. In this way, our customers can achieve statewide coverage with significantly lower capital and operating expenses. We currently aggregate and concentrate all of our network traffic into our high volume switching sites called SuperPOPs. Our switching sites offer SPs highly reliable, low cost tandem switching and the option to build lower cost networks by collocating equipment at our switching sites rather than in each local access and transport area (LATA). Our network includes digital connections in all LATAs in California as well as in key LATAs in Nevada, Washington, Oregon and Arizona. In addition, our interconnection arrangements and statewide leased transport network allow SPs to obtain coverage throughout the West Coast at local calling rates, which reduces switching and transmission costs.

      Our facilities-based network also enables us to provide our SME business customers with local and long distance voice services, Internet access and high-speed data transport, giving them the ability to send and receive e-mail, exchange data between branch offices, and quickly download information from the Internet. By capitalizing on the growing demands of our SME business customers, we increase the incremental usage of our network as the peak hours for these customers are during the workday, the opposite of the peak hours of our SP customers, allowing for the maximum utilization of our network.

      We believe that our network’s broad market coverage results in:

•	a higher volume of communications traffic both originating and terminating on our network which supports strong operating margins;

•	enhanced reliability at competitive prices;

•	the ability to leverage our investment in high capacity switching equipment and electronics;

•	the opportunity for our network to provide backhaul carriage for other telecommunications service providers, such as long distance and wireless carriers; and

•	access to an increased number of buildings with multiple tenants that can be directly connected to our switching network, which aids in maximizing the number of customers to which we can offer our services.

      As of December 31, 2002, we had an installed capacity of 940,800 ports in California, Nevada, Washington and Arizona. We currently own and operate ten Alcatel digital tandem switches in or near Los Angeles (three switches), Oakland (two switches) and Stockton (two switches), California with one switch each in Las Vegas, Nevada, Phoenix, Arizona and Seattle, Washington. We are in the process of adding an additional switch in Oakland, California. We currently expect to complete and begin operating this additional switch during the second quarter of 2003.

      Switching Platform. Currently we exclusively use Alcatel USA’s digital tandem switches to switch calls between originating locations and final destinations. Although the switches we use are no longer in production, on-going maintenance and support for our switches are still provided to us by Alcatel. Our tandem switches have high call carrying capacity and multiple path call routing capabilities. Tandem switches are ideally suited for handling the high call volumes and long duration times involved in serving SP customers. Our uniform and advanced switching platform combined with the intelligence of our customized call processing software and adjunct processors enable us to:

•	deploy features and functions quickly throughout our entire network;

•	expand switch and transport capacity in a cost-effective, demand-based manner;

•	lower maintenance costs through reduced training and spare parts requirements; and

•	With the recent advancements in switch technology, we are currently investigating our options for the deployment of our first Next Generation Network Switch, which represents the latest technological improvements in switch capacity and configuration, sometime during the later half of 2003.

      Transmission Capacity. We currently lease our transmission facilities from inter-exchange carriers, ILECs and other CLECs. We generally seek to lease fiber optic transmission facilities from multiple sources in each of our markets. In addition, as discussed above, we have purchased long-term rights of use and operate a high capacity fiber IRU connecting the major metropolitan areas within California.

      Interconnection. We presently have interconnection agreements with SBC Communications, Inc. (SBC) (formerly Pacific Bell), Verizon Communications, Inc. (Verizon), Citizens Telecommunication Company of California, Inc. and Roseville Telephone Co. in California, Central Telephone Company (d/b/a Sprint of Nevada) and Nevada Bell in Nevada, Qwest Communications International, Inc. (Qwest) and Verizon in Washington and Oregon, Qwest in Arizona and Sprint Spectrum L.P in Nevada. We are currently negotiating and implementing new interconnection agreements and the terms of the related reciprocal compensation obligations with SBC and Verizon in California along with several other smaller carriers. Any existing agreements that may be in place will remain in force during the renegotiation process. As a result of adverse market conditions and recent regulatory rulings, the per minute reciprocal compensation rate we receive has declined during 2002. We believe the reciprocal compensation rate will continue to decline during 2003.

      As discussed in further detail in Note 10 to the accompanying audited consolidated financial statements, to the extent that the April 27, 2001 Federal regime for intercarrier compensation for Internet service provider-bound traffic applies to the Company and is adopted by ILECs exchanging traffic with the Company, reciprocal compensation or intercarrier compensation rates will continue to decline for the foreseeable future. It is not possible to estimate the full impact of the Federal Communication Commission’s (FCC) Order at this time because the Federal regime does not alter existing contracts except to the extent that they incorporate changes of Federal law, and because adoption of the Federal regime is within the discretion of the ILEC exchanging traffic with CLECs on a state-by-state basis. In the event an ILEC determines not to adopt the Federal regime, the ILEC must pay the same rate for Internet service provider traffic as for other calls subject to reciprocal compensation established by state commissions.

      Interconnection agreements between ILECs and the Company are subject to approval of the relevant state commission, and under the terms of the Telecommunications Act of 1996, each ILEC which is subject to the Telecommunications Act of 1996 is required to negotiate an interconnection agreement with us. Where an interconnection agreement cannot be reached on terms and conditions satisfactory to us, we may pursue arbitration of any disputes before the state utility commissions.

Strategy

      We have positioned ourselves as the high-value independent provider of integrated business communications solutions within our target markets. We believe that providing superior levels of customer service and network reliability while continuing to focus on becoming the low cost provider by reducing our expenses and offering products that provide significant margins represents the key to our competitive positioning strategy. In addition, we expect to emphasize the following strategies: leveraging our unique network footprint within California, continue to grow the SP market, targeting the SME business markets, expanding our portfolio of products in response to new opportunities and employing a two-tiered direct distribution channel.

      Provide superior levels of customer service and network reliability. By providing higher levels of customer service than our competitors we believe that we differentiate ourselves in the marketplace. We believe that this focus on superior customer service on a company-wide basis, which we have internally branded as “Five Star,” will provide us with the ability to sustain high levels of customer loyalty and allow us to achieve benchmark industry levels of churn and contract renewal.

      In 2002, we began a program to improve network reliability through improved pro-active maintenance of our central office and network equipment. This central office reliability evaluation program, which we have named “CORE,” is focused on preventative maintenance and includes hundreds of items that are required to be maintained and audited for compliance in each central office. Initial audits have been completed in each central office and all offices are planned to become CORE certified in 2003. We believe that CORE encompasses the highest standards in the industry for network reliability and the prevention of major network events.

      Maintain our low cost structure. Since our inception 21 years ago, we have used a “smart-build” strategy, building and owning intelligent components of our network while leasing high capacity digital loops and transport lines from other carriers. We believe that this strategy has provided us with significant cost and time-to-market advantages over competitors that own both their switches and access networks. By owning our switches, we can configure our network to provide high performance, high reliability and cost-effective solutions for our customers’ needs. By leasing our transport lines, we can reduce up-front capital expenditures, rapidly respond to increased demand, and provide low-cost redundancy.

      In June 2002, we continued our efforts to manage and reduce costs by approving a restructuring plan that provided for certain business initiatives that were designed to augment those business initiatives approved as part of our 2001 restructuring plan. The 2002 restructuring plan was approved in response further weakening of the economy, additional competitive pressure resulting from competitors who had reorganized and lowered their cost structure, overcapacity in our industry and lower demand from customers for our products and services. Among other initiatives, the 2002 restructuring plan provided for the closure of our switch facility in Colorado, which was completed in December 2002. Our 2001 restructuring plan provided for, among other initiatives, the suspension of our expansion plans into Idaho and New Mexico and the closure of our switch facility in Utah, which was completed in December 2001. The 2001 restructuring plan also provided for a reduction in workforce and the exit from certain lower margin services, including residential resale and customer owned and maintained equipment (COAM). The implementation of the 2002 restructuring plan and the 2001 restructuring plan combined with our on-going actions to review and implement process improvements designed to decrease costs have resulted in savings of $3.8 million of cost of sales and $7.1 million in selling, general and administrative expenses in the year ended December 31, 2002 from the year ended December 31, 2001. We expect to maintain these cost savings, however no assurance can be made that the cost savings derived from the restructuring plans, or our additional efforts, will continue to improve our financial results in the future.

      Leverage our network footprint within California. We have chosen to primarily concentrate our efforts in California as it is one of the largest economies in the world and we believe that it offers one of the world’s most sophisticated markets. We believe the unique statewide footprint of our network, which encompasses all of the major metropolitan areas of the State, provide us with a competitive advantage over ILECs and other CLECs. Our network enables us to provide customers with access to telecommunication services from almost any point in the state through a local call. To facilitate high usage across our network we plan to enhance customer growth, deploy new products and build strategic relationships. In addition to our network in California, we also have switches in Nevada, Washington, and Arizona.

      Continue to lead and grow the SP market. We are a leading provider of dial up Internet access and other Internet infrastructure services to SPs. In California, we provide our SP customers with the underlying infrastructure utilized by over 20% of the states residential dial up Internet subscribers. While the demand for Internet access in our target markets continues to grow, the demand for dial-up Internet access has slowed somewhat in the last two years. In this market environment, we have continued to achieve significant growth primarily due to what we believe is our superior value proposition created by our coverage and service reliability. Furthermore, in order to inspire loyalty and to increase usage across our network, we are developing new services to assist our SP customers with identifying operational improvements in their networks and new revenue enhancement products, which they can re-sell to their customers.

      Target the SME business market. We believe that SME businesses have significant and increasing needs for advanced communications services. Many of our target customers want technologically advanced communications systems along with low cost bundled local, long distance, data and other enhanced services but have limited resources and expertise to design, purchase and maintain these kinds of systems and services. We also believe ILECs, which currently have most of the market share in California, and other CLECs operating within the state, do not adequately serve these target customers. We intend to continue our efforts as a leading provider of integrated communications services to SME businesses in California and Nevada by providing a complete product offering customers may choose from which include system design, equipment installation and maintenance, voice, data and long distance services, 24/7 support and subscription services with multi-year contracts. We believe that this product mix will enable us to more quickly penetrate new target markets and build customer loyalty in existing target markets.

      Expand portfolio of products and services that provide higher margins and exit lower-margin products. In order to achieve our growth objectives, we expect to continue introducing new and innovative products and services. We recently added several new products to our portfolio, including:

•	Integrated Access Service (IAS), targeted at SME businesses that currently have analog telephone service, such as a key system or Centrex service. IAS offers these customers a cost-effective solution for receiving integrated voice and Internet services over a T-1;

•	Exchange Advantage, a high volume calling program for service providers with extremely high calling volumes; and

•	Managed Dial Access Service enhancements, including Static IP Support and Multi-Port/ Multi-Chasis Modem Bonding.

      Employing two-tiered distribution channels. We believe that by employing a direct sales force combined with independent sales agents, both with extensive local market and telecommunications sales experience, we will enhance the likelihood of success in the markets we currently serve and new markets which we may choose to enter. Salespeople with experience in a particular market provide us with extensive knowledge of our target customer base through existing relationships with these customers. To support the SME business market, we continuously monitor our sales, customer care and service delivery forces in the markets we serve to ensure that we can continue to provide our customers with superior service.

Products and Services

      Our products and services are designed to appeal to targeted telecommunications needs of our customers, which fall primarily into two categories: SPs, to whom we provide wholesale services and SME businesses, to whom we provide retail services.

      Wholesale services to SPs. As a wholesale services provider, we offer a number of network services to several long- standing customers, as well as to new and emerging markets. These services are typically combined into a packaged solution primarily consisting of:

High-Volume Multi-Rate Center Local Service. This service offers our customers the ability to establish local points of presence (POPs) throughout our network with minimal capital investment, which dramatically expands their coverage, while at the same time reduces their overall costs.

Dial Access Services. A packaged product that includes incoming call access lines, modems, routers, and authentication services. This product provides SP customers with a non-capital intensive means of quickly establishing local points of presence throughout our coverage area. This service can be delivered through a fixed monthly recurring charge, or as a pay as you go, usage based model. Additionally, we provide customer facing reporting tools that allow our customers to effectively manage their traffic patterns that ride the modem platform.

Collocation. Collocation enables our customers to install their equipment in any or all of our switch facilities and interconnect directly to our central office switching, transport and data equipment. Collocated equipment is protected by the same cooling, power back-up and security systems protecting our switches. An SP’s ability to collocate equipment at a limited number of sites, rather than in each LATA, reduces their capital expenditures and maintenance requirements. We receive monthly rental revenue from the SP for the space and power used.

      Retail services for SME businesses. We provide integrated voice and data communications solutions through three primary service packages:

Direct Digital Telephone Service (DDTS). This service is an integrated solution consisting of system design, equipment installation and maintenance combined with voice and data communications services. For a monthly fee, we offer feature-rich digital telephone sets bundled together with local and long distance services, Centrex-type direct inward dialing, voice mail and maintenance. Additionally, our Data Advantage and Data Advantage Internet services are commonly added to this bundled service.

Facilities Based Dial Tone (FBDT). This service is marketed toward SME businesses, which already own a phone system. For a monthly fee, we provide these customers with an integrated solution of voice and data services, typically consisting of local and long distance services, data transport and Internet access services.

Integrated Access Service (IAS). This service is targeted at SME businesses that currently have analog telephone service, such as a key system or Centrex service. IAS offers these customers a cost-effective solution for receiving integrated voice and Internet services over a single T-1.

      The major components of these bundled offerings are:

Local Services. We provide local dial-tone services to SME business customers, allowing them to complete calls in a local calling area and to access long distance carriers. Local services and long distance services can be bundled together using the same transport facility. Our network is designed to allow a customer to easily increase or decrease capacity and alter enhanced communications services as the communications requirements of the business change. In addition to our core local services, we also provide access to third party directory assistance and operator services.

Long Distance Services. We provide domestic and international long distance services. Long distance calls that do not terminate on our network are passed to long distance carriers which route the remaining portion of the call. Our ability to integrate local and long distance services allows us to aggregate customers’ monthly recurring, local usage and long distance charges on a single, consolidated invoice.

Data Transport and Internet Access. We provide data communications solutions that enable SME business customers with multiple locations to connect their sites through our data network. Additionally,

we offer SME business customers the ability to access the public Internet via a dedicated broadband T-1 or fractional T-1 connection.

Enhanced Services. In addition to providing typical enhanced services such as voicemail, call transfer and conference calling, we offer additional value-added enhanced services to compliment our core local and long distance services such as our voice and fax mail service, constant touch, remote call forwarding and four digit dialing between customer locations on our network.

Sales and Marketing

      Sales. We have built an experienced direct sales force. We recruit salespeople with strong sales backgrounds in our existing and target markets, including salespeople from long distance companies, telecommunications equipment manufacturers, network systems integrators and ILECs. We plan to continue to attract and retain highly qualified salespeople by offering them an opportunity to work with an experienced management team in an entrepreneurial environment and to participate in the potential economic rewards made available through a results-oriented compensation program that emphasizes sales commissions. We currently have eight retail sales offices, seven of which are located in California with one in Nevada. Our retail sales offices are responsible for renewals and continued growth of our SME customer base. Additionally, we have an experienced sales force to source new customer SP opportunities from around the country. Our SP sales team members also serve as Account Managers to administer the growth and maintenance of our largest SP customers.

      Marketing. We seek to position ourselves as a provider of superior customer service and a high quality alternative to the ILECs and other CLECs for integrated telecommunications services by offering a high level of network reliability, superior customer support on a company wide basis, which we have branded as “Five Star” and bundled solutions for competitive value. We have built and intend to continue to build our reputation and brand identity by working closely with our customers to help them grow their business and develop services tailored to their particular needs.

      Vertical Markets. We have accelerated our focus on several vertical markets within both our retail and wholesale product lines, such as auto dealerships, real estate firms and financial institutions. We have concentrated on specific customer requirements within these vertical markets, developing unique product bundles, which appeal directly to these customer groups

      Customer and Technical Service. We believe that our ability to consistently deliver superior customer and technical service is a key factor in acquiring new customers and reducing churn of existing customers. We have developed a customer service strategy designed to effectively meet the service requirements of our target customers. The principal salesperson for each customer provides the first line of customer service by identifying and resolving any customer concerns. Customer relations representatives and managers provide real time problem identification and resolution. All of these services are supported by our experienced engineering and technical staff.

Customers

      We focus on providing integrated communications services to SPs and SME businesses, many of which are communications-intensive users. For the twelve-month period ended December 31, 2002, seventeen of our top twenty customers were SP customers as measured by revenues. SP customers offer internet access, unified messaging platforms, pre-paid platforms, fax mail services, and voice mail services and represent potential large volume users of our services. The characteristics of this market segment not only offer us the potential to sell more trunks and bill more minutes of use but also allow us to improve the utilization of our resources. For the years ended December 31, 2002, 2001 and 2000, SP revenue accounted for approximately 25%, 26% and 21% respectively, of our total revenues. SP revenue does not include reciprocal compensation related to terminating calls to SPs, long distance services and dedicated transport services.

      Our other significant targeted market segment is the SME business segment. The demand of SME businesses for customized integrated voice and data communications services allow us to increase the incremental usage of our networks during workday hours, the opposite of the peak hours for our SP customers, allowing for the maximum utilization of our network 24/7.

Financial Information about Industry Segments

      Pac-West operates in a single industry segment, telecommunications services. Operations are managed and financial performance is evaluated based on the delivery of multiple communications services to customers over common networks and facilities. Please refer to Note 16 to our accompanying audited consolidated financial statements included in Item 8 of this Annual Report on Form 10-K for information related to revenues by service type.

Seasonality

      There is no significant seasonality to any of the Company’s products or services although some of our customers do experience some seasonality in their business and related demand for telecommunications services. However, we believe that the seasonality effects of the businesses of individual customers does not have a significant impact on our consolidated revenues.

Significant Relationships

      Reciprocal compensation payments from ILECs accounted for approximately 48.7%, 41.6% and 44.7% of our total revenues for the years ended December 31, 2002, 2001 and 2000, respectively. Reciprocal compensation recorded as revenue in 2002 includes payments received for settlements in connection with disputes over previously withheld reciprocal compensation, which amounted to $20.6 million, or 12.6%, of our total 2002 revenue. The revenues from these ILECs are the result of interconnection agreements we have entered into with them that provide for the transport and termination of local telecommunication traffic. Reciprocal compensation payments are currently an important source of revenue for us, and as a result, the failure, for any reason, of one or more ILECs from which we receive reciprocal compensation payments to make all or a significant portion of such payments in the future could adversely affect our financial condition. Reciprocal compensation revenue is a function of the number of calls we terminate, the minutes of use associated with such calls and the rates we are compensated at by ILECs. During 2002, we experienced an average decrease of approximately 57.6% in the rate at which we are compensated at by ILECs. Further reductions in reciprocal compensation rates in 2003 are anticipated. Although we have been successful in partially offsetting the impact of reductions in reciprocal compensation rates on our total revenues with increases in both the number of calls we terminate and in the total minutes of use associated with such calls, there can be no assurances that we will be able to continue to do so. The impact of future reductions in reciprocal compensation rates on our total revenue will continue to be determined by our ability to partially offset rate reductions with increased usage. For further information related to reciprocal compensation please refer to the discussion below in “— Regulation” and in Note 10 to our accompanying audited consolidated financial statements included in Item 8 of this Annual Report on Form 10-K. Reciprocal compensation payments from SBC accounted for approximately 31.5%, 32.8% and 34.0% of our total revenues for the years ended December 31, 2002, 2001 and 2000, respectively. Reciprocal compensation payments from Verizon accounted for approximately 16.0%, 7.4% and 10.4% of our total revenues for the years ended December 31, 2002, 2001 and 2000, respectively. No other entities accounted for more than 10% of our total revenues for these periods.

      SBC, from whom we are paid the largest amount of reciprocal compensation, is also our largest source of operating costs, accounting for 32.4%, 34.9% and 35.2% of the Company’s operating costs for the years ended December 31, 2002, 2001 and 2000, respectively.

Competition

      The telecommunications industry is both highly competitive and dominated by the ILECs who enjoy the benefit of significant market share earned over time when there was little to no competition in the marketplace. In this environment, we believe that the principal competitive factors differentiating our business from the competition will be customer service, network reliability, accurate billing, pricing levels and policies, and, to a lesser extent, a unique range of products and service offerings. Our ability to compete effectively will depend upon our continued ability to deliver high quality, value added, services at prices which are in accordance with accepted market rates. We believe that our ability to provide exceptional customer service in tandem with our unique statewide network in California will differentiate us in the marketplace. Many of our current and potential competitors have financial, personnel, and other resources, including brand name recognition, substantially greater than ours as well as other competitive advantages over us. Although we must be in a position to reduce our prices, if necessary, to meet rate reductions by our competitors, any such reductions could adversely affect us.

      Incumbent Local Exchange Carriers. In each of the markets we target, we will compete principally with the ILECs serving that area, such as SBC and Verizon in California, and Qwest in Arizona, Oregon, and Washington. Some ILECs in our territory, including Verizon and SBC in California, and Qwest in Washington, are offering long distance services to their local telephone customers. Qwest is actively seeking removal of Federal regulatory restrictions that prevents it from entering the long distance market in the remainder of its territory and may obtain approval in the remaining states within the next year or two. We believe ILECs expect to offset market share losses in their local markets by capturing a significant percentage of the long distance market, especially in the residential segment where the ILECs strong regional brand names and extensive advertising campaigns may be very successful. For more information, please refer to discussion below in “Regulation.”

      Due to the market dominance of the ILECs and other local telephone companies, we have not achieved a significant market share for any of our SME business services. In particular, the ILECs and other incumbent local telephone companies have long-standing relationships with their customers, have financial, technical and marketing resources substantially greater than ours, have the potential to subsidize competitive services with revenues from a variety of businesses, have long-standing relationships with regulatory authorities at the Federal and state levels, and currently benefit from certain existing regulations and regulated subsidies that favor the ILECs over their competitors in certain respects. While regulatory initiatives, which allow CLECs such as ourselves to interconnect with ILEC facilities, provide us with increased business opportunities, such interconnection opportunities have been, and likely will continue to be, accompanied by increased pricing flexibility for, and relaxation of regulatory oversight of, the ILECs.

      Competitive Access Carriers/ Competitive Local Exchange Carriers/ Other Market Entrants. We also face, and expect to continue to face, competition from other current and potential market entrants, including long distance carriers seeking to enter, reenter or expand entry into the local exchange market such as AT&T Corporation, WorldCom Inc. and Sprint Corporation and from other CLECs, possibly out-of-region ILECs, resellers of local exchange services, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end users. In addition, a renewed trend toward consolidation as a result of mergers, acquisitions and strategic alliances in the telecommunications industry could also affect the level of competition we face. Consolidation has already occurred in the ILEC industry, with the consolidations of Qwest and US West, Bell Atlantic and GTE and SBC and Pacific Bell. These types of consolidations and alliances put us at a greater competitive disadvantage.

      The Telecommunications Act of 1996 imposes certain regulatory requirements on all local exchange carriers, including competitors such as ourselves, while granting the FCC expanded authority to reduce the level of regulation applicable to any or all telecommunications carriers, including ILECs. The manner in which these provisions of the Telecommunications Act of 1996 are interpreted, implemented and enforced could have a material adverse effect on our ability to successfully compete against ILECs and other telecommunications service providers.

      Due to the readily available sources of capital during the 1990s, many CLECs and other incumbent carriers built their own networks, including fiber transport capacity, as a key component of their operating plans. This resulted in an excess of network capacity in many areas throughout the U.S. with insufficient traffic volumes to cover the corresponding cost of capital and debt loads that were necessary to build the network infrastructures. Accordingly, some of the companies have not survived or have been forced to reorganize, often through bankruptcy. When these companies reorganize they generally have new, lower cost structures which often allow them to aggressively price their products and services, effectively driving down market rates.

      Competition for Provision of Long Distance Services. The long distance telecommunications industry has numerous entities competing for the same customers and a high average churn rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. Prices in the long distance market have declined significantly in recent years and are expected to continue to decline with the advent of the authorization by the FCC to allow ILECs to offer long distance services in many states. Additionally, the continued effect of bundling multiple services into a single product offer will continue to lower the effective rate of long distance service.

      Competition from International Telecommunications Providers. Under the World Trade Organization agreement on basic telecommunications services, the United States and 68 other members of the World Trade Organization committed themselves to opening their respective telecommunications markets to foreign ownership and/or to adopting regulatory measures to protect competitors against anticompetitive behavior by dominant telecommunications companies, effective in some cases as early as January 1998. There can be no assurance that the pro-competitive effects of the World Trade Organization agreement will not have a material adverse effect on our business, financial condition and results of operations or that members of the World Trade Organization will implement the terms of the World Trade Organization agreement.

Regulation

      The following summary of regulatory developments and legislation does not purport to describe all present and proposed Federal, state and local regulations and legislation affecting the telecommunications industry or the Company, all of which are available in the public record. Other existing Federal and state legislation and regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals, which could change, in varying degrees, the manner in which this industry operates. Neither the outcome of these proceedings, nor their impact upon the telecommunications industry or the Company, can be predicted at this time. This section also includes a brief description of regulatory and tariff issues pertaining to the operation of the Company’s business, which is subject to varying degrees of Federal, state and local regulation.

Federal Regulation

      The FCC regulates interstate and international telecommunications services. We provide service on a common carrier basis. The FCC imposes certain regulations on common carriers such as the regional Bell operating companies that have some degree of market power. The FCC imposes less regulation on common carriers without market power including, to date, CLECs. Among other obligations, common carriers are generally subject to nondiscrimination requirements, as well as certain service reporting requirements. The FCC also requires common carriers to receive an authorization to construct and operate telecommunications facilities, and to provide or resell telecommunications services, between the United States and international points.

      In August 1996, the FCC released an interconnection decision establishing rules implementing the Telecommunications Act of 1996 requirements that ILECs negotiate interconnection agreements and providing guidelines for review of such agreements by state public utilities commissions. In 1997, certain of these rules were vacated on appeal to the U.S. Court of Appeals for the Eighth Circuit. In January 1999, the Supreme Court reversed most aspects of the Eighth Circuit’s holdings with respect to FCC jurisdiction and, among other things, declared that the FCC has general authority under the Telecommunications Act of 1996 to promulgate regulations governing local interconnection pricing, including regulations governing reciprocal compensation. The Supreme Court also upheld most of the FCC’s rules governing access to unbundled network elements (UNEs). The Court, however, remanded to the FCC its designation of UNEs based on the FCC’s use of an improper standard to determine whether an unbundled element must be made available. In November 1999, the FCC released an order largely retaining its list of UNEs, but eliminating the requirement that ILECs provide unbundled access to operator and directory assistance service and determined that in the most dense areas of the top 50 metropolitan areas, in certain circumstances, local switching need not be unbundled. The FCC at the same time added dark fiber to the list of UNEs. On May 24, 2002, the U.S. Court of Appeals for the District of Columbia Circuit remanded the decision back to the FCC for further consideration of the standard it had employed. On February 20, 2003 the FCC reapproved an order in its Triennial Review proceeding concerning the appropriateness of its unbundled network element designations. Since the FCC has yet to release its order or the underlying rules we cannot fully address the impact of the order on us.

      In July 2000, the U.S. Court of Appeals for the Eighth Circuit issued its order concerning the issues left unresolved by the Supreme Court. It vacated certain of the FCC’s rules. On May 13, 2002, the U.S. Supreme Court upheld the FCC’s forward looking pricing methodology used in determining the price of UNEs from ILECs, and the requirement that ILECs must provision combinations of UNEs that are not already combined.

      The Telecommunications Act of 1996 is intended to increase competition. The act opens the local services market by requiring ILECs to permit interconnection to their networks and establishing ILEC obligations with respect to:

Reciprocal Compensation. Requires all ILECs and CLECs to complete calls originated by competing carriers under reciprocal arrangements at prices based on a reasonable approximation of incremental cost or through mutual exchange of traffic without explicit payment;

Resale. Requires all ILECs and CLECs to permit resale of their telecommunications services without unreasonable restrictions or conditions. In addition, ILECs are required to offer wholesale versions of all retail services to other telecommunications carriers for resale at discounted rates, based on the costs avoided by the ILEC in the wholesale offering;

Interconnection. Requires all ILECs and CLECs to permit their competitors to interconnect with their facilities. Requires all ILECs to permit interconnection at any technically feasible point within their networks, on nondiscriminatory terms, at prices based on cost, which may include a reasonable profit. At the option of the carrier seeking interconnection, collocation of the requesting carrier’s equipment in the ILECs’ premises must be offered, except where an ILEC can demonstrate space limitations or other technical impediments to collocation;

Unbundled Access. Requires all ILECs to provide nondiscriminatory access to UNEs, including certain network facilities, equipment, features, functions, and capabilities, at any technically feasible point within their networks. Such access must be on nondiscriminatory terms, at prices based on cost, which may include a reasonable profit.

Number Portability. Requires all ILECs and CLECs to permit users of telecommunications services to retain existing telephone numbers without impairment of quality, reliability or convenience when switching from one telecommunications carrier to another;

Dialing Parity. Requires all ILECs and CLECs to provide ”1+” equal access to competing providers of telephone exchange service and toll service, and to provide nondiscriminatory access to telephone numbers, operator services, directory assistance, and directory listing, with no unreasonable dialing delays; and

Access to Rights-of-Way. Requires all ILECs and CLECs to permit competing carriers access to poles, ducts, conduits and rights-of-way at regulated prices.

      ILECs are required to negotiate in good faith with carriers requesting any or all of the above arrangements. If the negotiating carriers cannot reach agreement within a prescribed time, either carrier may request arbitration of the disputed issues by the state regulatory commission. Where an agreement has not been reached ILECs remain subject to interconnection obligations established by the FCC and state regulatory commissions.

      In May 1997, the FCC released an order establishing a significantly expanded Federal universal service subsidy regime. For example, the FCC established new subsidies for telecommunications and information services provided to qualifying schools and libraries and for services provided to rural health care providers. The FCC also expanded the Federal subsidies for local exchange telephone service provided to low-income consumers. Providers of interstate telecommunications service, such as ourselves, as well as certain other entities, must pay for these programs. Our share of these Federal subsidy funds are based on our share of certain defined telecommunications end-user revenues. To offset this expense, we currently charge our customers a surcharge on all interstate usage, subject to periodic adjustment. On December 13, 2002 the FCC adopted a Report and Order modifying the current method of assessing carrier contribution to the universal service fund. The revised revenue based methodology will impose universal service contributions on the basis of projected and collected end user revenues. The new methodology is an interim one pending a further FCC proceeding. The FCC and a Federal-state joint board also are continuing to examine and revise various aspects of universal service. We cannot predict the effect that further regulatory or judicial revision of the universal service regime will have on our business, financial condition or results of operations.

      The Telecommunications Act of 1996 permitted the regional Bell operating companies to enter the out-of-region long distance market immediately upon its enactment. Further, provisions of the Telecommunications Act of 1996 permit a regional Bell operating company to enter the long distance market in its traditional service area if it satisfies several procedural and substantive requirements in those states in which it seeks long distance relief. These requirements include obtaining FCC approval upon a showing that the regional Bell operating company has entered into interconnection agreements or, under some circumstances, has offered to do so. The interconnection agreements must satisfy a 14-point checklist of competitive requirements and the FCC must be satisfied that the regional Bell operating companies’ entry into long distance markets is in the public interest. To date, the FCC has approved applications to provide long distance services for 35 states, including California and Washington in the regions where we compete.

      In accordance with authority granted by the FCC, we resell the international telecommunications services of other common carriers between the United States and international points.

      In October 1996, the FCC adopted an order eliminating the requirement that non-dominant interstate carriers such as ourselves maintain tariffs on file with the FCC for domestic interstate and international end user services, and prohibiting the use of such tariffs. In June 1997, the FCC issued another order, which allows non-dominant carriers, such as ourselves, to offer interstate access services without the filing of tariffs. Accordingly, non-dominant interstate and international service providers are no longer able to rely on the filing of tariffs with the FCC as a means of providing notice to end user customers of prices, terms, and conditions under which they offer their domestic interstate interexchange and international services. The obligation to provide non-discriminatory, just and reasonable prices remains unchanged under the Communications Act of 1934. While tariffs provided a means of providing notice of prices, terms and conditions, we intend to rely primarily on our sales force and direct marketing to provide such information to our customers.

      To the extent we provide interexchange telecommunications service, we are required to pay access charges to ILECs and other CLECs when we use the facilities of those companies to originate or terminate interexchange calls. Also, as a CLEC, we provide access services to other interexchange service providers. The interstate access charges of ILECs are subject to extensive regulation by the FCC, while those of CLECs are subject to a lesser degree of FCC regulation. In several orders adopted in recent years, the FCC has made major changes in the structure of access charges. Although these orders will not apply directly to CLECs, ILEC reductions in switched access charges may place some downward pressure on CLECs to reduce their own switched access charges. A Petition for Reconsideration of one of these orders, the Coalition for Affordable Long Distance Service (CALLS) Order is currently before the FCC. The Order was appealed to the U.S. Court of Appeals for the District of Columbia Circuit. The Court remanded the case to the FCC.

      In August 1999, the FCC adopted an order granting price cap local exchange carriers additional pricing flexibility, implementing certain access charge reforms, and seeking comment on others. The order provides certain immediate regulatory relief to price cap carriers and sets a framework of “triggers” to provide these companies with greater flexibility to set interstate access rates as competition increases. On February 2, 2001, the U.S. Court of Appeals for the District of Columbia Circuit upheld the FCC rules regarding pricing flexibility. The FCC has granted pricing flexibility applications for switched access services in a number of cities. Additional petitions for pricing flexibility are presently pending.

      On May 21, 2001, the FCC’s new rules governing CLEC interstate access charges became effective. The rules establish an initial maximum rate of 2.5 cents per minute for interstate access charges for the first year. In the second year, the rate is reduced to 1.8 cents per minute. In the third year, the rate is further reduced to 1.2 cents per minute. At the end of the third year, the benchmark rate is reduced to the level of the ILEC. A CLEC may not file tariffs for above benchmark rates unless the ILEC in whose territory it operates charges a higher rate, in which case the CLEC may charge the higher ILEC rate or the rate it had tariffed in the previous six months, if lower than ILEC’s rate. A CLEC may charge a rate higher than the benchmark if the long distance carrier, through negotiations, agrees to such a higher rate.

      In addition, the FCC only allowed a CLEC to charge the benchmark rates in those areas in which the CLEC was actually serving customers on May 21, 2001. In new service areas, the CLEC may only tariff rates as high as the ILEC. In the same order, the FCC determined that a long distance carrier’s refusal to serve customers of a CLEC that tariffs the FCC’s benchmark rates would generally violate the long distance carrier’s duty as a common carrier to provide service on a reasonable basis. The manner in which the FCC continues to implement its approach to lowering access charge levels could have a material effect on our ability to compete in providing interstate access services. Several petitions for reconsideration of the FCC’s order were filed with the FCC, as well as appeals to the U.S. Court of Appeals for the District of Columbia Circuit. The Court granted the FCC’s request to hold the appeals in abeyance until the FCC decides the motions for reconsideration

      In February 1999, the FCC issued a declaratory ruling on the issue of inter-carrier compensation for calls bound to Internet service providers. The FCC ruled that the calls are jurisdictionally mixed, but largely interstate calls. The FCC, however, determined that this issue did not resolve the question of whether inter-carrier reciprocal compensation is owed for such calls under existing interconnection agreements. The FCC noted a number of factors that would allow the state public utilities commissions to continue to require the payment of reciprocal compensation. In March 2000, the U.S. Court of Appeals for the District of Columbia vacated the FCC’s declaratory ruling and remanded the matter to the FCC. The Court determined that the FCC has not provided a reasoned basis for treating calls to Internet service providers differently from other local calls.

      On April 27, 2001, the FCC released its Order on Remand regarding intercarrier compensation for Internet service provider-bound traffic. The FCC asserted exclusive jurisdiction over Internet service provider-bound traffic and established a new interim intercarrier compensation regime for Internet service provider-bound traffic with capped rates above a fixed traffic exchange ratio. Traffic in excess of a ratio of 3:1 (terminating minutes to originating minutes) is presumed to be ISP-bound traffic, and is to be compensated at rates that decrease from $.0015 to $.0007, or the applicable state-approved rate if lower, over three years. Traffic below the 3:1 threshold is to be compensated at the rates in existing and future interconnection agreements. Traffic above the 3:1 ratio is also subject to a growth ceiling with traffic in excess of the growth ceiling subject to “bill and keep,” an arrangement in which the originating carrier pays no compensation to the terminating carrier to complete calls. In addition, when a competitive carrier begins to provide service in a state it has not previously served, all traffic in excess of the 3:1 ratio is subject to bill-and-keep arrangements. In exchange for this reduction in reciprocal compensation obligations to CLECs, the ILECs must offer to exchange all traffic subject to Section 251(b)(5) of the Telecommunications Act of 1996, as well as Internet service provider-bound traffic, at the Federal capped rates. It is not possible to estimate the full impact of the FCC Order at this time because the Federal regime does not alter existing contracts except to the extent that they incorporate changes of Federal law, and because adoption of the Federal regime is within the discretion of the ILEC exchanging traffic with CLECs on a state-by-state basis. In the event an ILEC determines not to adopt the Federal regime, the ILEC must pay the same rate for Internet service provider-bound traffic as for calls subject to reciprocal compensation. The rules are the subject of petitions for reconsideration before the FCC were appealed to the U.S. Court of Appeals for the District of Columbia Circuit (Court). On May 3, 2002 the Court issued its decision in which it found that the FCC had failed to provide an adequate legal basis for its decision. The Court remanded the decision back to the FCC. In the interim the Court allowed the FCC’s interim compensation regime to remain in place. The Court’s decision not to vacate the interim compensation regime is the subject of a petition for certiorari to the U.S. Supreme Court. We cannot predict the impact of the FCC’s and the Court’s ruling on existing state decisions, the outcome of pending appeals or future litigation on this issue.

      In December 1996, the FCC initiated a Notice of Inquiry regarding whether to impose regulations or surcharges upon providers of Internet access and information services (the “Internet NOI”). The Internet NOI sought public comment upon whether to impose or continue to forebear from regulation of Internet and other packet-switched network service providers. The Internet NOI specifically identifies Internet telephony as a subject for FCC consideration. On April 10, 1998, the FCC issued a Report to Congress on its implementation of the universal service provisions of the 1996 Act. In the Report, the FCC indicated that it would examine the question of whether certain forms of “phone-to-phone Internet Protocol telephony” are information services or telecommunications services. It noted that the FCC did not have an adequate record on which to make any definitive pronouncements on that issue at this time, but that the record the FCC had reviewed suggests that certain forms of phone-to-phone Internet Protocol telephony appear to have similar functionality to non-Internet Protocol telecommunications services and lack the characteristics that would render them information services. If the FCC were to determine that certain Internet Protocol telephony services are subject to FCC regulations as telecommunications services, the FCC noted it may find it reasonable that the ISPs pay access charges and make universal service contributions similar to non-Internet Protocol based telecommunications service providers. The FCC also noted that other forms of Internet Protocol telephony appear to be information services.

      On October 18, 2002, AT&T Corporation filed a petition for declaratory ruling with the FCC with respect to phone-to-phone Internet Protocol telephony. The petition requested that the FCC affirm that such services are exempt from the access charges applicable to circuit switched interexchange calls and that it is lawful to provide such service through local end user services. Comments were filed with the FCC in response to the AT&T petition. It is unclear when the FCC might rule on the question presented. The Company cannot predict the outcome of these proceedings or other FCC or state proceedings that may affect the Company’s operations or impose additional requirements, regulations or charges upon the Company’s provision of Internet access and related Internet Protocol-based telephony services.

      In November 1999, the FCC also adopted a new order requiring ILECs to provide line sharing, which would allow CLECs to offer data services over the same lines that a consumer uses for voice services without the CLEC having to offer voice services. These rules were appealed and were reversed by the Court. The continued availability of line sharing is one of the issues addressed in the FCC’s yet to be released Triennial Review Order.

      The FCC and many state public utilities commissions have implemented rules to prevent unauthorized changes in a customer’s pre-subscribed local and long distance carrier services (a practice commonly known as “slamming.”) Pursuant to the FCC’s slamming rules, a carrier found to have slammed a customer is subject to substantial fines. In addition, the FCC’s slamming rules allow state public utilities commissions to elect to administer and enforce the FCC’s slamming rules. These slamming liability rules substantially increase a carrier’s possible liability for unauthorized carrier changes, and may substantially increase a carrier’s administrative costs in connection with alleged unauthorized carrier changes. The Communications Assistance for Law Enforcement Act (CALEA) provides rules to ensure that law enforcement agencies would be able to properly conduct authorized electronic surveillance of digital and wireless telecommunication services. CALEA requires telecommunications carriers to modify their equipment, facilities, and services used to provide telecommunications services to ensure that they are able to comply with authorized surveillance requirements. The Company’s switches are CALEA compliant.

State Regulation: General Framework

      State regulatory agencies have regulatory jurisdiction when Pac-West facilities and services are used to provide intrastate services. A significant portion of our current traffic is classified as intrastate and therefore subject to state regulation. To provide intrastate services, we generally must obtain a certificate of public convenience and necessity from the state regulatory agency and comply with state requirements for telecommunications utilities, including state tariffing requirements. We currently have such certificates to provide local exchange and intrastate toll service in California, Nevada, Washington, Oregon and Arizona. Most states in which we operate also require us to seek approval for any transfers of control.

      The implementation of the Telecommunications Act of 1996 is subject to numerous state rulemaking proceedings on these issues. Thus, it is difficult to predict how quickly full competition for local services, including local dial tone, will be introduced. Furthermore, the Telecommunications Act of 1996 provides that state public utilities commissions have significant roles in determining the content of interconnection agreements, including the responsibility to conduct the mandatory arbitration proceedings called for by the Telecommunications Act of 1996. The actions of the state public utilities commissions are subject to the Telecommunications Act of 1996 and, in several respects, the FCC’s interpretations thereof.

California Regulatory Proceedings and Judicial Appeals

      We are a party to several consolidated appeals before the United States Court of Appeals which involve decisions of the California Public Utilities Commission (CPUC) holding that local telephone calls placed to SPs are local calls entitled to reciprocal compensation, and that our interconnection agreements with SBC-California and Verizon-California may provide for the payment of reciprocal compensation for calls destined for our SP customers. The courts have upheld the decisions of the CPUC. These appeals have been consolidated with appeals concerning reciprocal compensation arising from lower court decisions in Oregon and Washington state in cases in which the Company is not a party.

      On March 29, 2002, SBC-California filed a petition for arbitration with the CPUC with respect to its interconnection agreement with us, which would replace our existing agreement which expired in June of 2001, but which continues in effect until replaced pursuant to its terms. This matter is now pending before the CPUC for a final decision. Drafts of two alternative decisions have been proposed for consideration by the CPUC. The decisions are identical except that one decision would require us to pay SBC-California certain charges when SBC-California carries a category of telephone calls referred to as “VNXX Calls” from its customers to certain customers of ours not physically located in the same local calling area as the calling party. We have estimated that these charges would approximate $40 million per year for the three year term of the agreement, but we have also estimated that we could extend the geographic scope of its network to avoid such charges through expenditures of approximately $12 million per year at SBC’s tariff rates. Both decisions under consideration approve the continued payment of reciprocal compensation for all local calls, including those to ISP customers of the company, which was voluntarily agreed to by the parties.

      On June 12, 2002, Verizon California filed a petition for arbitration with the CPUC with respect to its interconnection agreement with us which would replace our existing agreement which expired in April of 2002, but which has continued in effect until replaced pursuant to an order of the CPUC. This matter is now pending before the CPUC for final decision. Drafts of two alternative decisions have been proposed for consideration by the CPUC, which raise the same issue as described above with respect to the SBC-California arbitration, except that the potential financial impact to us of the proposed charges on VNXX calls would be significantly smaller. We cannot predict the outcome of the CPUC Commission proceedings, future appeals or additional pending cases involving related issues, or of the applicability of such proceedings to our interconnection agreement with these two or other ILECs. As a result, no assurance can be given that we will continue to collect reciprocal compensation in the future, or that additional charges may not be imposed upon the Company under such agreements in the future. Internet service providers currently form a significant part of our customer base in California and adverse decisions in these or related FCC proceedings could limit our ability to serve this group of customers profitably and have a material adverse effect on us.

      We expect that reciprocal compensation will continue to represent a significant portion of our revenues in the future although we expect the per minute reciprocal compensation rate to decline significantly. We are currently negotiating and implementing new interconnection agreements and the terms including reciprocal compensation. The per minute rate paid by SBC California under our current agreement has significantly decreased during the term of the agreement due to regulatory decisions concerning SBC-California’s applicable costs. The per minute rate in the agreement to be approved by the CPUC in the near future continues to be low. Based on current market conditions, we expect the per minute reciprocal compensation rate will continue to decline from historic rates under interconnection agreements in the future. Furthermore, the policies of the CPUC and other regulatory bodies are subject to change with respect to issues which affect the economic structure of interconnection agreements is other ways, and these issues can differ from time to time.

     Nevada Regulatory Proceedings and Judicial Appeals

      In September 1999, Nevada Bell filed suit in U.S. Federal District Court in Reno to overturn a Public Utilities Commission of Nevada decision requiring Nevada Bell to pay the Company reciprocal compensation for terminating traffic to Internet service providers. We negotiated an interconnection agreement, but were unable to agree on the issue of reciprocal compensation. In 1999, a commissioner from the Public Utilities Commission of Nevada serving as arbitrator of that dispute (pursuant to the Telecommunications Act of 1996’s arbitration provisions for interconnection agreements) ruled that Nevada Bell did not have to pay Pac-West reciprocal compensation for this traffic. The full Public Utilities Commission of Nevada overruled that decision and ordered Nevada Bell to pay such compensation under the Pac-West interconnection agreement. On March 21, 2001, in ruling on cross-motions for summary judgment, the district court vacated the Public Utilities Commission of Nevada decision and remanded the matter to the Public Utilities Commission of Nevada with instructions to redo its analysis regarding reciprocal compensation. We have appealed this decision to the United States Court of Appeals for the Ninth Circuit. The appeal has been stayed to allow the parties time to conduct settlement negotiations. With the court’s consent, the parties may agree to extend the stay.

     Local Regulation

      Our network is subject to numerous local regulations such as building codes and licensing requirements. Such regulations vary on a city-by-city and county-by-county basis. To the extent we decide in the future to install our own fiber optic transmission facilities, we will need to obtain rights-of-way over private and publicly owned land and pole attachment authorizations. There can be no assurance that such rights-of-way or authorizations will be available to us on economically reasonable or advantageous terms. We could also be subject to unexpected franchise requirements and be required to pay license or franchise fees based on a percentage of gross revenues or some other formula.

Employees

      As of December 31, 2002, we had 414 employees. We believe that our future success will depend on our continued ability to attract and retain highly skilled and qualified employees. None of our employees are currently represented by a collective bargaining agreement. We also believe that we enjoy good relationships with our employees.

Risk Factors

      Except for the historical information contained herein, this report contains forward-looking statements, subject to uncertainties and risks, and as a result, our actual results may differ materially from those discussed in this report. These uncertainties and risks include, among other things, the uncertainties and risks identified below. You should be aware, however, that the uncertainties and risks described below are not the only uncertainties and risks we are facing or will face in the future. Additional uncertainties and risks not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Our substantial indebtedness could adversely affect our business operations.

      We have a substantial amount of indebtedness and are highly leveraged. As of December 31, 2002, our long-term debt totaled $97.4 million. We may also incur additional indebtedness in the future to expand and develop our current business and services and enter new markets. Our substantial indebtedness could, among other things: increase our vulnerability to general adverse economic and industry conditions; limit our ability to fund future working capital, capital expenditures, marketing costs and other general corporate requirements; require us to dedicate a substantial portion of our cash flows from operations to payments on our indebtedness, thereby reducing the availability of our cash flows to fund working capital, capital expenditures, marketing efforts and other general corporate purposes; limit our flexibility in planning for or reacting to changes in our business and the industry in which we operate; place us at a competitive disadvantage compared to our less leveraged competitors; and limit our ability to borrow additional funds.

We may not be able to generate sufficient cash to service our indebtedness.

      Failure to generate cash in the future either from operations or from additional financing will adversely affect our ability to make payments on and to refinance our indebtedness and to fund capital expenditures and marketing efforts. Our ability to generate cash from operations will be particularly dependent on our ability to expand our business and manage our growth, provide competitive services, comply with applicable governmental regulations, negotiate favorable agreements and to maintain or lower our current expenditure rate. In addition, we may need to refinance all or a portion of our indebtedness on or before maturity. We may not be able to refinance this indebtedness on commercially reasonable terms or at all.

A substantial portion of our total revenue is based upon reciprocal compensation rates, which have been declining and are expected to continue to decline.

      Reciprocal compensation payments from ILECs accounted for approximately 48.7%, 41.6% and 44.7% of our total revenues for the years ended December 31, 2002, 2001 and 2000, respectively. Reciprocal compensation revenue is a function of the number of calls we terminate, the minutes of use associated with such calls and the rates we are compensated at by the ILECs. During 2002 we experienced an average decrease of approximately 57.6% in the rate at which we are compensated at by the ILECs. Further reductions in reciprocal compensation rates are anticipated in 2003. Although we have been successful in partially offsetting the impact of the reductions in reciprocal compensation rates on our total revenues with increases in both the number of calls we terminate and in the total minutes of use associated with such calls, there can be no assurance we will be able to continue to do.

We may not have sufficient funds available to expand our business.

      We may need to make significant capital expenditures in order to expand and develop our current business and to support new product offerings. We expect to fund these expenditures through existing resources, through internally generated funds, or through future equity and debt financings. If we are unable to raise sufficient funds, we may have to delay or abandon some of our expenditures or plans for future growth. This would result in underutilization of our established infrastructure, reduced profitability and may negatively affect our ability to compete for and satisfy the demands resulting from the growth and expansion of our customer base.

Failure to successfully implement our restructuring plan could adversely affect our operating results.

      In June 2002, we approved a restructuring plan that contained additional business initiatives to those approved and announced in August 2001. The June 2002 initiative was in to response to significant negative industry trends including bankruptcies and depressed valuations of public telecommunication companies, and included the closing of our switch facility in Colorado, which was completed in December 2002. The initiatives approved in August 2001 included the suspension of our expansion plans into Idaho and New Mexico and the closure of our switch facility in Utah, which was completed in December 2001. The 2001 restructuring plan also provided for a reduction in workforce and the exit from certain lower margin services, including residential resale and customer owned and maintained equipment. If we are unable to implement this restructuring plan in accordance with our expectations it could adversely affect our operating results.

The covenants in our senior notes indenture could adversely affect the operation of our business.

      Our senior notes indenture contain provisions which limit our management’s discretion by restricting our ability to: incur additional debt; pay dividends and make other distributions; prepay subordinated debt; make investments and other restricted payments; enter into sale and leaseback transactions; sell assets; and enter into certain transactions with affiliates. If we fail to comply with the restrictions of the senior notes indenture or any other subsequent financing agreements, a default may occur. This default may allow the creditors to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies.

A substantial portion of our total revenue is from reciprocal compensation payments which are subject to regulatory and legal uncertainty.

      A substantial portion of our revenues is derived from reciprocal compensation paid by ILECs with which we have interconnection agreements. We earn reciprocal compensation revenue by terminating on our network, local calls that originate on another carrier’s network. We believe that under the Telecommunications Act of 1996, other ILECs should have to compensate us when their customers place calls to Internet service providers who are our customers. The right of CLECs, such as ourselves, to receive this type of compensation is the subject of continual regulatory and legal challenges by the ILEC’s. Regulatory and legal decisions providing that other carriers do not have to compensate us for these calls could limit our ability to service this group of customers profitably and could have a material adverse effect on us.

We may be delisted from the Nasdaq SmallCap Market.

      On May 28, 2002, our common stock ceased being quoted on the Nasdaq National Market and began being quoted on the Nasdaq SmallCap Market. We are currently not in compliance with the Nasdaq’s minimum bid price requirement. To regain compliance with this requirement, the minimum closing bid price of our stock must close at $1.00 or above per share for a period of 10 consecutive business days. The bid price for our common stock has not closed above $1.00 per share since August 6, 2001. On March 19, 2003 we were notified by Nasdaq that we will be provided with an additional 90 days, or until May 12, 2003, to regain compliance with the minimum bid price requirement. If we are unable to regain compliance with the Nasdaq’s minimum bid price requirements, we expect to receive notification that our securities will be delisted from the Nasdaq SmallCap Market. If this happens, we may appeal the decision to a Listing Qualifications Panel, however there can be no assurance that we will be afforded any additional time to regain compliance.

      If we are delisted from the Nasdaq SmallCap Market, there may be a further reduction in the liquidity of the market for our common stock, which may cause a material adverse effect on the price of our common stock. Delisting could reduce the ability of holders of our common stock to purchase or sell shares as quickly and as inexpensively as they could have done in the past. This lack of liquidity would make it more difficult for us to raise capital in the future. Although we are working to comply with all continued listing requirements of Nasdaq, there can be no assurance that we will be able to satisfy such requirements.

The loss of key executive officers could negatively impact our business prospects.

      We believe that a critical component of our success will be the retention of our key executive officers. Mr. Wallace W. Griffin, our Chairman and Chief Executive Officer, and Henry R. Carabelli, our President and Chief Operating Officer, have significant expertise in the telecommunications industry and have been instrumental in establishing and executing our business plan and strategy. The loss of the services of one or more of these individuals or our other executive officers, including H. Ravi Brar, our Chief Financial Officer, Michael B. Hawn, our Vice President, Customer Network Services, Wayne Bell, our Vice President, Marketing and Service Provider Sales, Christine Ruane, our Vice President Sales — SME Markets, John F. Sumpter, our Vice President, Regulatory and Human Resources and Robert C. Morrison, our Vice President and General Counsel, could adversely affect our business prospects, financial condition and results of operations.

We are dependent on effective billing, customer service and information systems and we may have difficulties in developing these systems.

      Sophisticated back office information and processing systems are vital to our growth and our ability to monitor costs, bill and service customers, initiate, implement and track customer orders and achieve operating efficiencies. Our systems require continuous integration and on-going system development to ensure that they continue to meet our business needs.

      We cannot provide assurance that any of our systems will perform as expected because: we may fail to adequately identify all of our information and processing needs; our processing or information systems may fail or be inadequate; the scalability of our systems is unknown; we may not be able to effectively integrate such products or services; we may fail to upgrade systems as necessary; and third party vendors may cancel or fail to renew license agreements that relate to these systems. In addition, there can be no assurance that there would be synergy between the network architectures of our systems should it become necessary to transition data between our systems and other systems.

Our need to comply with extensive government regulation can increase our costs and slow our growth.

      Our networks and the provision of telecommunications services are subject to significant regulation at the Federal, state and local levels. Delays in receiving required regulatory approvals or the enactment of new adverse regulation or regulatory requirements may slow our growth and have a material adverse effect upon us. Regulators at both the Federal and state level require us to pay various fees and assessments, file periodic reports, and comply with various rules regarding the contents of our bills, protection of subscriber privacy, service quality and similar matters on an ongoing basis. We cannot provide assurance that the FCC or state commissions will grant required authority or refrain from taking action against us if we are found to have provided services without obtaining the necessary authorizations, or to have violated other requirements of their rules and orders. Regulators or others could challenge our compliance with applicable rules and orders. Such challenges could cause us to incur substantial legal and administrative expenses.

We are dependent on many vendors and suppliers and their financial difficulties may adversely affect our business.

      We depend on many vendors and suppliers to conduct our business. For example, we purchase our network assets from equipment manufacturers and other suppliers and we lease fiber and other circuits from other carriers as well as from companies, which construct these network elements for resale. Many of these third parties have experienced substantial financial difficulties, in some cases leading to bankruptcies and liquidations. The financial difficulties of these companies could have a material adverse affect on our business and prospects.

If we do not interconnect with and maintain efficient working relationships with our primary competitors, the ILECs, our business will be adversely affected.

      Many new carriers, including us, have experienced difficulties in working with the ILECs with respect to initiating, interconnecting, and implementing the systems used by these new carriers to order and receive UNEs and wholesale services and locating the new carriers’ equipment in the offices of the ILECs. As a new carrier, we must coordinate with ILECs so that we can provide local service to customers on a timely and competitive basis. The Telecommunications Act of 1996 created incentives for regional Bell operating companies to cooperate with new carriers and permit access to their facilities by denying such companies the ability to provide in-region long distance services until they have satisfied statutory conditions designed to open their local markets to competition.

      The regional Bell operating companies have been fined numerous times by both Federal and state authorities for their failure to comply with applicable telecommunications laws and regulations. We do not believe these fines have had any meaningful impact on the anticompetitive practices of many of these companies and in fact believe that these practices are increasing in most of our markets. We attempt to enforce our rights against these incumbent monopolies but often times the remedies are inadequate to change their anticompetitive practices and in any event provide us with little or no recovery of the damages we have suffered as a result of these practices. Moreover, efforts by us to enforce our rights against these companies may further diminish the level of cooperation we receive from them. If we cannot obtain the cooperation of a regional Bell operating company in a region, or a regional Bell operating company otherwise fails to meet our requirements, for example, because of labor shortages, work stoppages or disruption caused by mergers or other organizational changes or terrorist attacks, our ability to offer services in such region on a timely and cost- effective basis will be adversely affected.

Our principal competitors for local services, the ILECs, and potential additional competitors, have advantages that may adversely affect our ability to compete with them.

      The telecommunications industry is both highly competitive and dominated by the ILECs who enjoy the benefit of significant market share earned over time when there was little to no competition in the marketplace. Many of our current and potential competitors in the local market have financial, technical, marketing, personnel and other resources, including brand name recognition, substantially greater than ours, as well as other competitive advantages over us. In each of the markets targeted by us, we compete principally with the ILEC serving that area. These ILECs enjoy advantages that may adversely affect our ability to compete with them. ILECs are established providers of local telephone services to all or virtually all telephone subscribers within their respective service areas. ILECs also have long-standing relationships with Federal and state regulatory authorities. FCC and state administrative decisions and initiatives provide the ILECs with pricing flexibility for their: private lines, which are private, dedicated telecommunications connections between customers; special access services, which are dedicated lines from a customer to a long distance company provided by the local phone company; and switched access services, which refers to the call connection provided by the local phone company’s switch between a customer’s phone and the long distance company’s switch.

      In addition, with respect to competitive access services, such as special access services as opposed to switched access services, the FCC recently granted ILECs increased pricing flexibility and deregulation for such access services after certain competitive levels are reached. If the ILECs are allowed by regulators to offer discounts to large customers through contract tariffs, engage in aggressive volume and term discount pricing practices for their customers, and/or seek to charge competitors excessive fees for interconnection to their networks, competitors such as ourselves could be materially adversely affected. If future regulatory decisions afford the ILECs increased pricing flexibility or other regulatory relief, such decisions could also have a material adverse effect on competitors such as ourselves.

      We also face, and expect to continue to face, competition in the local market from other current and potential market entrants, including long distance carriers seeking to enter, reenter or expand entry into the local exchange marketplace such as AT&T Corporation, WorldCom, Inc. and Sprint Corporation, among others, and from other CLECs, resellers, competitive access providers, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end users. In addition, the development of new technologies could give rise to significant new competitors in the local market. These competitive forces could adversely affect our business.

Some of our competitors have lower cost structures.

      Due to the readily available sources of capital during the 1990s, many CLECs and other incumbent carriers included building their own networks, including fiber transport capacity, as a key component of their operating plans. This resulted in an excess of network capacity in many areas throughout the U.S. with insufficient traffic volumes to cover the corresponding cost of capital and debt loads that were necessary to build the network infrastructures. Accordingly, some of the companies have not survived or have been forced to restructure, often through bankruptcy. When these companies restructure they generally have new, lower cost structures which often allow them to aggressively price their products and services, effectively driving down the market rates in a way that could adversely affect our business.

We may not have the funds necessary to fund any required repurchase obligations of our outstanding senior notes.

      If we sell certain assets or experience a change of control, each holder of the senior notes will have the right to require us to repurchase all or any part of that holder’s senior notes for 101% of the aggregate principal amount of the senior notes repurchased plus accrued and unpaid interest. We would fund any repurchase obligation with our available cash, cash generated from other sources such as borrowings, sales of equity or funds provided by a new controlling person. However, we cannot be assured that there will be sufficient funds available for any required repurchases of the senior notes if a change of control occurs. Any future debt we incur may also contain restrictions on repayment which come into effect upon a change of control. If a change of control occurs, we cannot be assured that there will be sufficient funds to satisfy all of our debt obligations. These buyback requirements may also delay or make it harder for others to obtain control of Pac-West. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control under the indenture related to the senior notes.

A system failure could delay or interrupt our services.

      Our operations are dependant upon our ability to support our network infrastructure. Many of our customers are particularly dependent on an uninterrupted supply of services. Any damage or failure that causes interruptions in our operations could result in the loss of these customers and could have a material adverse effect on our business and our financial condition. Because of the nature of the services we supply and the nature of our network, it is not feasible to maintain complete backup systems, and the occurrence of a natural disaster, act of terrorism or other operational disruption or unanticipated problem could cause interruptions in the services we provide. Additionally, the failure of a major supplier to provide the communications capacity we require, or of a major customer to continue buying our goods and services, as a result of a natural disaster, act of terrorism or other operational disruption or any other reason, could cause interruptions in the service we provide and adversely affect our business prospects, financial condition and results of operations.

Variability of quarterly operating results could adversely affect our stock price.

      Our quarterly operating results have fluctuated, and will continue to fluctuate, significantly from period to period depending upon such factors as the changes in the regulatory environment in which we operate within, the level of reciprocal compensation received, success of our efforts to expand our customer base, the success of our sales and marketing efforts, the development of new services, changes in and the timing of expenditures relating to the continued expansion of our network, the success in our ability to negotiate settlements with carriers whom have withheld amounts owed to us, changes in pricing policies by us and by our competitors, factors relating to our acquisition strategy and certain other factors. As a result, it is likely that in some future quarters our operating results will be below the expectations of investors and securities analysts. If this happens, the trading price of the common stock could decline.

Our Stock Has Been Extremely Volatile.

      Our stock has experienced significant price and volume fluctuations, often times due to factors beyond our control. Given that our stock is thinly traded, sales by even a single large stockholder can materially decrease our market price. The market price for our common stock may continue to be subject to wide fluctuations in response to a variety of other factors, including but not limited to the following, some of which are beyond our control: revenues and operating results of our company or other emerging communications companies failing to meet the expectations of securities analysts or investors in any period; failure to successfully implement our business strategy; announcements of operating results and business conditions by our customers and competitors; technological innovations by competitors or in competing technologies; announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments; announcements by third parties of significant claims or proceedings against us; investor perception of our industry or our prospects; continued listing on the Nasdaq SmallCap Market;

economic developments in the telecommunications industry or general market conditions; or major geopolitical events such as war, terrorism or political change around the world.

Item 2.     Properties

      We are headquartered in Stockton, California and lease offices and space in a number of locations primarily for sales offices and network equipment installations. As of December 31, 2002, we had 27 premise leases. The table below lists our material active facilities as of December 31, 2002:

			Approximate
Location	Use	Lease Expiration	Square Footage

Stockton, CA	Corporate and administrative offices	September 2007	43,600
Stockton, CA	Switching facility	June 2004	33,000
Oakland, CA	Switching facility	November 2003	15,238
Los Angeles, CA	Switching facilities	September 2006	14,520
Las Vegas, NV	Switching facility	October 2009	12,065
Tukwila (Seattle area), WA	Switching facility	December 2009	16,851
Phoenix, AZ	Switching facility	April 2010	12,321

      We believe that our leased facilities are suitable and adequate to meet our current needs in the markets in which we currently operate. Additional facilities may be required as our business in our existing markets grow. Each of the leases associated with our material facilities is extendable at our option. Our Stockton, California switching facility lease is extendable for four two-year periods, and all other leases in the table above are extendable for two five-year periods.

Item 3.	Legal Proceedings

      On December 6, 2001, a complaint captioned Krim v Pac-West Telecomm, Inc., et. al., Civil Action No. 01-CV-11217, was filed in United States District Court for the Southern District of New York against the Company, certain executive officers, and various underwriters in connection with our initial public offering. An amended complaint was filed on April 19, 2002. The plaintiffs allege undisclosed improper underwriting practices concerning the allocation of shares of the Company’s common stock in exchange for excessive brokerage commissions or agreements to purchase shares at higher prices in the aftermarket, in violation of Section 11 of the Securities Act of 1933. The complaint also included a claim for securities fraud under Section 10(b) of the Securities Exchange Act of 1934. Substantially similar actions have been filed concerning the initial public offerings for more than 300 different issuers, and the cases have been coordinated as In re Initial Public Offering Securities Litigation, 21 MC 92. The complaint against the Company seeks unspecified damages on behalf of a purported class of purchasers of its common stock. Management believes that the plaintiff’s claims against the Company are without merit and is defending the case vigorously utilizing experienced counsel retained by a number of issuers and individual defendants in the cases in order to syndicate cost of defense as to common issues. The cost of defense is bourn by insurance. Insurance coverage exists for most of the claims asserted to date against the Company and the Company may have indemnification rights against its underwriters depending on the outcome of the case as against those underwriters. In October 2002, the executive officers of the Company were dismissed from the action by agreement with the plaintiffs which also resulted in tolling of the statute of limitations. The court recently dismissed the Section 10(b) claim against the Company.

      In addition, the Company is a party to various legal proceedings, including the SBC, Verizon and California Public Utilities Commission proceedings, and the Nevada Bell Telephone Company and Public Utilities Commission of Nevada proceeding related to reciprocal compensation payment and other interconnection agreement issues. For more information on legal proceedings related to reciprocal compensation payment and other interconnection agreement issues, please refer to “Business Regulation.”

Item 4.	Submission of Matters to a Vote of Security Holders

      None.

PART II

Item 5.     Market for Registrant’s Common Equity and Related Stockholder Matters

Market Information

      The Company’s common stock trades under the symbol “PACW.” On May 28, 2002 the Company’s stock began trading on the Nasdaq SmallCap Market after failing to meet the Nasdaq National Market System minimum requirements. The following table represents the quarterly high and low closing sale prices of the Company’s common stock for the years ended December 31, 2002 and 2001 as reported by the Nasdaq SmallCap Market.

	2002		2001

	High	Low	High	Low

First quarter	$0.66	$0.42	$6.63	$3.16
Second quarter	$0.75	$0.40	$3.60	$1.94
Third quarter	$0.60	$0.25	$1.86	$0.48
Fourth quarter	$0.70	$0.22	$0.85	$0.45

      As of March 25, 2003, the number of shareholders of record of the Company’s common stock was 517.

      On May 28, 2002, our common stock ceased being quoted on the Nasdaq National Market and began being quoted on the Nasdaq SmallCap Market. We are currently not in compliance with the Nasdaq’s minimum bid price requirement. To regain compliance with this requirement, the minimum closing bid price of our stock must close at $1.00 or above per share for a period of 10 consecutive business days. The bid price for our common stock has not closed above $1.00 per share since August 6, 2001. On March 19, 2003 we were notified by Nasdaq that we will be provided with an additional 90 days, or until May 12, 2003, to regain compliance with the minimum bid price requirement. If we are unable to regain compliance with the Nasdaq’s minimum bid price requirements, we expect to receive notification that our securities will be delisted from the Nasdaq SmallCap Market. If this happens, we may appeal the decision to a Listing Qualifications Panel, however there can be no assurance that we will be afforded any additional time to regain compliance.

      If we are delisted from the Nasdaq SmallCap Market, there may be a further reduction in the liquidity of the market for our common stock, which may cause a material adverse effect on the price of our common stock. Delisting could reduce the ability of holders of our common stock to purchase or sell shares as quickly and as inexpensively as they could have done in the past. This lack of liquidity would make it more difficult for us to raise capital in the future. Although we are working to comply with all continued listing requirements of Nasdaq, there can be no assurance that we will be able to satisfy such requirements.

      We have not declared any cash dividends on our common stock during the fiscal years 2002, 2001 and 2000, and do not anticipate declaring or paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of our business. Declaration or payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. In addition, our ability to pay dividends on the common stock is restricted by the provisions of our senior credit facility and our senior notes indenture.

Securities Issuance Under Equity Compensation Plans

      The information required to be set forth herein is included in the section entitled “Securities Issuance Under Equity Compensation Plans” in Item 10 of the Company’s Proxy Statement, which section is incorporated herein by reference.

Recent Sales of Unregistered Securities

      We have issued securities in the following transactions, each of which, unless otherwise indicated, was intended to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) or Regulation D thereunder:

      On February 2, 2000, we issued 442,103 shares of common stock with an aggregate value of $8,400,000 to the former shareholders of Installnet, Inc. and two related companies in exchange for their interests in the three companies;

      On October 5, 2000, we issued 36,136 shares of common stock with an aggregate value of $586,848 to BTC Corp in exchange for certain assets of BTC Corp; and

      On November 29, 2000, we issued 13,548 shares of common stock with an aggregate value of $160,000 to CJ Transition Inc. in exchange for certain assets of Communications Specialists Inc.

Item 6.	Selected Financial Data

      This section presents selected historical financial data of the Company. You should read carefully the consolidated financial statements, related notes thereto, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Annual Report on Form 10-K. The selected data in this section is not intended to replace the consolidated financial statements.

      Except as discussed below, we recognize revenues for telecommunications services when service is provided. Reciprocal compensation is recognized as revenue only to the extent received in cash or when collectibility is reasonably assured. For more information on reciprocal compensation, please refer to Note 1 and Note 10 to the accompanying audited consolidated financial statements included in Item 8 of this Annual Report on Form 10-K and “our Business — Regulation” above. The Company adopted SEC Staff Accounting Bulletin No. 101 (SAB 101) “Revenue Recognition in Financial Statements” in the fourth quarter of 2000, retroactive to January 1, 2000. SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition in financial statements. For more information, please refer to Note 1 to the accompanying consolidated financial statements included in Item 8 of this Annual Report on Form 10-K.

      EBITDA for the years ended December 31, 2002, 2001 and 2001 were $60.1 million, $1.0 million and $40.7 million, respectively. EBITDA represents earnings before interest, net; income taxes; depreciation and amortization. Although EBITDA is not a measure of financial performance under generally accepted accounting principles, we believe it is a common measure used by analysts and investors in comparing our Company’s results with those of our competitors as well as a means to evaluate our capacity to meet our debt service obligations. The Company uses EBITDA as an internal measurement tool of quarterly and annual performance. In addition, the Company compensated the entire employee base during 2002 due, in part, to the achievement of targeted EBITDA goals. The Company has also included EBITDA performance goals in its 2003 compensation package. Accordingly, we are including EBITDA in our discussion of financial performance as we believe that its presentation provides useful and relevant information. The table below reconciles EBITDA to the Company’s net income (loss) as determined in accordance with generally accepted accounting principals for each of the periods presented.

	Years Ended December 31,

(Dollars in thousands, except per share, line and minutes of	2002	2001	2000	1999	1998
use)
Statements of Operations Data:
Revenues	$164,098	$149,992	$139,090	$95,505	$42,211
Costs and expenses:
Cost of sales	53,525	57,345	42,388	20,510	15,344
Selling, general and administrative	58,985	66,099	54,026	22,855	14,577
Depreciation and amortization	41,479	34,657	20,905	8,689	4,106

	Years Ended December 31,

(Dollars in thousands, except per share, line and minutes of	2002	2001	2000	1999	1998
use)
Restructuring charges(1)	8,620	8,764	—	—	—
Impairment of assets(2)	16,621	16,787	—	—	—

Operating expense	179,230	183,652	117,319	52,054	34,027

Income (loss) from operations	(15,132)	(33,660)	21,771	43,451	8,184
Interest expense	17,398	19,937	18,932	18,124	4,199
Gain on repurchase of bonds(3)	(33,847)	—	—	—	—
Other (income) expense, net	(1,474)	(4,212)	(5,569)	(3,690)	3,091
Provision for (benefit from) income taxes	745	(14,593)	4,791	13,111	1,561

Net income (loss)	$2,046	$(34,792)	$3,617	$15,906	$(667)

Net income (loss) per share:
Diluted	$0.06	$(0.96)	$0.10	$0.56	$(0.38)
Other Data
EBITDA (unaudited)	$60,063	$1,032	$40,681	$52,140	$8,591
Cash flows from operations	46,400	12,251	41,762	41,439	12,033
Cash flows from investing activities	(30,834)	(9,883)	(67,841)	(135,966)	(42,031)
Cash flows from financing activities	(51,545)	4,986	66	161,979	41,631
DS-0 equivalent lines in service (unaudited)	327,021	235,244	193,397	122,477	57,444
Minutes of use (in billions) (unaudited)	32.1	26.6	23.7	16.1	7.7
Reconciliation of EBITDA to net income (loss):
EBITDA	$60,063	$1,032	$40,681	$52,140	$8,591
Less:
Depreciation and amortization	41,479	34,657	20,905	8,689	4,106
Interest expense, net	15,793	15,760	11,368	14,434	3,869
Provision for (benefit from) income taxes	745	(14,593)	4,791	13,111	1,283

Net income (loss)	$2,046	$(34,792)	$3,617	$15,906	$(667)

(1)	Restructuring charges relate to the Company’s restructuring plan approved and announced in June 2002 and August 2001. See Note 7 to the accompanying consolidated financial statements.

(2)	As a result of the Company’s modified business plan, the Company determined some of its assets were impaired and recorded impairment charges. See Note 6 to the accompanying consolidated financial statements.

(3)	During 2002, the Company repurchased some of its Senior Notes at a substantial discount to face value. See Note 9 to the accompanying consolidated financial statements.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

      Pac-West is a provider of integrated communications services in the western United States. Our customers include Internet service providers and enhanced communications service providers, collectively referred to as service providers (SPs), and small and medium-sized enterprise (SME) businesses, many of which are communications intensive users.

      Our predecessor, also known as Pac-West Telecomm, Inc., began selling office phone systems in 1980 and reselling long distance service to small and medium-sized businesses and residential customers in 1982. Beginning in 1986, our predecessor began offering paging and telephone answering services to its customers. Effective September 30, 1996, our predecessor transferred its telephone and answering service divisions to us. Prior to September 30, 1996, we did not conduct any operations and, since that time, we have disposed of the answering service division and have focused our business strategy on operating as a provider of integrated communications services

      We built our facilities-based network to capitalize on the significant growth in Internet usage and in the related demand for local telephone service by SPs, as well as the increasing demand of SME businesses for customized and integrated voice and data communications services. We believe the statewide footprint of our network, which encompasses all of the major metropolitan areas of California, provides us with a significant competitive advantage over ILECs and other CLECs, particularly with regard to SP customers. Our ubiquitous network within the State of California enables SPs to provide their business and residential customers with access to Internet, paging and other data and voice services from almost any point in the state through a local call. We believe the breadth of our product offerings and the structure of our network enable us to generate high network utilization, and strong gross profit margins.

      For the years ended December 31, 2002, 2001 and 2000 we had net revenues of approximately $164.1 million, $150.0 million and $139.1 million, respectively. Included in net revenues for the years ended December 31, 2002 were $33.8 million from the gain recognized on the repurchase of certain of the Company’s senior notes and $20.6 million of amounts collected in settlement for amounts owed but withheld by certain ILECs during 2002 and years prior. The amounts collected in the settlement represent 12.6% of our total revenues for 2002. Operating expenses for the years ended December 31, 2002, 2001 and 2000 were $179.2 million, $183.7 million and $117.3 million, respectively. Included in operating expenses for the years ended December 31, 2002 and 2001 were $25.2 million and $25.6 million, respectively, of restructuring and asset impairment charges. Net income (loss) for the years ended December 31, 2002, 2001 and 2000 were $2.0 million, ($34.8) million and $3.6 million, respectively. Net income for the year ended December 31, 2002 includes a gain on repurchase of bonds of $33.8 million.

      EBITDA for the years ended December 31, 2002, 2001 and 2001 were $60.1 million, $1.0 million and $40.7 million, respectively. EBITDA represents earnings before interest, net; income taxes; depreciation and amortization. Although EBITDA is not a measure of financial performance under generally accepted accounting principles, we believe it is a common measure used by analysts and investors in comparing our Company’s results with those of our competitors as well as a means to evaluate our capacity to meet our service obligations. The Company uses EBITDA as an internal measurement tool quarterly and annual performance and to compensate the entire employee base of the Company during 2002 due, in part, to the achievement of targeted EBITDA goals. The Company has also included EBITDA performance goals in its 2003 compensation package. Accordingly, we are including EBITDA in our discussion of financial performance as we believe that its presentation provides useful and relevant information. The table below reconciles EBITDA to the Company’s net income (loss) as determined in accordance with generally accepted accounting principals for each of the periods presented.

	Years Ended December 31,

	2002	2001	2000
($000’s)
EBITDA	$60,063	$1,032	$40,681
Depreciation and amortization	41,479	34,657	20,905
Interest expense, net	15,793	15,760	11,368
Provision for (benefit from) income taxes	745	(14,593)	4,791
Net Income (loss)	$2,046	$(34,792)	$3,617

      As of December 31, 2002, we had 327,021 total DS-0 (digital signal level of 64,000 bits per second) equivalent lines in service, referred to as “lines” going forward, an increase of 91,777 or 39.0% from December 31, 2001. Total lines in service include wholesale and on-network retail line equivalents. In response to technology and network design evolution toward increased data and Voice Over Internet Protocol (VoIP) standards, in the fourth quarter of 2001 the Company retroactively adjusted its line counting methodology to adopt industry standard bandwidth based measurement of lines in DS-0 equivalents. Our total lines in service include wholesale and on-network retail line equivalents. The Company has also segregated small to medium-size lines into on-network and off-network components as related to the Company’s decision to exit a number of off-network lines of business. For the years ended December 31, 2002, 2001 and 2000 our minutes of use were 32.1 billion, 26.6 billion and 23.7 billion, respectively. The corresponding percentage increase in minutes of use on a year over year period for 2002 to 2001 and 2001 to 2000 are 20.8% and 11.6%, respectively.

      In June 2002, we approved a restructuring plan that contained additional business initiatives to those approved and announced in August 2001. The 2002 restructuring plan was approved in response to continuing competitive pressure from competitors who had reorganized and lowered their cost structure, overcapacity in our industry and lower demand for our products and services. Among the initiatives, the 2002 restructuring plan provides for the closure of our switch facility in Colorado. In connection with such closing, we recorded a $9.3 million restructuring charge in the second quarter of 2002. Of this amount, $3.2 million related to the write-off of the net book value of leasehold improvements and equipment, which could not be redeployed to other locations and, in management’s best estimate, had a fair market value of zero; $2.8 million related to circuit commitment obligations; and $3.2 million related to future rent payments due for the abandoned premise in Colorado, which will be paid over the respective lease term which ends in fiscal year 2010. In order to estimate rent expense, we made certain assumptions related to this abandoned premise including: (1) the time period over which the premise would remain vacant, (2) sublease terms, and (3) estimated sublease rents. Due to the specialized nature of the switch facility and current economic conditions in Colorado, no sublease income was estimated. We anticipate operating and selling, general and administrative savings of approximately $0.5 million per quarter from the implementation of this restructuring plan, beginning in 2003. As of December 31, 2002, the Company has a remaining liability for this restructuring activity of approximately $5.8 million.

      In August 2001, in response to a weakening economy and increasing competitive pressure resulting from lower than expected demand for telecommunications services and overcapacity in our industry, we shifted our strategy to margin improvement, cost containment and cash conservation rather than top-line growth the Company approved and announced a restructuring plan. Among the initiatives included in the restructuring plan was the suspension of its expansion plans in certain states, exiting of certain lower margin products and services, including residential resale and customer owned and maintained (COAM) equipment, and undertaking certain cost reduction initiatives. In addition to restructuring certain product offerings, the Company closed its switch facility in Utah, consolidated six sales offices, and completed a workforce reduction of approximately 200 employees as part of the restructuring initiative. As a result of these restructuring initiatives, the Company recorded an $8.8 million restructuring charge, of which $5.0 million was related to the write-off of leasehold improvements and other equipment in Utah. As of December 31, 2002, the Company has a remaining restructuring liability of $0.6 million, relating to this restructuring activity.

      In accordance with Statement of Financial Accounting Standards (SFAS) No. 144 (SFAS 144), “Accounting for the Impairment or Disposal of Long-Lived Assets,” and previous to the adoption of SFAS 144, SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, “ the Company periodically evaluates the carrying amount of its property and equipment when events or changes in business circumstances have occurred which indicate the carrying amount of such assets may not be fully recoverable. Determination of impairment is based on an estimate of undiscounted future cash flows resulting from the use of the assets and their eventual disposition. If the Company determines an asset has been impaired, the impairment charge is recorded based on a comparison of the net book value of the identified fixed assets and the estimated discounted future cash flows the Company expects to be generated from the use of the assets over their estimated useful lives or the fair market value of the asset if available.

      During the second quarter of fiscal year 2002, as a result of the continuing competitive pressures in the telecommunications industry, the Company made certain business decisions that adversely affected the undiscounted cash flows for specific markets in which the Company competes. These decisions included refocusing the Company’s sales and marketing efforts primarily within California, not filling open positions outside of California, the preservation of cash for servicing and repurchasing of the Company’s outstanding debt and closing the Company’s switch facility in Colorado for which the Company recorded a restructuring reserve. These decisions, which limited the resources available to grow the markets outside of California, combined with slower sales growth forecasts, caused the carrying value of the Company’s assets located in the markets outside of California which could not be redeployed in California to no longer be recoverable from the estimated future undiscounted cash flows. At this time, in accordance with SFAS No. 144, the Company recorded an impairment charge of $7.2 million that represented the difference between the net book value of the identified fixed assets and the estimated discounted future cash flows the Company expected to be generated from the use of these assets over the average remaining useful lives. The Company’s cash flow projections for each of the Company’s geographic locations were developed using each locations historical growth rate. Certain locations outside of the Company’s primary business locations had negative cash flows over the estimated useful lives of the assets under evaluation. Due to an excess of commercial real estate availability existing in the identified markets where the Company’s impaired leasehold improvements existed and a remote possibility of being able to sublease the facilities, the Company assigned a fair value of zero for the impaired leasehold improvements.

      In the fourth quarter of 2002, due to changes in technology and the design of the Company’s next generation switching equipment, certain equipment that had previously been identified as eligible for redeployment within positive cash flow markets, was no longer eligible for redeployment. As a result, these specific assets were impaired and written down to their fair market value of $5.6 million in accordance with SFAS No. 144. The Company employed the services of a professional appraisal firm to determine the fair market value of the specific assets identified as impaired. Accordingly, in the fourth quarter of 2002, the Company recorded an impairment charge of $9.4 million. To the extent actual market conditions differ significantly from management’s estimates, the estimated fair market value of our long-lived assets could change, which may result in a future impairment charge and such charge, if any, may be material.

      During fiscal year 2002, we purchased from holders of our Senior Notes an aggregate of approximately $54.9 million principal amount of Senior Notes at a substantial discount to face value. The differences between the amounts we paid to the holders of the Senior Notes and the face values of the amounts purchased and costs paid to outside parties to complete the transaction, were recorded as gains on repurchase of bonds of $33.8 million for the year ended December 31, 2002. We have recorded the gains on repurchase of bonds in accordance with Financial Accounting Standards Board (FASB) issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” This Statement, issued in April 2002, rescinds FASB Statement No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” and an amendment of that Statement, FASB Statement No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements.” The provisions of SFAS No. 145 are effective in fiscal years beginning after May 15, 2002, with early adoption permitted and, in general, are to be applied prospectively. We continue to review all of our debt obligations and are considering various alternatives to continue to reduce such obligations, including, among other things, the purchase of additional Senior Notes in open market and privately negotiated transactions.

      On May 28, 2002, our common stock ceased being quoted on the Nasdaq National Market and began being quoted on the Nasdaq SmallCap Market. We are currently not in compliance with the Nasdaq’s minimum bid price requirement. To regain compliance with this requirement, the minimum closing bid price of our stock must close at $1.00 or above per share for a period of 10 consecutive business days. The bid price for our common stock has not closed above $1.00 per share since August 6, 2001. On March 19, 2003 we were notified by Nasdaq that we will be provided with an additional 90 days, or until May 12, 2003, to regain compliance with the minimum bid price requirement. If we are unable to regain compliance with the Nasdaq’s minimum bid price requirements, we expect to receive notification that our securities will be delisted from the Nasdaq SmallCap Market. If this happens, we may appeal the decision to a Listing Qualifications Panel, however there can be no assurance that we will be afforded any additional time to regain compliance.

      If we are delisted from the Nasdaq SmallCap Market, there may be a further reduction in the liquidity of the market for our common stock, which may cause a material adverse effect on the price of our common stock. Delisting could reduce the ability of holders of our common stock to purchase or sell shares as quickly and as inexpensively as they could have done in the past. This lack of liquidity would make it more difficult for us to raise capital in the future. Although we are working to comply with all continued listing requirements of Nasdaq, there can be no assurance that we will be able to satisfy such requirements.

Application of Critical Accounting Policies

      Critical Accounting Policies. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported amounts of revenues and expenses for the reporting period. We consider certain accounting policies related to revenue recognition and the collectibility of related receivables, provision for doubtful accounts receivable, estimated settlement of disputed billings and impairment for long-lived assets and goodwill to be critical policies due to the estimation processes involved in each. By their nature, these judgments are subject to an inherent degree of uncertainty. Thus, actual results could differ from estimates made and such differences could be material.

      Revenue Recognition and Collectibility of Related Receivable. In compliance with the Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 101 (SAB 101) “Revenue Recognition in Financial Statements”, the Company recognizes revenue when there is pervasive evidence of an arrangement, delivery of the product or performance of the service has occurred, the selling price is fixed and determined and collectibility is reasonably assured. The Company’s adoption of SAB 101 in 2000 changed the timing of when revenue is recognized for non-refundable up-front payments received for installation services. Historically, these amounts have been recognized in the period received. Under the revised revenue recognition policy, these payments, and related costs up to the amount of revenues, are recognized as revenue and expense ratably over the term of the service contracts, generally 24 to 36 months. Any costs in excess of recognized revenues are expensed in the current period. As of December 31, 2002 and 2001, $1,282,000 and $1,608,000, respectively, of installation payments received and $859,000 and $1,049,000, respectively, of associated costs were deferred and are included in deferred revenues and other assets, respectively, in the accompanying consolidated balance sheets.

      The cumulative effect of this accounting change was $1,415,000, net of income tax benefit of $943,000, and was taken as a charge to the first quarter of 2000. The accounting change did not have a material effect on quarterly revenue and quarterly earnings during 2000. The Company restated its results for the first three quarters of the year ended December 31, 2000, as reflected in Note 17. The pro forma impact of this change on years prior to 2000 has not been presented, as the impact of such change is immaterial to the individual years presented.

      Revenues from the sale of telecommunications products are recognized upon installation, or if no installation is required, upon shipment, which is concurrent with the transfer of legal title. Revenues from service access agreements are recognized as the service is provided, except for reciprocal compensation generated by calls placed to ISPs connected through the Company’s network. The rights of CLECs, such as the Company, to receive this type of compensation is the subject of numerous regulatory and legal challenges (see Note 10). Until this issue is ultimately resolved, the Company will continue to recognize reciprocal compensation as revenue when the price becomes fixed and determinable and collectibility is reasonably assured.

      Two ILECs with which the Company has interconnection agreements (see Note 10) had withheld payments from amounts billed by the Company under their agreements from 1997 to 1999. In 2002, settlements were entered into with these ILECs whereby the ILECs paid an aggregate of $20.6 million to the Company. The settlements were included in revenues for the year ended December 2002.

      Provision for doubtful accounts receivable. Provisions for allowances for doubtful accounts receivable are estimated based upon historical collection experience, customer delinquencies and bankruptcies, information provided by the Company’s customers, observance of trends in the industry and other current economic conditions. If this information does not properly reflect future collections, the Company’s accounts receivable balance could be overstated or understated.

      Accruals for disputed billings. During the ordinary course of business, the Company may be billed for carrier traffic that management believes the Company is not responsible for. Accordingly, the Company will enter into a dispute with the appropriate vendor and withhold payment until the matter is resolved. The Company’s current disputes are primarily related to incorrect facility rates or incorrect billing elements the Company believes it is being charged. Management regularly reviews and monitors all disputed items and, based on industry experience, records an accrual that is representative of what it believes it may pay to settle the dispute. Although the Company continues to actively try and expedite resolutions, often times the state Public Utilities Commission must get involved to arbitrate such agreements. This process is often not timely and resolutions often subject to appeal. As of December 31, 2002, the Company has accrued approximately $4.7 million, representing approximately 50% of the gross amount of disputes in negotiation at this time. If resolutions to items in negotiation are favorable or unfavorable to management’s estimations, the Company’s reserve for disputed items may be over or understated.

      Long-lived assets. In 2002, the Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company evaluates its long-lived assets if events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the potential future income expected to be generated by the asset. If an asset is considered to be impaired, it is written down to its estimated fair market value. This is assessed based on factors specific to the type of asset. In assessing the recoverability of these assets, the Company must make assumptions regarding, among other things, estimated future cash flows to determine the fair value of the respective assets. If these estimates and the related assumptions change in the future, the Company may be required to record additional impairment charges for these assets in the future.

Factors Affecting Operations

      Revenues. We derive our revenues from monthly recurring charges, usage charges and amortization of initial non-recurring charges. Monthly recurring charges include the fees paid by customers for lines in service and additional features on those lines, as well as equipment collocation services. Usage charges consist of fees paid by end users for each call made, fees paid by ILECs as reciprocal compensation for completion of their customers’ calls through our network, and access charges paid by carriers for long distance traffic terminated on our network. Initial non-recurring charges consist of fees paid by end users for the installation of our service. These payments, and related costs up to the amount of revenues, are recognized as revenue and expense ratably over the term of the service contracts, generally 36 months. In accordance with Staff Accounting Bulletin No. 101 “Revenue Recognition in Financial Statements,” the Company recognizes revenue when there is persuasive evidence of an arrangement, delivery of the product or performance of the service has occurred, the selling price is fixed or determinable and collectibility is reasonably assured.

      A substantial portion of our revenues is derived from reciprocal compensation paid by ILECs with which we have interconnection agreements. The revenues from these carriers are the result of interconnection agreements we have entered into with them that provide for the transport and termination of local telecommunication traffic. Reciprocal compensation payments are currently an important source of revenue for the Company, and as a result, the failure, for any reason, of one or more ILECs from which we receive reciprocal compensation payments to make all or a significant portion of such payments in the future could adversely affect our financial condition. Reciprocal compensation revenue key drivers are the number of calls we terminate, the minutes of use associated with such calls and the rates we are compensated at by the ILECs. During 2002, we experienced a decrease of approximately 57.6% in the rate at which we are compensated by the ILECs. Further rate reductions in reciprocal compensation in 2003 are anticipated. However to date, the Company has been successful in partially offsetting the impact of the rate reductions on its revenues due to increases in both the number of calls we terminate and in the total minutes of use associated with such calls. Future impact to the Company’s overall revenue will continue to be determined by the ability of the Company to partially offset reciprocal compensation rate reductions with increased usage.

The right of CLECs, such as the Company, to receive reciprocal compensation is the subject of numerous regulatory and legal challenges, further described below. Until the issues surrounding reciprocal compensation are ultimately resolved, the Company will continue to recognize reciprocal compensation as revenue when received in cash or when collectibility is reasonably assured. Accordingly, settlements the Company receives in connection with previously withheld reciprocal compensation billings are recognized as revenue in the month the cash is received. For the years ended December 31, 2002, 2001 and 2000, reciprocal compensation was $79.9 million, $62.4 million and $62.2 million, respectively, and accounted for approximately 48.7%, 41.6% and 44.7%, respectively, of our total revenues. Reciprocal compensation revenue recorded in the year ended December 31, 2002 includes a settlement of $4.8 million received from Verizon California (Verizon), formerly known as GTE, related to previously withheld reciprocal compensation billings. In addition, on October 29, 2002, Pac-West entered into a Settlement Agreement with SBC Communications (SBC) regarding various disputes between the parties for charges billed by Pac-West in prior fiscal years and during 2002 through August 31st. Under the terms of the Settlement Agreement, SBC agreed to pay Pac-West Fifteen Million Eight Hundred Thousand Dollars in settlement of those claims, which is also included within reciprocal compensation revenue for the year ended December 31, 2002.

      From June through December of 2001, Verizon withheld certain reciprocal compensation payments on the basis that the amounts invoiced by the Company exceeded the amounts permissible under an order of the Federal Communications Commission (FCC) which permitted ILECs to adopt a plan, on a statewide basis, containing such reduced rates. The Company contested Verizon’s withholdings before the California Public Utilities Commission, and on January 23, 2002, the California Public Utilities Commission ordered Verizon to pay all such withheld reciprocal compensation of approximately $4.8 million, plus interest.

      On May 16, 2002, the California Public Utilities Commission implemented a UNE (Unbundled Network Element) pricing structure for local traffic exchanged with SBC in California. A regulatory hearing is underway to determine the appropriate rate elements and costs for interconnecting local traffic between carriers in the State of California. The impact of this pricing structure has reduced the Company’s reciprocal compensation revenues by approximately $2.0 million per month from previous billings. We expect that reciprocal compensation will continue to represent a significant portion of our revenues in the future, however, recorded reciprocal compensation as a percentage of revenues is expected to decline. We are currently negotiating and implementing new interconnection agreements and the terms including reciprocal compensation. The per minute reciprocal compensation rate we receive from SBC under our current agreement is significantly lower than it was under our previous agreement as a result of the new UNE pricing structure. Based on current market conditions, we expect the per minute reciprocal compensation rate could decline from historic rates under interconnection agreements in the future. Further, as discussed in Note 10 to the accompanying audited consolidated financial statements, to the extent that the April 27, 2001 Federal regime for intercarrier compensation for ISP-bound traffic applies to the Company and is adopted by ILECs exchanging traffic with the Company, reciprocal compensation or intercarrier compensation rates will decline. It is not possible to estimate the impact of the April 27, 2001 FCC regime at this time because the Federal regime does not alter existing contracts except to the extent that they incorporate changes of Federal law, and because adoption of the Federal regime is within the discretion of the ILEC exchanging traffic with CLECs on a state-by-state basis. In addition, the rules are the subject of petitions for reconsideration before the FCC and review on remand from the U.S. Court of Appeals for the District of Columbia Circuit. In the event an ILEC determines not to adopt the Federal regime, the ILEC must pay the same rate for Internet service provider-bound traffic as for calls subject to reciprocal compensation. We cannot predict the impact of the FCC’s and the Court’s ruling on existing state decisions, the outcome of pending appeals or future litigation on this issue.

      Cost of Sales. Costs of sales are comprised primarily of leased transport charges, usage charges for long distance and intrastate calls and, to a lesser extent, reciprocal compensation we pay to other companies related to calls that originate with a Pac-West customer and terminate on the network of an ILEC or other CLEC. Our leased transport charges include the lease payments we incur for the transmission facilities, or circuits, used to connect our customers to our switches and to connect to the ILEC and other CLEC networks. Due to our strategy of leasing rather than building our own transport facilities our operating costs provide for gross margins in excess of 50%. Our lease commitments often have initial lease terms in excess of one-year from the commitment date. When the lease commitment is fulfilled, the lease often converts to a month-to-month agreement and thus reduces our future lease commitments. In fiscal years 2001 and 2000, our lease payments for transmission facilities increased significantly as a result of our expansion at that time. During these years, we increased the capacity of our switching facilities in Los Angeles, Oakland and Stockton, California and completed new switching facilities in, or near, Phoenix, Arizona, Seattle, Washington, Denver Colorado and Salt Lake City, Utah. However, in connection with our restructuring initiatives announced in the third quarter of 2001 and the second quarter of 2002, designed, among other things, to improve our capital utilization and efficiencies, our recurring circuit commitment costs have decreased from prior periods. Although we continue to look for ways to continue to reduce our operating costs, we cannot guarantee that our operating costs will continue to decline in the future.

      Selling, General and Administrative Expenses. Our selling, general and administrative expenses include network development, administration and maintenance costs, selling and marketing, customer service, provisions for doubtful accounts, information technology, billing, corporate administration and personnel.

Results of Operations

      The following table summarizes the results of operations as a percentage of revenues for Pac-West for the years ended December 31, 2002, 2001 and 2000. Income (loss) from operations for 2002 includes restructuring and impairment charges totaling $25.2 million. Income (loss) from operations for 2001 includes restructuring and impairment charges totaling $25.6 million. Net income for 2000 includes a charge related to a change in accounting principle incurred upon the Company’s adoption of SAB 101 of $1.4 million, net of income tax benefit of $0.9 million.

	Year Ended December 31,

	2002	2001	2000

Statements of Operations Data:
Revenues	100.0%	100.0%	100.0%
Cost of sales	32.6	38.2	30.5
Selling, general and administrative expenses	35.9	44.1	38.8
Depreciation and amortization expense	25.3	23.1	15.0
Income (loss) from operations	(9.2)	(22.4)	15.7
Net income (loss)	1.2	(23.2)	2.6

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

      The significant revenue components and operational metrics of the Company for the years ended December 31, are as follows:

	Year Ended December 31,

	2002	2001	% Change

Revenues (in millions):
Reciprocal Compensation	$79.9	$62.4	28.0%
Direct billings to SP customers	41.5	39.3	5.6
Direct billings to SME customers	12.9	10.9	18.3
Outbound local and long distance	13.2	14.4	(8.3)
Dedicated transport	8.9	9.8	(9.2)
Switched access	7.2	5.7	26.3
COAM	0.5	7.2	(93.1)
Other(1)	—	0.3	(100.0)

Total Revenues	$164.1	$150.0	9.4%

Operational metrics:
DS-0 equivalent lines in service (unaudited)	327,021	235,244	39.0%
Minutes of use (in billions) (unaudited)	32.1	26.6	20.7%

      Consolidated revenues for the year ended December 31, 2002 increased by $14.1 million, or 9.4%, to $164.1 million from $150.0 million for the year ended December 31, 2001. The increase in revenues is primarily the result of an increase of $17.5 million in reciprocal compensation, which includes $20.6 million of previously withheld reciprocal compensation billings in negotiated settlements during 2002 as discussed above. In addition, there was an increase of $4.2 million in recurring charges and installation charges billed directly to SP and SME business customers and an increase of $1.5 million in switched access revenues resulting from increased line growth and usage. These increases were partially offset by a decrease of $6.8 million in product and service revenues related to exiting the COAM business, a decrease of $1.2 million in local and long distance usage revenues and a decrease of $0.9 million in dedicated transport services due primarily to declining market rates. During 2002, we experienced a decrease of approximately 57.6% in the reciprocal compensation rate at which we are compensated at by the ILECs. Further rate reductions in reciprocal compensation in 2003 are anticipated. However, to date, the Company has been successful in partially offsetting the impact of the rate reductions on its revenues due to increases in both the number of calls we terminate and in the total minutes of use associated with such calls.

      The total lines in service increased 39% to 327,021 as of December 31, 2002 from 235,244 lines as of December 31, 2001. Billable minutes of use were 32.1 billion for the twelve months ended December 31, 2002, up 21% from 26.6 billion billed minutes during 2001 As discussed above, in response to technology and network design evolution toward increased data and Voice over IP (VoIP) standards, the Company has retroactively adjusted its line counting methodology to adopt industry standard bandwidth-based measurement of lines in DS-0 equivalents. The Company has also segregated SME lines into on-network and off-network components as related to the Company’s decision to exit a number of off-network lines of business.

      The number of inbound local minutes subject to reciprocal compensation revenues in accordance with interconnection agreements were 31.4 billion and 26.0 billion for the years ended December 31, 2002 and 2001, respectively, while the year over year increase of 5.4 billion billable minutes of use from 2001 to 2002 represented a 20.8% increase. However, the favorable increase in inbound local minutes was offset by the 57.6% decline in the reciprocal compensation rate over the course of the year. Net of the effect of the negotiated settlements for reciprocal compensation of $20.6 million during the year ended December 31, 2002, reciprocal compensation revenues decreased $3.1 million from 2001 to $59.3 million compared to

$62.4 million for the year ended December 31, 2001. Total reciprocal compensation revenue, inclusive of settlement amounts, for the year ended December 31, 2002 was $79.9 million.

      Direct billings to SP customers increased during the year ended December 31, 2002 from the same period in 2001 by $2.2 million, or 5.6% to $41.5 million from $39.3 million during the year ended December 31, 2001. This change was due to the increase in lines in service to this market from 193,266 lines at December 31, 2001 to 272,636 lines in service at December 31, 2002. The revenue effect of the 41.1% increase in lines in service was partially offset by the drop in DSL revenue when the Company exited the DSL market during the second quarter of 2002.

      Direct billings to SME business customers increased during the year ended December 31, 2002 from the same period in 2001 by $2.0 million, or 18.3% to $12.9 million from $10.9 million during the year ended December 31, 2001. This change was due to the increase in lines in service from 41,978 lines at December 31, 2001 to 54,385 lines in service at December 31, 2002. The revenue effect of the 29.6% increase in lines in service was partially offset by a drop in the residential resale revenue when the Company exited the residential market during the second quarter of 2002.

      Outbound local and long distance revenues, including 800, 888, and 877 numbers and travel card calls, decreased during the year ended December 31, 2002 from the same period in 2001 by $1.2 million or 8.3% to $13.2 million from $14.4 million during the year ended December 31, 2001. Although total minutes billed to customers increased between periods, the average rate per minute charged to customers declined in part to a change in the mix between local and long distance calls made by customers changed during these periods. During the year ended December 31, 2002, approximately 44.8% of minutes billed to customers were charges for local minutes compared to approximately 43.6% in the same period ended 2001. The revenue effect was also impacted when the Company made business decisions to exit certain lines of business such as residential, certain 800 numbers and the suspension of service in states outside the Company’s network footprint.

      The $0.9 million, or 9.2%, decrease in dedicated transport revenues to $8.9 million during the year ended December 31, 2002 from $9.8 million during the year ended December 31, 2001 primarily relates to decreases in the number of SP customers who collocate at our SuperPOPs.

      As a result of comprehensive product reviews intended to identify opportunities to improve profitability undertaken in connection with the development of the restructuring plan, we decided to exit certain low-margin businesses in 2001 such as COAM equipment, residential resale and DSL and concentrate efforts in developing next generation offerings. This decision contributed to decreased revenues from product and service offerings of $6.7 million, or 93.1%, for the year ended 2002 compared to the same period ended 2001.

      The significant costs and expenses of the Company for the years ended December 31, are as follows:

	Year Ended December 31,

	2002	2001	% Change

Costs and expenses (in millions):
Cost of sales	$53.5	$57.3	(6.7)%
Selling, general and administrative	59.0	66.1	(10.8)
Depreciation and amortization	41.5	34.7	19.6

Total Costs and Expenses	$154.0	$158.1	(2.6)%

      Our consolidated cost of sales for the year ended December 31, 2002 decreased $3.8 million, or 6.7% to $53.5 million from $57.3 million for the year ended December 31, 2001. Although we continue to experience an increase in network operations associated with a higher level of minutes of use passing through our network, our cost of sales is declining from the prior year as a result of discontinuing certain low-margin products and services, the business decision made by the Company to shut down certain of its switch locations during 2001 and improving capital utilization.

      Our consolidated selling, general and administrative expenses for the year ended December 31, 2002 decreased $7.1 million, or 10.8%, to $59.0 million from $66.1 million for the year ended December 31, 2001.

In first two quarters of 2001 we incurred significant selling and marketing costs in connection with our anticipated efforts to expand our operations and establish ourselves in new markets before the decision was made to implement the 2001 restructuring plan, which provided for, among other things, a workforce reduction. Our headcount remained fairly stable throughout 2002 with 414 employees as of December 31, 2002 compared to 407 employees at December 31, 2001. During the fourth quarter of 2001 the Company completed a work force reduction of approximately 200 employees as part of its 2001 restructuring plan. As anticipated, the workforce reduction resulted in payroll savings of approximately $5.4 million for the year ended December 31, 2002 compared to the year ended December 31, 2001. Selling, general and administrative expenses for the year ended December 31, 2001 also include approximately $1.1 million of provision for doubtful accounts compared to $3.2 million for the year ended December 31, 2001, a decrease of $2.1 million. During 2001 the Company experienced an unusually high level of delinquencies and bankruptcies in its customer base. This was primarily due to the Company’s mix of customers, which included among others residential, paging and COAM. The Company exited these product lines during 2001 and early 2002 due in part to the high level of delinquencies experienced in 2001 on these product lines. In addition, the Company’s SP customer base contracted as the smaller, less financially stable customers were forced to restructure, or failed to survive. The Company’s overall SP lines in service and SP revenues were not directly affected by this contraction as the Company’s larger SP customers absorbed many of the smaller SP customers end user base. Partially offsetting these costs savings, however, were additional legal expenses incurred in connection with the Company’s efforts to defend its position on various reciprocal compensation proceedings described above in “Factors Affecting Operations,” and additional maintenance and property tax expense incurred on purchases of equipment between the years. Selling, general and administrative expenses were 35.9% and 44.1% of revenues for the years ended December 31, 2002 and 2001 respectively.

      Our consolidated depreciation and amortization expense for the year ended December 31, 2002 increased $6.8 million to $41.5 million from $34.7 million for the year ended December 31, 2001. Depreciation and amortization as a percentage of revenues increased to 25.3% for the year ended December 31, 2002 from 23.1% from the year ended December 31, 2001. The increase in depreciation and amortization expense was primarily due to additional depreciation expense incurred related to significant capital purchases between years. During the year ended December 2002 the Company purchased an additional $20.2 million of property and equipment.

      Our consolidated interest expense for the year ended December 31, 2002 decreased $2.5 million to $17.4 million from $19.9 million for the year ended December 31, 2001. Interest expense is net of capitalized interest. Interest expense over these two years is primarily related to the $150 million Senior Notes issued on January 29, 1999, including amortization of related deferred financing costs associated with the offering over a period of ten years. As a result of purchasing form holders of our Senior Notes an aggregate of approximately $54.9 million principal amount of Senior Notes during 2002, described above, interest expense on our Senior Notes declined between the years. However, these interest savings were partially offset by a reduction of capitalized interest of $1.0 million and $1.7 million for the twelve months ended December 31, 2002 and 2001 respectively.

      Our consolidated interest income for the year ended December 31, 2002 decreased $2.6 million to $1.6 million from $4.2 million for the year ended December 31, 2001. This decrease is primarily related to lower cash balances between the years. Interest income includes realized gains and losses on investments.

      The Company’s effective income tax rates reflect the applicable Federal and state statutory income tax rates. For the years ended December 31, 2002 and 2001, the Company’s effective income tax rate was 26.7% and (29.5)%, respectively.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

      The significant revenue components and operational metrics of the Company for the years ended December 31, are as follows:

	Year Ended December 31,

	2001	2000	% Change

Revenues (in millions):
Reciprocal Compensation	$62.4	$62.2	0.3%
Direct billings to SP customers	39.3	29.2	34.6
Direct billings to SME customers	10.9	7.2	51.4
Outbound local and long distance	14.4	16.1	(10.6)
Dedicated transport	9.8	7.7	27.3
Switched access	5.7	5.7	—
COAM	7.2	9.9	(27.3)
Other(1)	0.3	1.1	(72.7)

Total Revenues	$150.0	$139.1	7.8%

Operational metrics:
DS-0 equivalent lines in service (unaudited)	235,244	193,397	21.6%
Minutes of use (in billions) (unaudited)	26.6	23.7	12.2%

      Consolidated revenues for the year ended December 31, 2001 increased $10.9 million or 7.8% to $150.0 million from $139.1 million for the same period ended in 2000. The increase in revenues is primarily attributed to an increase of $0.2 million in paid local interconnection revenues, an increase of $10.1 million and $3.7 million in recurring charges and installation charges billed directly to SPs and business customers, respectively, a decrease of $1.7 million in local and long distance usage revenues, an increase of $2.1 million in dedicated transport revenues, and a decrease of $2.7 million in product and service revenues related to exiting the COAM business.

      In 2000, we increased the capacity of our switching facilities in Los Angeles, Oakland and Stockton, California and completed new switching facilities in, or near, Phoenix, Arizona, Denver, Colorado and Salt Lake City, Utah (our restructuring plan provided for the closure of our Utah switch facility, which was closed in December 2001). As a result of additional switching facilities, increased utilization of expanded switch capacities and acquisitions completed during 2000, our revenues for the year ended December 31, 2001 increased $10.9 million, or 8%, from the same period ended in 2000.

      The total lines in service increased 21.6% to 235,244 as of December 31, 2001 from 193,397 lines as of December 31, 2000. Billable minutes of use were 26.6 billion for the twelve months ended December 31, 2001, up 12.2% from 23.7 billion billed during the same period in 2000. The number of inbound local minutes subject to reciprocal compensation revenues in accordance with interconnection agreements 11.6%, for the year ended December 31, 2001 over the same period ended 2000. The minutes subject to reciprocal compensation increased 2.7 billion minutes to 26.0 billion minutes in 2001 from 23.3 billion minutes in 2000. However, favorable revenues from increased inbound local calls and minutes was almost entirely offset as one ILEC with which we have an interconnection agreement, refused to pay that portion of reciprocal compensation due under their interconnection agreement that they estimated was in excess of the payments required if the rate structure pursuant to the FCC Order on Remand was applicable to our interconnection agreement with them. For more information, please refer to Note 10 to the accompanying audited consolidated financial statements included in Item 8 of this Annual Report on Form 10-K. The net effect resulted in a $0.2 million increase in paid interconnection revenues for the year ended December 31, 2001 over the corresponding period in 2000. Revenues from switched access charges for the year ended December 31, 2001 remained substantially unchanged from those recorded in the previous year.

      Direct billings to SP customers increased during the year ended December 31, 2001 from the same period in 2000 by $10.1 million, or 34.6%. Lines in service to this market increased from 164,527 lines at December 31, 2000 to 193,266 lines in service at December 31, 2001, an increase of 17.5%.

      Direct billings to SME business customers increased significantly from the year ended December 31, 2000, resulting in increased revenues of $3.7 million for the year ended December 31, 2001, a 51.4% increase. As of December 31, 2001, we had 41,978 on-network lines in service compared to 28,870 lines at December 31, 2000, an increase of 45.4%.

      Outbound local and long distance revenues, including 800, 888, and 877 numbers and travel card calls, decreased $1.7 million during the year ended December 31, 2001 from the same period ended in 2000. Although total minutes billed to customers increased between periods, the average rate per minute charged to customers declined as the mix between local and long distance calls made by customers changed during these periods. During the year ended December 31, 2001, approximately 43.6% of minutes billed to customers were charges for local minutes compared to approximately 31.6% in the same period ended 2000.

      The $2.1 million, or 27.3%, increase in dedicated transport revenues primarily relates to increased data networking services for private networks.

      As a result of comprehensive product reviews intended to identify opportunities to improve profitability undertaken in connection with the development of the restructuring plan, we decided to exit certain low-margin businesses such as COAM equipment and residential resale and concentrate our efforts in developing next generation offerings. This decision to exit the COAM equipment business in the quarter ended September 30, 2001 contributed to decreased revenues from product and service offerings of $2.7 million, or 27.3%, for the year ended 2001 compared to the same period ended 2000.

      The significant costs and expenses of the Company for the years ended December 31, are as follows:

	Year Ended December 31,

	2001	2000	% Change

Costs and expenses (in millions):
Cost of sales	$57.3	$42.4	35.2%
Selling, general and administrative	66.1	54.0	22.4
Depreciation and amortization	34.7	20.9	66.0

Total Costs and Expenses	$158.1	$117.3	34.8%

      Our consolidated operating costs for the year ended December 31, 2001 increased $14.9 million to $57.3 million from $42.4 million for the corresponding period in 2000. The increase in operating costs was primarily due to an increase in network operations associated with an anticipated higher level of telecommunications activity and to achieve geographic coverage. In addition, we continued to make significant investments in our network infrastructure during 2000 and the first part of 2001 to accommodate anticipated growth of our communications services. In the quarter ended September 30, 2001, we recorded a provision against operating costs to write down excess inventory of approximately $0.6 million as a result of exiting the COAM equipment business.

      Our consolidated selling, general and administrative expenses for the year ended December 31, 2001 increased $12.1 million to $66.1 million from $54.0 million for the corresponding period in 2000. As expected, we incurred significant selling and marketing costs in connection with our efforts to expand our operations and establish ourselves in markets before switches became operational and generated revenues. In August 2001, in response to a weakening economy, we approved and announced a restructuring plan that included, among other things, a workforce reduction designed to reduce our expenses. As a result of normal attrition and the workforce reduction, our headcount was reduced to 407 employees as of December 31, 2001 from 693 employees at December 31, 2000. In addition, selling, general and administrative expenses for the year ended December 31, 2001 include approximately $3.2 million of provision for doubtful accounts reflective of the softening economy and increased delinquencies and bankruptcies, an increase of $2.2 million from the same period ended 2000. Selling, general and administrative expenses were 44.1% and 38.8% of revenues for the years ended December 31, 2001 and 2000, respectively.

      Our consolidated depreciation and amortization expense for the year ended December 31, 2001 increased $13.8 million to $34.7 million from $20.9 million for the same period in 2000. Depreciation and amortization as a percentage of revenues increased to 23.1% for the year ended December 31, 2001 from 15.0% from the same period ended 2000. The increase in depreciation and amortization expense was primarily due to additional depreciation expense incurred related to significant capital purchases between years. During the year ended December 2001, including $2.0 million of purchases financed under a capital lease facility, the Company purchased an additional $37.2 million of property and equipment.

      Our consolidated interest expense for the year ended December 31, 2001 increased $1.0 million to $19.9 million from $18.9 million in 2000. Interest expense over these two periods is primarily related to the Company’s $150 million Senior Notes, including amortization of related deferred financing costs associated with the offering over a period of ten years. Interest expense is net of amounts capitalized of $1.7 million and $2.5 million for the twelve months ended December 31, 2001 and 2000, respectively.

      Our consolidated interest income for the year ended December 31, 2001 decreased $3.4 million to $4.2 million from $7.6 million for the same period in 2000. This decrease is primarily related to lower cash balances between periods. Interest income includes realized gains and losses on investments.

      The Company’s effective income tax rates reflect the applicable Federal and state statutory income tax rates applied to pretax income (loss) adjusted for the tax impact of the non-deductibility of certain acquisition related goodwill amortization and impairment charges. For the years ended December 31, 2001 and 2000, the Company’s effective income tax rate was (30%) and 49%, respectively.

Quarterly Operating and Statistical Data

      The following table sets forth unaudited operating and statistical data for each of the specified quarters of 2002 and 2001. The operating and statistical data for any quarter are not necessarily indicative of results for any future period. Lines sold to date and lines in service to date for all quarters in the table below have been adjusted as discussed under “— Overview” above.

	Quarter Ended

	2002				2001

	March 31,	June 30,	Sept. 30,	Dec 31,	March 31,	June 30,	Sept. 30,	Dec 31,

Ports equipped (see Note 1 below)	768,000	944,644	944,644	940,800	672,000	672,000	672,000	652,800
Lines sold to date	322,939	323,249	328,649	335,851	245,061	249,368	253,434	240,053
Lines in service to date	233,839	236,193	242,451	327,021	233,839	236,193	242,451	235,244
Quarterly minutes of use switched (in millions)	7,714	7,656	8,211	8,532	6,583	6,290	6,436	7,286
Capital expenditures (in thousands)	$7,488	$6,461	$3,511	$2,733	$20,149	$9,504	$5,092	$2,406
Employees	402	406	402	414	689	645	428	407

(1)	The decline in ports equipped from September 30, 2001 to December 31, 2001 is a result of ports in transit from our Utah switch facility to our Stockton switch facility. The decline in ports equipped from September 30, 2002 to December 31, 2002 is a result of ports in transit from our Denver switch facility to our Oakland switch facility.

Liquidity and Capital Resources

      Net cash provided by operating activities was $46.4 million for the year ended December 31, 2002 as compared to $12.3 million for the same period ended in 2001. One of the primary differences between the periods was attributable to settlements received from ILECs for amounts previously owed, but withheld, during 2002 that totaled $20.6 million. Excluding this transaction the net cash provided by operating activities increased $13.5 million for the year ended December 31, 2002 over 2001. The significant activities which comprised this change were: recognized cost savings due to the Company’s previously announced restructuring plans in 2001 and 2002 along with its on-going actions to review and implement process improvements designed to decreased costs resulted in cost savings of $3.8 million of cost of sales and $7.1 million in selling, general and administrative costs, an increase of $8.4 million in the Company’s accrued payroll and other liabilities, an increase in our depreciation and amortization expenses of $6.8 million due primarily to a full year of depreciation being recognized in 2002 on $37.2 million of switching and related equipment placed in service during 2001, a $15.3 million change in deferred income tax benefit and $3.3 million change in the income tax receivable due to the income tax planning strategies put into effect by the Company during 2002. These increases were partially off-set by a decrease in revenues, exclusive of the settlements received, of $16.5 million for the year ended December 31, 2002 compared to December 31, 2001 due primarily to market pricing pressures and regulatory decisions effected during 2002 pertaining to reciprocal compensation rates. During 2002, we experienced a decrease of approximately 57.6% in the rate at which we are compensated at by the ILECs. Further rate reductions in reciprocal compensation in 2003 are anticipated. However to date, the Company has been successful in partially offsetting the impact of the rate reductions on its revenues due to increases in both the number of calls we terminate and in the total minutes of use associated with such calls. Future impact to the Company’s overall revenue will continue to be determined by the ability of the Company to partially offset reciprocal compensation rate reductions with increased usage. There can be no assurance that the Company will be successful in its ability to offset future rate reductions by increased usage.

      Net cash used in investing activities was $30.8 million for the year ended December 31, 2002 compared to $9.9 million for the year ended December 31, 2001. During the year ended 2002 the Company had purchases of short-term investments of $10.8 million compared to redemptions of $25.1 million during the year ended December 31, 2001 which were used primarily to purchase equipment during 2001. Purchases of property and equipment decreased to $20.2 million during 2002 compared to $35.2 million during 2001 due primarily to the ability to re-deploy equipment during 2002 from switch locations which had been shut down during 2001 rather than purchasing new equipment.

      Net cash (used in) provided by financing activities was ($51.6) million for the year ended December 31, 2002 compared to $5.0 million for the same period ended 2001. During 2002 the Company repaid its $10.0 million senior credit facility which was initially borrowed in 2001, made a $13.0 million repayment on its Fiber IRU note payable and paid $20.7 million to repurchase some of its outstanding Senior Notes. In addition, the Company made $7.9 million in payments on its outstanding capital leases during the year ended December 31, 2002 compared to $5.2 million for the same period ended 2001.

      The telecommunications service business is capital intensive. Our operations have required substantial capital investment for the design, acquisition, construction and implementation of our network. Capital expenditures, including amounts financed under capital leases, were $20.2 million, $37.2 million and $113.6 million for the years ended December 31, 2002, 2001 and 2000, respectively. Approximately $3.5 million of capital expenditures made during 2002 and 2001 are included in construction projects in progress as of December 31, 2002 and therefore are not being depreciated until they are placed in service in 2003. In response to the weakening economy and the significant negative industry trends including bankruptcies and depressed valuations of public telecommunication companies, we have undertaken various initiatives intended to not only maximize our performance, but to take advantage of emerging opportunities. Our business plan, as currently contemplated, anticipates capital expenditures, excluding acquisitions, of approximately $15.4 million in 2003. However, the actual cost of capital expenditures during 2003 will depend on a variety of factors. Accordingly, our actual capital requirements may exceed, or fall below, the amounts described above.

      Our senior credit facility which provided for maximum borrowings of up to $40.0 million and bore interest, at the option of (1) the Base Rate, as defined in the senior credit facility; or (2) the LIBOR rate, as defined in the senior credit facility, plus between 2.25% and 3.5%, expired on June 15, 2002. At the time we had $10.0 million of outstanding principal at a borrowing rate of approximately 4.13% which was repaid in full on June 15, 2002. We are currently considering various alternatives to replace our senior credit facility. However, there can be no assurance we will be successful in obtaining additional capital sources at rates and terms acceptable to the Company. Our principal sources of funds for 2003 are anticipated to be current cash and short-term investment balances and cash flows from operating activities. We believe that these funds will provide us with sufficient liquidity and capital resources for us to fund our business plan through 2003. No assurance can be given, however, that this will be the case. As currently contemplated, we expect to fund, among other things, our semi-annual interest payments of approximately $6.4 million each, anticipated capital expenditures of approximately $15.4 million, capital lease payments (including interest) of approximately $8.1 million and repayment of our Fiber IRU obligation of $4.2 million. The foregoing statements do not take into account additional acquisitions which, if made, are expected to be funded through a combination of cash and equity or the repurchase of any of our remaining outstanding senior notes. Depending upon our rate of growth and profitability, among other things, we may require additional equity or debt financing to meet our working capital requirements or capital needs. There can be no assurance that additional financing will be available when required, or, if available, will be on terms satisfactory to us. Key factors with could affect our liquidity include: future demand of our services; financial stability of our customers; outcomes of regulatory proceedings involving reciprocal compensation; capital expenditures; and our debt payments.

      Our senior notes indenture contain financial and other covenants that restrict, among other things, our ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of substantially all of our assets. Such limitations could limit corporate and operating activities, including our ability to respond to market conditions to provide for unanticipated capital investments or to take advantage of business opportunities. The Company is in compliance with its financial covenants.

Inflation

      We do not believe that inflation has had any material effect on our business over the past three years.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

      The SEC’s rule related to market risk disclosure requires that we describe and quantify our potential losses from market risk sensitive instruments attributable to reasonably possible market changes. Market risk sensitive instruments include all financial or commodity instruments and other financial instruments that are sensitive to future changes in interest rates, currency exchange rates, commodity prices or other market factors. We are not exposed to market risks from changes in foreign currency exchange rates or commodity prices. We do not hold derivative financial instruments nor do we hold securities for trading or speculative purposes. At December 31, 2002, we had outstanding $95.1 million principal amount of fixed rate notes due 2009, and consequently we currently have no risk exposure associated with increasing interest rates on our debt. Additionally, we are exposed to changes in interest rates on our investments in cash equivalents and short-term investments. Substantially all of our investments in cash equivalents and short-term investments are in money market funds that hold short-term investment grade commercial paper, treasury bills or other U.S. government obligations. Currently this reduces our exposure to long-term interest rate changes. We do not use interest rate derivative instruments to manage our exposure to interest rate changes. A hypothetical 100 basis point decline in short-term interest rates would reduce the annualized earnings on our $57.3 million of cash and cash equivalents and short-term investments at December 31, 2002 by approximately $5.7 million.

Item 8.	Financial Statements and Supplementary Data

      The Company’s consolidated financial statements required by Item 8, together with the notes thereto and the report thereon of the independent public accountants dated February 24, 2003, are set forth on pages F-1 through F-27 of this Form 10-K. The consolidated financial statement schedule listed under Item 14(a)2 is set forth on page F-28 of this form Form 10-K and should be read in conjunction with our consolidated financial statements.

Item 9.	Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

      On June 4 2002, we dismissed our independent auditors, Arthur Andersen LLP (Arthur Andersen), and engaged the services of KPMG LLP (KPMG) as our new independent auditors for the fiscal year ending December 31, 2002. Our board of directors authorized the dismissal of Arthur Andersen and the engagement of KPMG.

      Arthur Andersen provided auditing services to us since 1996. During this time, which specifically includes the two fiscal years ended December 31, 2000 and December 31, 2001, and the subsequent interim period through June 4, 2002, there were no disagreements between Arthur Andersen and us on any matter of accounting principals or practices, financial statement disclosure, or auditors scope or procedure, which disagreements, if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with its reports. Furthermore, there were no reportable events described under Item 304(a)(1)(v) of Regulation S-K.

      The audit reports issued by Arthur Andersen on our consolidated financial statements as of and for the years ended December 2000 and 2001 did not contain an adverse opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

      During the fiscal years ended December 31, 2000 and 2001, and the subsequent interim period through June 4, 2002, we did not consult with KPMG regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders,

Pac-West Telecomm, Inc.

      We have audited the accompanying consolidated balance sheet of Pac-West Telecomm Inc. and subsidiaries as of December 31, 2002 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended. In connection with our audit of the consolidated financial statements, we have also audited the accompanying Schedule II, “Valuation and Qualifying Accounts,” which is presented for purposes of complying with the Securities and Exchange Commission’s rules and is not a part of the basic consolidated financial statements. These consolidated financial statements and Schedule II are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of Pac-West Telecomm, Inc. and subsidiaries as of December 31, 2001 and for each of the years in the two-year period ended December 31, 2001 were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those consolidated financial statements in their report, dated February 5, 2002, based upon their audits.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pac-West Telecomm, Inc. and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

      As discussed above, the financial statements of Pac-West Telecomm, Inc. as of December 31, 2001 and for each of the two year periods then ended were audited by other auditors who have ceased operations. As described in Note 4, these financial statements have been revised to include the transitional disclosures required by the Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. Our audit procedures with respect to the disclosure in Note 4 with respect to 2001 and 2000, include testing the mathematical accuracy of the reconciliation of adjusted net income to reported net income. In our opinion, the disclosures for 2001 and 2000 in Note 4 are appropriate.

/s/ KPMG LLP

San Francisco, California

February 24, 2003

      The following is a copy of the audit report previously issued by Arthur Andersen LLP in connection with the Company’s filing on Form 10-K for the fiscal year ended December 31, 2001. This audit report has not been reissued by Arthur Andersen LLP. The additional SFAS No. 142 disclosures were included in 2002 and were not audited by Arthur Andersen LLP.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Pac-West Telecomm, Inc.:

      We have audited the accompanying consolidated balance sheets of Pac-West Telecomm, Inc. (a California corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pac-West Telecomm, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ Arthur Andersen LLP

San Jose, California

February 5, 2002

PAC-WEST TELECOMM, INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2002 and 2001

	2002	2001

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$28,050,000	$64,029,000
Short-term investments	29,209,000	18,471,000
Trade accounts receivable, net of allowances of $1,660,000 and $2,630,000 as of December 31, 2002 and 2001, respectively	12,624,000	13,701,000
Inventories	1,162,000	2,939,000
Prepaid expenses and other current assets	4,304,000	4,210,000
Deferred tax assets	4,569,000	4,491,000

Total current assets	79,918,000	107,841,000

PROPERTY AND EQUIPMENT, NET	159,606,000	201,036,000

OTHER ASSETS, net	3,492,000	5,860,000

Total assets	$243,016,000	$314,737,000

LIABILITIES
Accounts payable	$10,058,000	$11,536,000
Current obligations under capital leases	7,881,000	7,881,000
Borrowings under senior credit facility	—	10,000,000
Accrued interest on Senior Notes	5,522,000	8,438,000
Current portion deferred tax liability	70,000	—
Other accrued liabilities	19,579,000	9,488,000
Fiber IRU liability	4,200,000	17,240,000
Deferred revenues	755,000	964,000

Total current liabilities	48,065,000	65,547,000

SENIOR NOTES	95,102,000	150,000,000
NOTES PAYABLE	30,000	—
CAPITAL LEASES, less current portion	2,311,000	10,192,000

Total long-term debt	97,443,000	160,192,000

DEFERRED REVENUES, less current portion	527,000	644,000

DEFERRED INCOME TAXES	9,745,000	3,283,000

Total liabilities	155,780,000	229,666,000

COMMITMENTS AND CONTINGENCIES (Note 10)
STOCKHOLDERS’ EQUITY:
Common stock, $0.001 par value:
Authorized shares — 100,000,000
Issued and outstanding shares — 36,444,094 and 36,148,487 at December 31, 2002 and 2001, respectively	36,000	36,000
Additional paid-in capital	183,668,000	183,550,000
Note receivable from stockholder	(200,000)	(200,000)
Accumulated deficit	(96,026,000)	(98,072,000)
Accumulated other comprehensive loss	(156,000)	(53,000)
Deferred stock compensation	(86,000)	(190,000)

Total stockholders’ equity	87,236,000	85,071,000

Total liabilities and stockholders’ equity	$243,016,000	$314,737,000

The accompanying notes are an integral part of these consolidated financial statements.

PAC-WEST TELECOMM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

For the Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000

REVENUES	$164,098,000	$149,992,000	$139,090,000
COSTS AND EXPENSES:
Cost of sales	53,525,000	57,345,000	42,388,000
Selling, general and administrative	58,985,000	66,099,000	54,026,000
Depreciation and amortization	41,479,000	34,657,000	20,905,000
Restructuring charges	8,620,000	8,764,000	—
Impairment of assets	16,621,000	16,787,000	—

Total operating expenses	179,230,000	183,652,000	117,319,000

Income (loss) from operations	(15,132,000)	(33,660,000)	21,771,000

OTHER (INCOME) EXPENSE:
Interest expense	17,398,000	19,937,000	18,932,000
Interest income	(1,605,000)	(4,177,000)	(7,564,000)
Gain on repurchase of bonds	(33,847,000)	—	—
(Income) loss on asset dispositions, net	131,000	(35,000)	580,000

Total other (income) expense, net	(17,923,000)	15,725,000	11,948,000

Income (loss) before provision for (benefit from) income taxes and cumulative effect of change in accounting principle	2,791,000	(49,385,000)	9,823,000
PROVISION FOR (BENEFIT FROM) INCOME TAXES	745,000	(14,593,000)	4,791,000

Income (loss) before cumulative effect of change in accounting principle	2,046,000	(34,792,000)	5,032,000
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, net of income tax benefit of $943,000	—	—	(1,415,000)

Net income (loss)	$2,046,000	$(34,792,000)	$3,617,000

INCOME (LOSS) PER SHARE BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE:
Basic	$0.06	$(0.96)	$0.14
Diluted	$0.06	$(0.96)	$0.13
LOSS PER SHARE FROM CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE:
Basic	$—	$—	$(0.04)
Diluted	$—	$—	$(0.03)
NET INCOME (LOSS) PER SHARE:
Basic	$0.06	$(0.96)	$0.10
Diluted	$0.06	$(0.96)	$0.10
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	36,307,851	36,057,941	35,837,552
Diluted	36,334,337	36,057,941	37,661,717
COMPREHENSIVE INCOME (LOSS):
Net income (loss)	$2,046,000	$(34,792,000)	$3,617,000
Unrealized (loss) gain on investments	(103,000)	(330,000)	277,000

Comprehensive income (loss)	$1,943,000	$(35,122,000)	$3,894,000

The accompanying notes are an integral part of these consolidated financial statements.

PAC-WEST TELECOMM, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2000, 2001 and 2002

				Notes		Accumulated
	Common Stock		Additional	Receivable		Other	Deferred
			Paid-in	from	Accumulated	Comprehensive	Stock	Total
	Shares	Amount	Capital	Stockholder	Deficit	Income (Loss)	Compensation	Equity

Balance, December 31, 1999	35,393,326	$35,000	$173,345,000	$(233,000)	$(66,897,000)	$—	$—	$106,250,000
Issuance of common stock for acquisitions/other	491,787	1,000	9,180,000	—	—	—	—	9,181,000
Exercise of stock options	63,436	—	135,000	—	—	—	—	135,000
Repayment of notes receivable	—	—	—	33,000	—	—	—	33,000
Unrealized gain on investments	—	—	—	—	—	277,000	—	277,000
Deferred stock compensation	—	—	908,000	—	—	—	(908,000)	—
Amortization of deferred stock compensation	—	—	—	—	—	—	264,000	264,000
Net income	—	—	—	—	3,617,000	—	—	3,617,000

Balance, December 31, 2000	35,948,549	36,000	183,568,000	(200,000)	(63,280,000)	277,000	(644,000)	119,757,000
Exercise of stock options	45,125	—	94,000	—	—	—	—	94,000
Issuance of shares under Employee Stock Purchase Plan	154,813	—	258,000	—	—	—	—	258,000
Unrealized loss on investments	—	—	—	—	—	(330,000)	—	(330,000)
Reversal of deferred stock compensation for forfeitures	—	—	(370,000)	—	—	—	370,000	—
Amortization of deferred stock compensation	—	—	—	—	—	—	84,000	84,000
Net loss	—	—	—	—	(34,792,000)	—	—	(34,792,000)

Balance, December 31, 2001	36,148,487	36,000	183,550,000	(200,000)	(98,072,000)	(53,000)	(190,000)	85,071,000
Exercise of stock options	223,225	—	17,000	—	—	—	—	17,000
Issuance of shares under Employee Stock Purchase Plan	72,382	—	101,000	—	—	—	—	101,000
Unrealized loss on investments	—	—	—	—	—	(103,000)	—	(103,000)
Amortization of deferred stock compensation	—	—	—	—	—	—	104,000	104,000
Net income	—	—	—	—	2,046,000	—	—	2,046,000

Balance, December 31, 2002	36,444,094	$36,000	$183,668,000	$(200,000)	$(96,026,000)	$(156,000)	$(86,000)	$87,236,000

The accompanying notes are an integral part of these consolidated financial statements.

PAC-WEST TELECOMM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000

OPERATING ACTIVITIES:
Income (loss) before cumulative effect of change in accounting principle	$2,046,000	$(34,792,000)	$5,032,000
Adjustments to reconcile income (loss) before cumulative effect of change in accounting principle to net cash provided by operating activities:
Depreciation and amortization	41,479,000	34,657,000	20,905,000
Amortization of deferred financing costs	693,000	878,000	853,000
Amortization of deferred stock compensation	104,000	84,000	264,000
Impairment of assets	16,621,000	16,787,000	—
Non-cash restructuring charges	3,408,000	5,000,000	—
Net gain on repurchase of bonds	(33,847,000)
Net (gain) loss on asset dispositions	131,000	(35,000)	580,000
Interest earned on restricted cash	—	—	(38,000)
Provision for doubtful accounts	1,008,000	3,214,000	989,000
Inventory write-down	1,148,000	550,000	—
Deferred income tax provision (benefit)	668,000	(14,593,000)	4,787,000
Changes in operating assets and liabilities, net of acquisitions:
(Increase) decrease in trade accounts receivable	(11,000)	2,271,000	(9,254,000)
(Increase) decrease in accounts receivable from related parties	80,000	(46,000)	29,000
(Increase) decrease in income tax receivable	7,386,000	3,111,000	(2,062,000)
(Increase) decrease in inventories	629,000	783,000	(1,761,000)
(Increase) decrease in prepaid expenses and other current assets	(750,000)	348,000	(489,000)
(Increase) decrease in other assets	259,000	716,000	(253,000)
Increase (decrease) in accounts payable	(1,478,000)	(7,145,000)	401,000
Increase (decrease) in accrued interest on Senior Notes	(1,624,000)	1,000	2,000
Increase (decrease) in income taxes payable	—	—	(537,000)
Increase (decrease) in accrued payroll and related expenses and other liabilities	8,450,000	462,000	22,314,000

Net cash provided by operating activities	46,400,000	12,251,000	41,762,000

INVESTING ACTIVITIES:
Purchases of property and equipment	(20,193,000)	(35,189,000)	(92,337,000)
(Purchases) redemptions of short-term investments, net	(10,841,000)	25,103,000	26,511,000
Proceeds from disposal of equipment	200,000	193,000	46,000
Purchase of restricted cash investments	—	—	10,125,000
Costs of acquisitions, net of cash received	—	10,000	(12,186,000)

Net cash used in investing activities	(30,834,000)	(9,883,000)	(67,841,000)

FINANCING ACTIVITIES:
Proceeds from borrowing under senior credit facility	(10,000,000)	10,000,000	—
Proceeds from repayment of note receivable from stockholder	—	—	33,000
Proceeds from borrowing under note payable	35,000
Repayments on Fiber IRU	(13,040,000)	—
Repayments on notes payable	(20,657,000)	(16,000)	(100,000)
Principal payments on capital leases	(7,881,000)	(5,200,000)	—
Payments for deferred financing costs	(120,000)	(150,000)	(2,000)
Proceeds from the issuance of common stock	118,000	352,000	135,000

Net cash (used in) provided by financing activities	(51,545,000)	4,986,000	66,000

Net increase (decrease) in cash and cash equivalents	(35,979,000)	7,354,000	(26,013,000)
CASH AND CASH EQUIVALENTS:
Beginning of year	64,029,000	56,675,000	82,688,000

End of year	$28,050,000	$64,029,000	$56,675,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Non cash investing activities:
Issuance of common stock for acquisitions	$—	$—	$9,147,000
Non cash financing activities:
Equipment purchased under capital lease obligations	$—	$1,962,000	$21,311,000
Cash paid during the year for:
Interest	$19,883,000	$20,782,000	$20,250,000
Income taxes	$7,000	$—	$2,253,000

The accompanying notes are an integral part of these consolidated financial statements.

PAC-WEST TELECOMM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002

1.	Description and Summary of Significant Accounting Policies:

Description of Business

      Pac-West Telecomm, Inc. (the Company) was incorporated in the state of California in May 1996 and is a provider of integrated communications services in the western United States. The Company’s customers include Internet Service Providers and enhanced communications service providers, collectively referred to as service providers (SPs), and small and medium-sized enterprise (SME) businesses, many of which are communications intensive users.

Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries since the date of acquisition. All intercompany accounts and transactions have been eliminated.

Critical Accounting Policies

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported amounts of revenues and expenses for the reporting period. We consider certain accounting policies related to revenue recognition and the collectibility of related receivables, provision for doubtful accounts receivable, provision for excess and obsolete inventory, impairment provisions for long-lived assets and goodwill, estimated settlement of disputed billings, accruals related to abandoned properties identified in our restructuring plans, and the outcomes of litigation and regulatory proceedings discussed in Note 10 to the consolidated financial statements to be critical policies due to the estimation processes involved in each. By their nature, these judgments are subject to an inherent degree of uncertainty. Thus, actual results could differ from estimates made and such differences could be material.

      Revenue Recognition and Collectibility of Related Receivable. In compliance with the Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 101 (SAB 101) “Revenue Recognition in Financial Statements”, the Company recognizes revenue when there is persuasive evidence of an arrangement, delivery of the product or performance of the service has occurred, the selling price is fixed and determinable and collectibility is reasonably assured. The Company’s adoption of SAB 101 changed the timing of when revenue is recognized for non-refundable up-front payments received for installation services. Historically, these amounts have been recognized in the period received. Under the revised revenue recognition policy, these payments, and related costs up to the amount of revenues, are recognized as revenue and expense ratably over the term of the service contracts, generally 24 to 36 months. Any costs in excess of recognized revenues are expensed in the current period. As of December 31, 2002 and 2001, $1,282,000 and $1,608,000, respectively, of installation payments received and $859,000 and $1,049,000, respectively, of associated costs were deferred and are included in deferred revenues and other assets, respectively, in the accompanying consolidated balance sheets. The cumulative effect of this accounting change was $1,415,000, net of income tax benefit of $943,000, and was taken as a charge to the first quarter of 2000.

      Revenues from the sale of telecommunications products are recognized upon installation, or if no installation is required, upon shipment, which is concurrent with the transfer of legal title. Revenues from service access agreements are recognized as the service is provided, except for reciprocal compensation generated by calls placed to ISPs connected through the Company’s network. The rights of competitive local exchange carriers (CLECs), such as the Company, to receive this type of compensation is the subject of numerous regulatory and legal challenges (see Note 10). Until this issue is ultimately resolved, the Company will continue to recognize reciprocal compensation as revenue when the price becomes fixed and determinable and collectibility is reasonably assured.

      Two ILECs with which the Company has interconnection agreements (see Note 10) had withheld payments from amounts billed by the Company in accordance with their agreements. In 2002, settlements were entered into with these ILECs whereby the ILECs paid an aggregate of $20.6 million to the Company to settle the disputed billings. The settlements were included in revenues for the year ended December 2002.

      Provision for doubtful accounts receivable. Provisions for allowances for doubtful accounts receivable are estimated based upon historical collection experience, customer delinquencies and bankruptcies, information provided by the Company’s customers, observance of trends in the industry and other current economic conditions. If this information does not properly reflect future collections, the Company’s accounts receivable balance could be overstated or understated.

      Accruals for disputed billings. During the ordinary course of business, the Company may be billed for carrier traffic that management believes the Company is not responsible for. Accordingly, the Company will enter into a dispute with the appropriate vendor and withhold payment until the matter is resolved. The Company’s current disputes are primarily related to incorrect facility rates or incorrect billing elements the Company believes it is being charged. Management regularly reviews and monitors all disputed items and, based on industry experience, records an accrual that is representative of what it believes it may pay to settle the dispute. Although the Company continues to actively try and expedite resolutions, often times the state Public Utilities Commission becomes involved in the arbitration of such agreements. This process is often untimely and resolutions often subject to appeal. As of December 31, 2002, the Company has accrued approximately $4.7 million, representing managements best estimate of expected settlements of disputes currently in negotiation. If resolutions to items in negotiation are favorable or unfavorable to management’s estimations, the Company’s reserve for disputed items may be over or understated.

      Long-lived assets. In 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company evaluates its long-lived assets if events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the potential future income expected to be generated by the asset. If an asset is considered to be impaired, it is written down to its fair market value. This is assessed based on factors specific to the type of asset. In assessing the recoverability of these assets, the Company must make assumptions regarding, among other things, estimated future cash flows to determine the fair market value of the respective assets. If these estimates and the related assumptions change in the future, the Company may be required to record additional impairment charges for these assets in the future.

Other Significant Accounting Policies

      Reclassification. Certain amounts in the financial statements have been reclassified to conform to current year classification.

Fair Value of Financial Instruments

      The carrying value of the Company’s cash and cash equivalents, marketable debt and equity securities, accounts receivable and accounts payable approximate their respective fair values. The carrying value of the Company’s senior notes is deemed to be their fair value since it is impracticable to estimate a fair value as there is no comparable debt available on the market. Although there were several repurchase of these notes during 2002, due to the variation in price at which the buybacks were accomplished, the Company does not believe that the average price of these repurchases is indicative of the current fair value.

      Cash Equivalents. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

      Short Term Investments. All investments with a maturity of greater than three months at the date of purchase are accounted for under Financial Accounting Standards Board (FASB) Statement No. 115,

“Accounting for Certain Investments in Debt and Equity Securities.” Although the Company’s investment portfolio only contains investments that are highly liquid and can be converted to cash at any time, the Company determines the appropriate classification of the investment as a cash equivalent or a short-term investment based on the anticipated maturity date at the time of purchase. The Company’s investments are not subject to penalties for early terminations or sales. All investments as of December 31, 2002 and 2001 were classified as available-for-sale and appropriately carried at fair value. Gross realized gains and losses were insignificant and included in interest income in the accompanying consolidated statements of operations. Differences between cost and fair value (unrealized gains and losses) are recorded as other comprehensive income (loss), a separate component of stockholders’ equity. For the years ended December 31, 2002 and 2001, other comprehensive loss increased $103,000 and $330,000, respectively.

      Inventories and Reserve for Excess and Obsolete Inventories. Inventories consist of telephone equipment, parts and installation materials, which are valued at the lower of cost or market value. All inventory is classified as finished goods. Cost is determined by the average-cost method. Provisions are made to reduce slow moving inventory to reflect its estimated net realizable value. Provisions for excess and obsolete inventory are estimated based on anticipated inventory turnover combined with anticipated technological advances that would provide additional functionality reducing the value of current inventory on hand. These estimates are based upon historical inventory turnover, sales forecasts and current trends in technological advances. If the assumptions for which estimates are based significantly differ from actual results, the Company’s net inventory balance could be overstated or understated. In 2002 and 2001, the Company recorded a write-down of approximately $1.1 million and $0.6 million, respectively, primarily as a result of exiting the COAM business (see Note 7).

      Property and Equipment. Property and equipment is stated at cost and includes network and other communication equipment, equipment under capital leases, office furniture, business software and computer equipment, vehicles, leasehold improvements, and projects in progress. Expenditures for repairs and maintenance, which do not extend the useful life of the property and equipment, are charged to expense as incurred. Upon retirement, the asset cost and related accumulated depreciation are relieved from the consolidated financial statements. Gains and losses associated with dispositions or impairment of property and equipment are reflected as (income) loss on asset dispositions, net in the accompanying consolidated statements of operations. Depreciation and amortization is computed using the straight-line method. Estimated useful lives range from 3 to 10 years.

      Cost of Sales. Costs of sales are comprised primarily of leased transport charges, usage charges for long distance and intrastate calls and, to a lesser extent, reciprocal compensation we pay to other companies related to calls that originate with a Pac-West customer and terminate on the network of an ILEC or other CLEC. Our leased transport charges include the lease payments we incur for the transmission facilities, or circuits, used to connect our customers to our switches and to connect to the ILEC and other CLEC networks. Depreciation expense associated with our switching equipment, is included in depreciation and amortization in the consolidated statements of operations.

      Stock Based Compensation. The Company follows Accounting Principles Board Opinion No. 25, “Accounting for Stock Issues to Employees” for its stock based compensation plans. The Company has adopted the disclosure-only provisions of SFAS No. 123 (SFAS 123), “Accounting for Stock-Based Compensation”, to disclose pro forma information regarding options granted to its employees based on specified valuation techniques that produce estimated compensation charges. These amounts have not been reflected in the Company’s consolidated statements of operations because no compensation arises when the price of the employees’ stock options equals the market value of the underlying stock at the date of grant, as in our case. If compensation expense for our stock-based compensation plans had been determined in accordance with the fair value as prescribed in SFAS 123, the Company’s earnings and earnings per share for the years ended December 31, 2002, 2001 and 2000 would have been as follows:

	2002	2001	2000

Net income (loss) available to common stockholders:
As reported	$2,046,000	$(34,792,000)	$3,617,000
Total stock based employee compensation (expense) benefit included in reported net income, net	(1,626,000)	246,000	(2,702,000)

Pro forma	$420,000	$(34,546,000)	$915,000
Basic earnings (loss) per common share
As reported	$0.06	$(0.96)	$0.10
Pro forma	$0.01	$(0.96)	$0.03
Diluted earrings (loss) per common share:
As reported	$0.06	$(0.96)	$0.10
Pro forma	$0.01	$(0.96)	$0.02

      See Note 11 for further discussion of our equity-based compensation plans.

      Income Taxes. The Company provides for income taxes in accordance with SFAS No. 109 (SFAS 109), “Accounting for Income Taxes.” SFAS 109 requires the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the enactment dates.

      Accruals related to restructuring activities. In June 2002 and August 2001, the Company approved and announced restructuring plans, which included, among other things (see Note 7), closing switch facilities in Colorado and Utah and consolidation of sales offices. In order to estimate rent expense related to these abandoned premises, the Company made certain assumptions including; (1) the time period over which the premises would remain vacant, (2) sublease terms, and (3) estimated sublease rents. In the case of the switching facilities, no sublease income was estimated due to the specialized nature these facilities. If the Company is able to sublet or negotiate an early termination penalty for its abandoned switch facility in Colorado, or is unable to sublet the sales offices within the estimated timeframe and at estimated terms, the restructuring charge could be overstated or understated.

Recent Accounting Pronouncements

      In May 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (SFAS No. 145). This Statement rescinds FASB Statement No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” and an amendment of that Statement, FASB Statement No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements.” This Statement amends FASB Statement No. 13, “Accounting for Leases”, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of SFAS No. 145 are effective in fiscal years beginning after May 15, 2002, with early adoption permitted and, in general, are to be applied prospectively. The Company adopted the provisions of SFAS No. 145 in the second quarter of 2002.

      In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit and Disposal Activities.” This statement revises the accounting for exit and disposal activities under EITF Issue 94-3, “Liability Recognition for Certain Employee Termination Benefits and other Costs to Exit an Activity,” by spreading out the reporting of expenses related to restructuring activities. Commitment to a plan to exit an activity or dispose of long-lived assets will no longer be sufficient to record a one-time charge for most anticipated costs. Instead, companies will record exit or disposal costs when they are “incurred” and can be measured at fair value. The provisions of SFAS No. 146 are effective for exit or disposal activities initiated after December 31, 2002, however earlier adoption is encouraged. Companies may not restate previously issued financial statements for the effect of the provisions of SFAS No. 146. The Company does not anticipate the adoption of this statement to significantly impact its financial position, results of operations and cash flows.

      In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure an Amendment of FASB Statement No. 123. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair-value-based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that statement to require prominent disclosure about the effects on reported net income and earnings per share and the entity’s accounting policy decisions with respect to stock-based employee compensation. Certain of the disclosure requirements are required for all companies, regardless of whether the fair value method or intrinsic value method is used to account for stock-based employee compensation arrangements. We continue to account for our employee incentive stock option plans using the intrinsic value method in accordance with the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees. The amendments to SFAS No. 123 will be effective for fiscal years ended after December 15, 2002 and for interim periods beginning after December 15, 2002. The Company has adopted the disclosure requirements of SFAS 148 in 2002.

Concentration of Customers and Suppliers

      The concentrations of customers and suppliers of the Company for the years ended December 31, 2002, 2001 and 2000 are:

	2002	2001	2000

Revenues (percent of revenues): Incumbent Local Exchange Carriers (ILECs, see Note 10)	49%	42%	45%
Expenses (percent of cost of sales): largest supplier	32%	35%	35%

      In 2002, 2001 and 2000, the Company’s largest source of operating costs was also one ILEC.

      For the years ended December 31, 2002, 2001 and 2000, revenue from SP customers accounted for approximately 25%, 26% and 21%, respectively, of our total revenues, and accounted for approximately 40% and 15% of our accounts receivable as of December 31, 2002 and 2001, respectively. This revenue does not include reciprocal compensation related to terminating calls to SPs, long distance services and dedicated transport services.

2.	Investments

      The following tables summarize the Company’s investments in securities as of December 31, 2002:

		Unrealized	Fair Market
	Cost	Losses, net	Value

Short term investments	$24,543,000	$—	$24,543,000
U.S. government agencies	7,878,000	(68,000)	7,810,000
Municipals	3,900,000	—	3,900,000
Commercial paper	—	—	—
Corporate bonds	10,226,000	(71,000)	10,155,000
Asset backed securities	7,675,000	(17,000)	7,658,000
Other investments	—	—	—

Total investments in securities	$54,222,000	$(156,000)	54,066,000
Cash			3,193,000

Total cash and investments			$57,259,000

Reported as:
Cash and cash equivalents			$28,050,000
Short-term investments			$29,209,000

      As of December 31, 2002, $7,912,629 of the contractual maturities of the Company’s corporate bonds were before December 31, 2003 and $2,313,086 were after January 1, 2004 and before December 31, 2009.

      The following tables summarize the Company’s investments in securities as of December 31, 2001:

		Unrealized	Fair Market
	Cost	Losses, net	Value

Short term investments	$45,136,000	$—	$45,136,000
U.S. government agencies	6,278,000	(10,000)	6,268,000
Municipals	6,600,000	—	6,600,000
Commercial paper	998,000	—	998,000
Corporate bonds	11,672,000	(41,000)	11,631,000
Asset backed securities	3,427,000	(2,000)	3,425,000
Other income	375,000	—	375,000

Total investments in securities	$74,486,000	$(53,000)	74,433,000
Cash			8,067,000

Total cash and investments			$82,500,000

Reported as:
Cash and cash equivalents			$64,029,000
Short-term investments			$18,471,000

3.	Property and Equipment

      The following tables summarize the Company’s property and equipment, net as of December 31, 2002 and 2001:

	2002	2001

Network and other communication equipment	$182,136,000	$146,703,000
Equipment under capital leases	23,273,000	23,273,000
Office furniture	2,623,000	2,624,000
Business software and computer equipment	27,576,000	25,346,000
Vehicles	1,590,000	2,004,000
Leasehold improvements	20,112,000	30,149,000
Projects in Process	3,518,000	32,775,000

	260,828,000	262,874,000
Accumulated depreciation and amortization	(101,222,000)	(61,838,000)

Property and equipment, net	$159,606,000	$201,036,000

      The Company capitalizes interest on capital projects when the project involves considerable time and major expenditures. Such interest is capitalized as part of the cost of the equipment and is amortized over the remaining life of the assets. Interest is capitalized based on the Company’s incremental borrowing rate during the period of asset construction. In 2002, 2001 and 2000, the Company capitalized $967,000, $1,724,000 and $2,462,000, respectively, of interest related to capital projects.

      Depreciation and amortization of property and equipment was $41,263,000, $32,471,000 and $17,651,000 for the years ended December 31, 2002, 2001 and 2000, respectively. Depreciation and amortization is computed using the straight-line method based on the following estimated useful lives:

Equipment	3 to 7 years
Vehicles	5 years
Leasehold improvements	10 years or life of lease, whichever is shorter

4.	Costs in Excess of Net Assets of Acquired Businesses

      As of August 1, 2001 costs in excess of net assets of acquired businesses (goodwill) primarily related to the acquisitions of Napa Telecom, Installnet, Baron Telecommunications and CSI. In 2001, in accordance with Accounting Principles Board Opinion No. 17 (APB 17), “Intangible Assets,” the Company evaluated the carrying amount of its enterprise-level goodwill and determined that the entire balance of goodwill was impaired and recorded an impairment charge of $16.8 million. Determination of the impairment was based on an estimate of the fair value of the goodwill using estimated discounted future cash flows. Application of APB 17 has affected the comparability of current period results of operations with prior periods as we did not have any goodwill amortization expense in 2002. Had the Company not recorded goodwill amortization expense of $2.0 million and $2.8 million in 2001 and 2000, respectively, the Company’s net income (loss) would have been $(32.8) million and $5.4 million, respectively, and its diluted net income (loss) per share would have been $(0.91) and $0.17, respectively.

      As of August 1, 2001, costs in excess of net assets of acquired businesses, net, for which an impairment charge was recorded as noted above, consisted of the following:

Napa Telecom	$2,547,000
Installnet	11,668,000
Baron Telecommunications	1,520,000
CSI	917,000
Other	135,000

Impairment charge	$16,787,000

*	Cash was paid prior to January 2000 for “other” acquisitions.

      Prior to 2002, costs in excess of net assets acquired were amortized on a straight-line basis over periods ranging from 60 to 84 months.

5.	Other Assets

      At December 31, other assets consist of the following:

	2002	2001

Deferred financing costs	$2,254,000	$4,148,000
Acquisition of lease rights	810,000	1,026,000
Long-term portion of deferred installation costs	297,000	448,000
Long-term portion of prepaid expenses and deposits	131,000	133,000
Employee receivable	—	105,000

	$3,492,000	$5,860,000

      Deferred financing costs consist primarily of capitalized amounts for underwriter fees, professional fees and other expenses related to the issuance and subsequent registration of the Company’s Senior Notes. These deferred financing costs are amortized on a straight-line basis (which approximates the effective interest method) over the estimated 10-year term of the notes beginning January 29, 1999. Amortization of deferred financing costs for the years ended December 31, 2002, 2001 and 2000 was $693,000, $878,000 and $853,000, respectively, and is included in interest expense in the accompanying consolidated statements of operations. During the first, third and fourth quarters of 2002, the Company purchased from holders of its Senior Notes an aggregate of $54.9 million principal amount of Senior Notes at a substantial discount to face value. In connection with these transactions, the Company wrote-off a portion of deferred financing costs associated with the Senior Notes redeemed.

      During 1999, the Company acquired lease rights of additional space in its Los Angeles facility. This amount is being amortized on a straight- line basis over the life of the lease, which is 81 months. Amortization expense for this facility was $216,000, $228,000 and $260,000 for the years ended 2002, 2001 and 2000, respectively, and is included in amortization expense in the accompanying consolidated statements of operations.

6.	Impairment of Long Lived Assets

      During the second quarter of fiscal year 2002, as a result of the continuing competitive pressures in the telecommunications industry, the Company made certain business decisions that adversely affected the undiscounted cash flows for specific markets in which the Company competes. These decisions included refocusing the Company’s sales and marketing efforts primarily within California, not filling open positions outside of California, the preservation of cash for servicing and repurchasing of the Company’s outstanding debt and closing the Company’s switch facility in Colorado for which the Company recorded a restructuring reserve. These decisions, which limited the resources available to grow the markets outside of California, combined with slower sales growth forecasts, caused the carrying value of the Company’s assets located in the markets outside of California which could not be redeployed in California to no longer be recoverable from the estimated future undiscounted cash flows. At this time, in accordance with SFAS No. 144, the Company recorded an impairment charge of $7.2 million that represented the difference between the net book value of the identified fixed assets and the estimated discounted future cash flows the Company expected to be generated from the use of these assets over the average remaining useful lives. The Company’s cash flow projections for each of the Company’s geographic locations were developed using each locations historical growth rate. Certain locations outside of the Company’s primary business locations had negative cash flows over the estimated useful lives of the assets under evaluation. Due to an excess of commercial real estate availability existing in the identified markets where the Company’s impaired leasehold improvements existed and a remote possibility of being able to sublease the facilities, the Company assigned a fair value of zero for the impaired leasehold improvements.

      In the fourth quarter of 2002, due to changes in technology and the design of the Company’s next generation switching equipment, certain equipment that had previously been identified as eligible for redeployment within positive cash flow markets, was no longer eligible for redeployment. As a result, these specific assets were impaired and written down to their fair market value of $5.6 million in accordance with SFAS No. 144. The Company employed the services of a professional appraisal firm to determine the fair market value of the specific assets identified as impaired. Accordingly, in the fourth quarter of 2002, the Company recorded an impairment charge of $9.4 million. To the extent actual market conditions differ significantly from management’s estimates, the estimated fair market value of our long-lived assets could change, which may result in a future impairment charge and such charge, if any, may be material.

7.	Restructuring Charges

      In June 2002, we approved a restructuring plan that contained additional business initiatives to those approved and announced in August 2001. The 2002 restructuring plan was approved in response to further weakening of the economy, additional competitive pressure from competitors who had reorganized and lowered their cost structure, overcapacity in our industry and lower demand from customers for our products and services. Among other initiatives, the 2002 restructuring plan provided for the closure of our switch facility in Colorado. In connection with such closing, the Company recorded a $9.3 million restructuring charge in the second quarter of 2002. Of this amount, $3.2 million related to the write-off of the net book value of leasehold improvements and equipment which could not be redeployed to other locations and, in management’s best estimate, had a fair market value of zero; $2.8 million related to circuit commitment obligations; and $3.2 million related to future rent payments due for the abandoned premise in Colorado which will be paid over the lease term, which ends in fiscal year 2010. In order to estimate rent expense related to this premise, and those premises discussed in the following paragraph, the Company made certain assumptions including; (1) the time period over which the premises would remain vacant, (2) sublease terms, and (3) estimated sublease rents. In the case of the Colorado switching facility and the Utah switching facility described in the following paragraph, no sublease income was estimated due to the specialized nature of these facilities and current economic conditions. Accordingly, the Company believed the net book value of the leasehold improvements for the facilities had a fair market value of zero.

      In the third quarter of 2002, the Company recorded an additional restructuring charge of $21,000, net representing the net difference between the amount estimated and the actual net book value of impaired leasehold improvements. In the fourth quarter of 2002, the Company reduced its restructuring accrual for future rent payments for the Colorado switch facility by $0.2 million as the Company had to use the facility longer than anticipated due to a delay in transferring one of its customers to another carrier. As of December 31, 2002, the Company has a remaining liability for this restructuring activity of approximately $5.8 million.

      In August 2001, in response to a weakening economy and increasing competitive pressure resulting from lower than expected demand for telecommunications services and overcapacity in our industry, we shifted our strategy to margin improvement, cost containment and cash conservation rather than top-line growth the Company approved and announced a restructuring plan. Among the initiatives included in the restructuring plan was the suspension of its expansion plans in certain states, exiting of certain lower margin products and services, including residential resale and customer owned and maintained (COAM) equipment, and undertaking certain cost reduction initiatives. In addition to restructuring certain product offerings, the restructuring initiatives included closing its switch facility in Utah, consolidation of six sales offices, and a workforce reduction of approximately 200 employees. As a result of these restructuring initiatives, the Company recorded an $8.8 million restructuring charge in the third quarter of 2001, of which $5.0 million was related to the write-off of leasehold improvements and other equipment in Utah, which could not be redeployed to other locations. Amounts expensed totaling $2.4 million relate to future rent payments due (net of estimated sublease payments) for abandoned premises, primarily in Utah and San Diego, to be paid over the respective lease terms. The workforce reduction was completed during the fourth quarter, with all severance payments being made as of December 31, 2001.

      In the fourth quarter of 2002, the Company negotiated and paid an early termination penalty to satisfy all future rent payments due for its switch facility in Utah. Accordingly, the Company reversed previous charges of $0.5 million to bring the accrual for this facility to zero. As of December 31, 2002, the Company has a remaining liability of $0.6 million for this restructuring reserve.

      A summary of the restructuring expenses and the associated remaining liability which is included in other accrued liabilities in the accompanying consolidated balance sheet as of December 31, 2002 and 2001 consist of the following:

	Remaining				Balance of
	Restructuring	Additional	Non-Cash	Cash	Restructuring
	Liability as of	Restructuring	Charges	Payments	Liability as of
	December 31,	Expense	Applied to	Charged to	December 31,
	2001	Incurred	Liability	Liability	2002

Leasehold improvements and equipment	$171,000	$3,237,000	$(3,408,000)	$—	$—
Rent expense for vacated premises	2,147,000	2,465,000	—	(1,136,000)	3,476,000
Circuit obligations	—	2,800,000	—	—	2,800,000
Other charges	142,000	118,000	—	(173,000)	87,000

	$2,460,000	$8,620,000	$(3,408,000)	$(1,309,000)	$6,363,000

					Balance of
	Restructuring		Non-Cash	Cash	Restructuring
	Liability as of	Restructuring	Charges	Payments	Liability as of
	December 31,	Expense	Applied to	Charged to	December 31,
	2000	Incurred	Liability	Liability	2001

Leasehold improvements and equipment	$—	$5,171,000	$(5,000,000)	$—	$171,000
Rent expense for vacated premises	—	2,377,000	—	(230,000)	2,147,000
Workforce reduction	—	921,000	—	(921,000)	—
Other charges	—	295,000	—	(153,000)	142,000

	$—	$8,764,000	$(5,000,000)	$(1,304,000)	$2,460,000

8.	Other Accrued Liabilities

      At December 31, other accrued liabilities consist of the following:

	2002	2001

Accrued restructuring charges (See Note 7)	$6,363,000	$2,460,000
Accrued payroll and related expenses	4,210,000	2,884,000
Reserve for refunds to customers	2,549,000	—
General liability insurance	914,000	101,000
Acquisition holdbacks	—	608,000
Other	5,543,000	3,435,000

	$19,579,000	$9,488,000

9.	Debt and Capital Lease Obligations

      At December 31, long-term debt and capital lease obligations consisted of the following:

	2002	2001

Senior Notes	$95,102,000	$150,000,000
Borrowings under senior credit facility	—	10,000,000
Capital lease obligation	10,192,000	18,073,000
Notes Payable	30,000	—
Less current portion of borrowing under senior credit facility	—	(10,000,000)
Less current portion of capital lease	(7,881,000)	(7,881,000)

	$97,443,000	$160,192,000

      On January 29, 1999, the Company issued $150 million of Senior Notes at par. The Senior Notes bear interest at 13.5 percent per annum payable in semiannual installments, with all principal due in full on February 1, 2009. During the first, third and fourth quarters of 2002, the Company paid approximately $20.7 million to repurchase approximately $54.9 million principal amount of Senior Notes resulting in a gain of $33.8 million, net of the write-off of related capitalized debt issuance costs and costs paid to outside parties to complete the transaction. As of December 31, 2002, the principal amount due on the Senior Notes is $95.1 million.

      The indenture for the Senior Notes provides that the Company, at its option, may (i) redeem up to 35 percent of the notes with proceeds of certain-public offerings of equity prior to February 1, 2002, (ii) redeem all or part of the notes at specified prices on or after February 1, 2004, or (iii) offer to exchange the notes within 180 days from the issue date for a new issue of identical debt securities registered under the Securities Act of 1933, as amended (the Securities Act). On September 22, 1999 all of the unregistered Senior Notes were exchanged for Senior Notes registered under the Securities Act.

      The indenture for the Senior Notes provides for certain basic covenants of these Notes, which generally restrict the Company’s future ability to pay dividends, repurchase stock, pledge or sell assets as security for other transactions, or engage in mergers and business combinations. The covenants allow the Company to incur additional debt subject to various limitations.

      The Company had a three-year senior credit facility, which expired June 15, 2002, that provided for maximum borrowings of up to $40 million to finance working capital, the cost of the Company’s planned capital expansion and other corporate transactions. In June 2001, the Company borrowed $10.0 million under the credit facility and classified the entire balance in current liabilities in the accompanying consolidated balance sheet. On June 15, 2002, the Senior Credit facility was paid in full.

      In 2001 and 2000, the Company had a lease facility used exclusively for networking products and services manufactured by Cisco Systems, Inc. Equipment financed under this facility is leased for a term of 36 months at which time the Company may purchase the equipment at fair market value. Purchases of networking products under this facility of $23.3 million have been accounted for as a capital lease. Upon acceptance of the networking products the Company makes recurring monthly lease payments and begins depreciating the equipment over a period of three years. Lease payments and depreciation commenced during the second quarter of 2001. During the year ended December 31, 2002 and 2001 the Company made principal lease payments and recorded depreciation expense of $7.9 million and $5.2 million, respectively. As of December 31, 2002, future obligations related to capital leases are as follows:

Capital
Leases

2003	$8,053,000
2004	2,361,000

10,414,000
Less: portion representing interest	222,000

10,192,000
Less: short-term portion	(7,881,000)

Capital lease obligation, long-term portion	$2,311,000

10.	Commitments and Contingencies

Operating Leases

      The Company currently leases and operates seven principal facilities. Four facilities are located in California including two in Stockton and one in each of Oakland and Los Angeles, in addition to locations in or around Las Vegas, NV, Seattle, WA and Phoenix, AZ. The leases are pursuant to non-cancelable operating leases that expire in June 2004, September 2007, November 2003, September 2006, October 2009, December 2009 and April 2010, respectively. The lease expiring in June 2004 has four two-year renewal options remaining and the other six leases contain two five-year renewal options. The Company also leases telephone equipment sites and telephone circuits on month-to-month, annual and long-term non-cancelable leases. As the Company’s leased telephone circuit commitments are fulfilled, the leases convert to month-to-month agreements. Management of the Company expects that these leases will be renewed or replaced, as necessary, by other leases in the normal course of business.

      The Company’s restructuring programs, one approved and announced in the third quarter of 2001 and the other in the second quarter of 2002 (see Note 7), included closing our switch facilities in Utah and Colorado and the consolidation of six sales offices. All of these leases, except for the Colorado switch facility and two of sales offices, have been terminated. The Company is subleasing one of the sales offices and continues to actively search for tenants to sublease the other properties. Including the leases for the abandoned premises that the Company has not yet terminated, the Company’s future minimum lease payments with initial terms in excess of one year as of December 31, 2002, are as follows:

	Operating Leases

		Telephone
		Circuits and
	Space	Equipment

2003	$3,741,000	$10,679,000
2004	3,330,000	7,981,000
2005	2,917,000	4,535,000
2006	2,682,000	3,097,000
2007	1,584,000	1,138,000
2008 and thereafter	2,485,000	—

	$16,739,000	$27,430,000

      Rental expense charged to operations for the years ended December 31, 2002, 2001 and 2000, for operating leases for space, excluding amounts charged against the restructuring liability, was $3,998,000, $4,389,000 and $3,244,000, respectively. Rent expense is included in selling, general and administrative expense in the accompanying consolidated statements of operations. Rental expense charged to operations for telephone circuits of approximately $40,416,000, $40,576,000 and $24,530,000 for the years ended December 31, 2002, 2001 and 2000, respectively, is included in operating costs in the accompanying consolidated statements of operations. Rental expense paid to related parties was approximately $289,000, $171,000 and $158,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

Purchase Commitments

      The Company purchases its switching equipment and products from several suppliers. During the normal course of business, the Company may enter into agreements with certain of its suppliers, which allow these suppliers to have equipment or inventory available for purchase based upon criteria as defined by the Company. As of December 31, 2002, the Company did not have any material future purchase commitments to purchase equipment or inventory from any of its vendors.

      On June 30, 2000, the Company entered into an Indefeasible Right of Use (IRU) agreement with Qwest Communications (Qwest) to acquire rights of use of dedicated fiber optics circuits of OC-48 capacity connecting major metropolitan areas in California. The IRU agreement is for a term of 20 years and includes bargain purchase options at the end of the term. The total cost of the IRU is approximately $23.0 million of which $5.8 million was paid on July 28, 2000. During the second quarter of 2002, the Company amended the IRU Agreement with Qwest and entered into a short-term note payable, which extended the payment terms beyond the date the IRU became operational. In accordance with the new agreement, the Company paid Qwest $8.6 million on May 15, 2002 and $4.4 million on December 15, 2002, while the balance $4.2 million is due and payable on May 15, 2003. Per the terms of the new agreement, the payment due May 15, 2003 accrues interest at a variable rate, equal to the Prime Rate plus 2% per annum, which was 6.25% as of December 31, 2002. As the payment terms were revised from a traditional trade accounts payable activity to a financing activity under the terms of the amended payable to Qwest, the Company classified the $13.0 million payments made in 2002 as financing activities within the condensed consolidated statement of cash flows for the twelve month period ended December 31, 2002. The IRU is included in network and other communications equipment as of December 31, 2002 and included in projects-in-progress as of December 31, 2001. The balance of $4.2 million and $17.2 million payable to Qwest as of December 31, 2002 and December 31, 2001, respectively, is classified as Fiber IRU liability in the accompanying unaudited condensed consolidated balance sheets.

Employment Agreements

      The Company did not enter into any employment agreements in 2002. In 2001, the Company entered into employment agreements with two key executives that provide for, among other things, minimum annual base salaries, bonus entitlements upon the achievement of certain objectives, and the issuance of stock options. Also in 2001, the Company entered into an agreement with a previous executive officer to work on a part time basis as a result of his partial retirement. All other agreements entered into with executive officers, except those discussed below, expired or terminated in 2000 and 2001.

      On November 27, 2000, the Company’s Board of Directors approved an Agreement Regarding Compensation on Change of Control with eight officers. Six of these agreements remain in effect as of December 31, 2002. These agreements provide for one year’s base salary and health plan benefits in the event of a merger or combination of the Company into another entity, or the sale or disposition of all, or substantially all, of the Company’s assets. In 2001, this agreement was entered into with two additional officers. Two of the 1998 employment agreements, which were approved by the Company’s stockholders, granted options to two executives (one of which is no longer with the Company) to purchase up to 568,750 shares of the Company’s common stock.

Reciprocal Compensation and Legal Proceedings

      The Company has established interconnection agreements with certain ILECs. The Telecommunications Act of 1996 requires ILECs to enter into interconnection agreements with CLECs, such as the Company, and other competitors and requires state Public Utilities Commissions (PUCs) to arbitrate such agreements if the parties cannot reach agreement.

      The interconnection agreements outline, among other items, reciprocal compensation arrangements for calls originating or terminating in the other party’s switching equipment, payment terms, and level of services.

      The Company is a party to several consolidated appeals before the Ninth Circuit United States Court of Appeals which involve decisions of the California Public Utilities Commission (CPUC) holding that local telephone calls placed to Internet service providers are local calls entitled to reciprocal compensation, and that Pac-West’s interconnection agreements with SBC-California and Verizon-California may provide for the payment of reciprocal compensation for calls destined for ISP customers of Pac-West. The lower courts have upheld the decisions of the CPUC. These appeals have been consolidated with appeals concerning reciprocal compensation arising from district court decisions in Oregon and Washington state in cases in which the Company is not a party.

      On March 29, 2002, SBC-California filed a Petition for Arbitration with the CPUC with respect to its interconnection agreement with the Company, which would replace the similar agreement which expired in June of 2001, but which continues in effect until replaced pursuant to its terms. The matter is now pending before the CPUC for final decision. Two alternative decisions have been proposed for consideration by the CPUC. The decisions are identical except that one alternate decision would require the Company to pay SBC-California certain charges when SBC-California carries a category of telephone calls referred to as “VNXX Calls” from its customers to certain customers of the Company not physically located in the same local calling area as the calling party. We have estimated that these charges would approximate $40 million per year for the three year term of the agreement, and have also estimated that the company could extend the geographic scope of its network to avoid such charges through expenditures of approximately $12 million per year. Both alternate decisions approve the continued payment of reciprocal compensation for all local calls, including those to ISP customers of the company, which was voluntarily agreed to by the parties.

      On June 12, 2002, Verizon California filed a Petition for Arbitration with the CPUC with respect to its interconnection agreement with the Company which would replace the similar agreement which expired in April of 2002, but which has continued in effect until replaced pursuant to an order of the CPUC. The matter is now pending before the CPUC for final decision. Two alternative decisions have been proposed for consideration by the CPUC, which raise the same issue as described above with respect to the SBC-California arbitration, except that the potential financial impact of the proposed charges on VNXX calls would be significantly smaller.

      The Company cannot predict the outcome of the CPUC Commission proceedings, future appeals or additional pending cases involving related issues, or of the applicability of such proceedings to our interconnection agreement with these two or other ILECs. As a result, no assurance can be given that we will continue to collect reciprocal compensation in the future, or that additional charges may not be imposed upon the Company under such agreements in the future. Internet service providers currently form a significant part of our customer base in California and adverse decisions in these or related FCC proceedings could limit our ability to serve this group of customers profitably and have a material adverse effect on us.

      The Company expects that reciprocal compensation will continue to represent a significant portion of our revenues in the future although we expect the per minute reciprocal compensation rate to decline significantly. The Company is currently negotiating and implementing new interconnection agreements and the terms including reciprocal compensation. The per minute rate paid by SBC California under our current agreement has significantly decreased during the term of the agreement due to regulatory decisions concerning SBC-California’s applicable costs. The per minute rate in the agreement to be approved by the CPUC in the near future continues to be low. Based on current market conditions, we expect the per minute reciprocal compensation rate will continue to decline from historic rates under interconnection agreements in the future.

Furthermore, the policies of the CPUC and other regulatory bodies are subject to change with respect to issues which affect the economic structure of interconnection agreements is other ways, and these issues can differ from time to time.

      Following is a summary of amounts billed to ILECs and payments withheld by ILECs during each of the three years ended December 31, 2002, 2001 and 2000:

	2002	2001	2000

Total amount billed to ILECs during the year	$82,217,000	$75,339,000	$62,194,000
Amount withheld by ILECs and not recorded as revenue in the Company’s statements of operations	(22,902,000)	(12,946,000)	—
Amounts received for prior withholding and recorded as revenue	20,596,000	—	—

Net amount recorded as revenue from the ILECs during the year	$79,911,000	$62,393,000	$62,194,000

Other Legal Proceedings

      On December 6, 2001, a complaint captioned Krim v Pac-West Telecomm, Inc., et. al., Civil Action No. 01-CV-11217, was filed in United States District Court for the Southern District of New York against the Company, certain executive officers, and various underwriters in connection with our initial public offering. An amended complaint was filed on April 19, 2002. The plaintiffs allege undisclosed improper underwriting practices concerning the allocation of shares of the Company’s common stock in exchange for excessive brokerage commissions or agreements to purchase shares at higher prices in the aftermarket, in violation of Section 11 of the Securities Act of 1933. The complaint also included a claim for securities fraud under Section 10(b) of the Securities Exchange Act of 1934. Substantially similar actions have been filed concerning the initial public offerings for more than 300 different issuers, and the cases have been coordinated as In re Initial Public Offering Securities Litigation, 21 MC 92. The complaint against the Company seeks unspecified damages on behalf of a purported class of purchasers of its common stock. Management believes that the plaintiff’s claims against the Company are without merit and is defending the case vigorously utilizing experienced counsel retained by a number of issuers and individual defendants in the cases in order to syndicate cost of defense as to common issues. The cost of defense is bourn by insurance. Insurance coverage exists for most of the claims asserted to date against the Company and the Company may have indemnification rights against its underwriters depending on the outcome of the case as against those underwriters. In October 2002, the executive officers of the Company were dismissed from the action by agreement with the plaintiffs, which also resulted in tolling of the statute of limitations. The court recently dismissed the Section 10(b) claim against the Company.

      From time to time, Pac-West Telecomm, Inc. is a party to litigation that arises in the ordinary course of business. The Company believes that the resolution of this litigation, and any other litigation the Company may be involved with in the ordinary course of business, will not materially harm its business, financial condition or results of operations.

11.	Stockholders’ Equity:

Stock Options

      In January 1999, the Company’s Board of Directors approved the terms of the 1999 Stock Incentive Plan (the “Plan”) which authorizes the granting of stock options, including restricted stock, stock appreciation rights, dividend equivalent rights, performance units, performance shares or other similar rights or benefits to employees, directors, consultants and advisors. Options granted under the Plan have a term of ten years. In addition, options have been granted to two senior officers (one of whom is no longer an officer) pursuant to the 1998 Griffin and Bryson Non-Qualified Stock Incentive Plans. In May 2000 the Board of Directors approved the 2000 Napa Valley Non-Qualified Stock Incentive Plan. As of December an aggregate of 5,375,500 shares of common stock have been reserved for option grants. Subsequent to December 31, 2002, the Company registered another 1,000,000 shares that the shareholders of the Company authorized to be reserved for option grants at the annual shareholder meeting in 2002.

      Subject to the terms and conditions of an Offer to Exchange (Offer) dated November 14, 2001, the Company granted options to purchase an aggregate of 831,638 shares of its common stock at the fair market value at the date of issuance in exchange for such tendered options. The tendered options represented out of the money options at the date the tender offer commenced. On December 19, 2001, in accordance with the offer, the Company canceled 831,638 options and issued new options to eligible employees on June 18, 2002.

      A summary of the status of the Company’s stock option plans at December 31, 2002 and changes during the years ended December 31, 2000, 2001 and 2002 are presented in the table below:

				Weighted
				Average
		Non-		Exercise
	Qualifying	Qualifying	Total	Price

Balance, December 31, 1999	1,289,565	935,085	2,224,650	$3.93
Granted	1,761,183	390,617	2,151,800	13.84
Exercised	(63,436)	—	(63,436)	2.14
Cancelled	(328,210)	(58,979)	(387,189)	18.65

Balance, December 31, 2000	2,659,102	1,266,723	3,925,825	7.99
Granted	964,484	952,913	1,917,397	1.61
Exercised	(45,125)	—	(45,125)	2.14
Cancelled	(1,770,143)	(148,609)	(1,918,752)	11.73

Balance, December 31, 2001	1,808,318	2,071,027	3,879,345	3.06
Granted	1,356,952	37,936	1,394,888	0.46
Exercised	(6,125)	(217,100)	(223,225)	0.48
Cancelled	(413,601)	(78,090)	(491,691)	4.62

Balance, December 31, 2002	2,745,544	1,813,773	4,559,317	2.22

      Options outstanding, exercisable and vested by price range at December 31, 2002 are as follows:

					Weighted
		Weighted			Average
		Average	Weighted		Exercise
		Remaining	Average	Number	Price of
Range of Exercise	Number	Contractual	Exercise	Vested and	Options
Price	Outstanding	Life	Price	Exercisable	Exercisable

$ 0.27 — 0.28	199,900	9.7	$0.28	—	$—
0.45 — 0.56	1,437,762	8.5	0.49	753,809	0.48
0.71 — 1.00	1,122,997	8.9	0.78	354,024	0.78
1.94 — 2.89	1,008,024	7.0	2.25	612,007	2.19
3.25 — 4.28	486,812	8.0	3.90	241,247	3.90
6.25 — 9.13	17,000	8.0	7.32	5,937	7.78
10.00 — 14.75	169,097	6.9	10.13	160,034	10.07
17.50 — 25.13	112,225	7.3	20.35	62,694	20.10
28.88 — 35.00	5,500	7.2	32.48	2,750	32.48

0.27 — 35.00	4,559,317	8.2	$2.22	2,192,502	$2.70

      As of December 31, 2001, the number of options outstanding that were vested and exercisable was 1,342,107. These options had a weighted average exercise price of $3.06. As of December 31, 2000, the number of options outstanding that were vested and exercisable was 1,096,785. These options had a weighted average exercise price of $3.45.

Employee Stock Purchase Plan

      In 2000, the Company established the 2000 Employee Stock Purchase Plan (the Purchase Plan) under which 1,000,000 shares of common stock have been reserved for issuance. Full-time employees may designate up to 10% of their compensation, not to exceed 400 shares each six month period, or $25,000 worth of common stock in any one calendar year, which is deducted each pay period for the purchase of common stock under the Purchase Plan. On the last business day of each six month period, shares of common stock are purchased with the employees’ payroll deductions at 85% of the lesser of the market price on the first or last day of the six month period. The Purchase Plan will terminate no later than May 2, 2020. During 2002, a total of 72,382 shares of common stock with a weighted average fair value of $0.50 per share were purchased in 2002. At December 31, 2002 772,805 shares remained available for issuance.

Pro Forma Fair Value Information

      The Company uses the Black-Scholes option-pricing model to derive the theoretical fair value of employee stock option grants. This model, along with the binomial model, is one of the two accepted methods under SFAS No. 123 for use in providing the theoretical fair value provisions disclosure. The Company has chosen to use the Black-Scholes model as it is easier to use that the binomial model and produces a similar result. The Black-Scholes model pro forma fair value information should be interpreted solely as an approximation, as opposed to a representation, of what pro forma net income would have been if we had expensed the fair value of options issued to employees.

      The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for the grants: expected dividend yield of 0 percent in all periods; expected volatility of 100% for each of the periods 2002, 2001 and 2000; weighted average risk-free interest rates ranging from 3.39 to 6.23 percent for all periods presented in the table above; and expected lives of four years for all periods.

12.	Income (Loss) Per Share

      For the year ended December 31, 2001, dilutive securities were antidilutive, as they decreased the loss per share for this period. Accordingly, options to purchase 582,644 shares were excluded from the diluted net loss per share calculation for this period.

      Diluted net income (loss) per share information considers the effect of dilutive securities as follows:

	For the Year Ended December 31, 2002

	Income	Shares	Per Share

Basic net income per share:
Net income available to common stockholders	$2,046,000	36,307,851	$0.06
Effect of dilutive securities:
Stock options		26,486

Diluted net income per share:
Net income available to common stockholders and dilutive stock options	$2,046,000	36,334,337	$0.06

	For the Year Ended December 31, 2001

	Income	Shares	Per Share

Basic net loss per share:
Net loss available to common stockholders	$(34,792,000)	36,057,941	$(0.96)
Effect of dilutive securities:
Stock options		—

Diluted net loss per share:
Net loss available to common stockholders and dilutive stock options	$(34,792,000)	36,057,941	$(0.96)

	For the Year Ended December 31, 2000

	Income	Shares	Per Share

Basic net income per share:
Income applicable to common stockholders before cumulative effect of change in accounting principle, net	$5,032,000	35,837,552	$0.14
Cumulative effect of change in accounting principle, net	(1,415,000)	35,837,552	(0.04)

Net income available to common stockholders	$3,617,000	35,837,552	$0.10

Effect of dilutive securities:
Stock options		1,824,165

Diluted net income per share:
Income available to common stockholders and dilutive stock options before cumulative effect of change in accounting principle, net	$5,032,000	37,661,717	$0.13
Cumulative effect of change in accounting principle, net	(1,415,000)	37,661,717	(0.03)

Net income available to common stockholders and dilutive stock options	$3,617,000	37,661,717	$0.10

13.	Income Taxes

      The provision for (benefit from) income taxes for the years ended December 31, 2002, 2001 and 2000 consists of the following:

	2002	2001	2000

Current:
Federal	$—	$—	$4,000
State	77,000	—	—
Deferred:
Federal	223,000	(12,507,000)	4,457,000
State	445,000	(2,086,000)	330,000

	$745,000	$(14,593,000)	$4,791,000

      The Company’s provision for (benefit from) income tax differed from the amount computed by applying the statutory Federal income tax rate to income before income taxes and cumulative effect of change in accounting principle, as follows:

	2002		2001		2000

	Amount	Rate	Amount	Rate	Amount	Rate

Income tax determined by applying the statutory federal income tax rate to income before income taxes and cumulative effect of change in accounting principle	$997,000	35.0%	$(17,285,000)	(35.0)%	$3,438,000	35.0%
State income taxes, net of federal income tax benefit	339,000	12.2	(1,356,000)	(2.8)	215,000	2.2
Non-deductible amortization of costs in excess of net assets of acquired businesses	—	—	432,000	1.0	680,000	6.9
Nondeductible goodwill impairment	—	—	4,084,000	8.3	—	—
Changes in reserves	22,000	0.1	(549,000)	(1.2)	313,000	3.2
Other	(593,000)	(20.6)	81,000	0.2	145,000	0.6

Provision for (benefit from) income taxes	$745,000	26.7%	$(14,593,000)	(29.5)%	$4,791,000	47.9%

      The cumulative balance sheet effects of deferred tax items are:

	2002	2001

Trade accounts receivable allowances	$584,000	$892,000
Deferred revenue	654,000	442,000
Vacation and other accrued expenses	423,000	665,000
Restructuring and other reserves	2,768,000	1,199,000
Inventory reserves	145,000	218,000
Other reserves	247,000	—
Tax credits and loss carryforwards	5,329,000	14,329,000
State taxes	1,757,000	2,744,000

Deferred tax asset	11,907,000	20,489,000

Depreciation and amortization	(7,715,000)	(10,101,000)
Capitalized interest	(2,006,000)	(1,626,000)
Software development costs	(6,294,000)	(5,977,000)
Prepaid expenses	(61,000)	(95,000)
IRU rentals	(1,077,000)	(617,000)
Other reserves	—	(865,000)

Deferred tax liability	(17,153,000)	(19,281,000)

Net deferred tax asset (liability)	(5,246,000)	1,208,000
Less: Amount classified as current deferred tax asset	4,569,000	4,491,000

Net deferred tax liability	$(9,815,000)	$(3,283,000)

14.	Related Party Transactions

Bay Alarm Company (Bay Alarm)

      Bay Alarm (a stockholder of the Company) and its subsidiary, InReach Internet, LLC, are collectively a large customer of telephone network services, comprising approximately 2%, or $2,527,000 and $2,750,000 of the Company’s revenues for the years ended December 31, 2002 and 2001, respectively. As of December 31, 2002 and 2001 the Company had amounts due from Bay Alarm of $0 and $80,000, respectively. These amounts are included in trade accounts receivable, net in the accompanying consolidated balance sheets.

      Bay Alarm provides the Company with security monitoring services at its normal commercial rates. The Company has recorded approximately $57,000, $78,000 and $69,000 for these services for the years ended December 31, 2002, 2001 and 2000, respectively. As outlined in Note 10, the Company leases a facility in Oakland from Bay Alarm. Rents paid under this lease were approximately $289,000, $171,000 and $158,000 for the years ended 2002, 2001 and 2000, respectively. All expenses paid to Bay Alarm are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Notes Receivable from Stockholders

      In 1998, a stockholder of the Company, who is also an officer, purchased 37,500 shares of common stock from the Company for $250,000. The Company received $50,000 in cash from the stockholder and entered into a note receivable for the remaining balance of $200,000. This amount is in the accompanying consolidated balance sheets as a component of stockholders’ equity and accrues interest at 5.54 percent compounded annually. In December 2000, the Company entered into two full-recourse notes receivable with another officer of the Company for $105,000, both of which were paid in full in 2002. At December 31, 2001, these notes were included in other assets in the accompanying consolidated balance sheets. The notes accrued interest at 6.1 percent and were secured by a pledge of 38,000 shares of the Company’s common stock.

15.	Retirement Plan

      The Company has a 401(k)-retirement plan (the Plan) for all full-time employees who have completed six months of service. The plan year is from January 1 to December 31, and the Company contributes $0.50 for every $1.00 contributed by the employee, subject to the Company’s contribution not exceeding 3 percent of the employee’s salary. Participants are eligible to participate in the Plan after six months of service and become fully vested after six years, although they vest incrementally on an annual basis after two years of service. The Company’s matching contributions were $378,000, $442,000 and $247,000 for the years ended December 31, 2002, 2001 and 2000, respectively. These amounts are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

16.	Segment Reporting

      Based on criteria established by SFAS No. 131 (SFAS 131), “Disclosures about Segments of an Enterprise and Related Information,” the Company has determined that it has one reportable operating segment. While the Company’s chief decision-maker monitors the revenue streams of various services, the revenue streams share many expenses such as leased transport charges and circuits. In addition, operations are managed and financial performance is evaluated based upon the delivery of multiple services over common networks and facilities. This allows the Company to leverage its costs in an effort to maximize return. As a result, the revenue streams share almost all of the various operating expenses. Because management believes that any allocation of the expenses to multiple revenue streams would be impractical and arbitrary, management does not currently make such allocations internally. The chief decision-maker does, however, monitor revenue streams at a more detailed level than those depicted in the Company’s accompanying consolidated financial statements.

      The following tables present revenues by service type for the years ended December 31, 2002, 2001 and 2000:

	2002	2001	2000

Local services	$139,946,000	$116,609,000	$102,970,000
Long-distance services	13,173,000	14,393,000	16,128,000
Dedicated transport services	8,879,000	9,747,000	7,663,000
Products and services	477,000	7,226,000	9,942,000
Collocate services	1,623,000	2,017,000	2,387,000

	$164,098,000	$149,992,000	$139,090,000

17.	Unaudited Quarterly Consolidated Financial Data

      The following is a summary of quarterly consolidated financial results for the fiscal years ending 2002 and 2001.

	March 31	June 30	September 30	December 31

2002:
Revenue	$43,092,000	$38,499,000	$34,201,000	$48,306,000
Gross margin	$29,332,000	$24,492,000	$21,723,000	$35,026,000
Net income (loss)	$7,384,000	$(13,388,000)	$4,889,000	$3,161,000
Net income (loss) per share:
Basic and Diluted	$0.20	$(0.37)	$0.13	$0.09
2001:
Revenue	$40,061,000	$38,162,000	$35,521,000	$36,248,000
Gross margin	$27,445,000	$23,944,000	$19,050,000	$22,208,000
Net loss	$(485,000)	$(3,624,000)	$(26,784,000)	$(3,899,000)
Net loss per share:
Basic and Diluted	$(0.01)	$(0.10)	$(0.74)	$(0.11)

PAC-WEST TELECOMM, INC.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

For the Year Ended December 31, 2002

	Balance at	Charged to	Charged
	Beginning of	Costs and	to Other			Balance at
Description	Year	Expenses	Accounts	Deductions		End of Year

Allowance for doubtful accounts	$2,630,000	$1,008,000	$—	$1,978,000	(1)	$1,660,000

For the Year Ended December 31, 2001

	Balance at	Charged to	Charged
	Beginning of	Costs and	to Other			Balance at
Description	Year	Expenses	Accounts	Deductions		End of Year

Allowance for doubtful accounts	$3,003,000	$3,214,000	$—	$3,587,000	(1)	$2,630,000

For the Year Ended December 31, 2000

	Balance at	Charged to	Charged to
	Beginning of	Costs and	Other			Balance at
Description	Year	Expenses	Accounts	Deductions		End of Year

Allowance for doubtful accounts	$675,000	$989,000	$1,981,000	$642,000	(1)	$3,003,000

(1)	Deductions represent write-offs.

MATERIAL PORTIONS OF OUR SEPTEMBER 30, 2003 QUARTERLY REPORT

      The following is a reproduction of certain portions of our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003 filed with the Commission on November 14, 2003, which we believe are material to your evaluation of the proposals set forth in this Proxy Statement. You should be aware that we have not updated the disclosure set forth in those portions of the Quarterly Report reproduced in this Proxy Statement to account for events occurring subsequent to the date of filing the Quarterly Report.

PAC-WEST TELECOMM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,
	2003	December 31,
	(Unaudited)	2002

ASSETS
Current Assets:
Cash and cash equivalents	$61,312,000	$28,050,000
Short-term investments	—	29,209,000
Trade accounts receivable, net of allowances of $1,497,000 and $1,660,000, respectively	8,567,000	12,624,000
Prepaid expenses and other current assets	3,850,000	5,433,000
Deferred tax assets	4,569,000	4,569,000

Total current assets	78,298,000	79,885,000
Property and equipment, net	130,230,000	159,355,000
Other assets, net	3,843,000	3,776,000

Total assets	$212,371,000	$243,016,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$4,796,000	$10,058,000
Current obligations under capital leases	4,641,000	7,881,000
Fiber IRU liability	—	4,200,000
Accrued interest on Senior Notes	2,136,000	5,522,000
Other accrued liabilities	15,341,000	19,649,000
Deferred revenues	682,000	755,000

Total current liabilities	27,596,000	48,065,000

Senior Notes	95,102,000	95,102,000
Notes payable	60,000	30,000
Capital leases, less current portion	210,000	2,311,000
Deferred revenues, less current portion	465,000	527,000
Deferred income taxes	6,998,000	9,745,000

Total liabilities	130,431,000	155,780,000

Commitments and Contingencies (Note 11)
Stockholders’ Equity:
Common stock, $.001 par value; 100,000,000 shares authorized 36,508,677 and 36,444,094 shares issued and outstanding, respectively	37,000	36,000
Additional paid-in capital	183,612,000	183,668,000
Note receivable from stockholder	—	(200,000)
Accumulated deficit	(101,494,000)	(96,026,000)
Accumulated other comprehensive loss	(215,000)	(156,000)
Deferred stock compensation	—	(86,000)

Total stockholders’ equity	81,940,000	87,236,000

Total liabilities and stockholders’ equity	$212,371,000	$243,016,000

See accompanying notes to unaudited condensed consolidated financial statements.

PAC-WEST TELECOMM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE GAIN (LOSS)
(Unaudited)

	Three-Month Periods Ended		Nine-Month Periods Ended
	September 30,		September 30,

	2003	2002	2003	2002

Revenues	$30,312,000	$34,201,000	$106,550,000	$115,792,000
Costs and Expenses:
Cost of sales	8,829,000	12,478,000	26,532,000	40,245,000
Selling, general and administrative	15,155,000	14,874,000	44,609,000	45,936,000
Depreciation and amortization	9,862,000	9,815,000	33,913,000	29,392,000
Restructuring charge	—	21,000	125,000	9,325,000
Impairment of assets	—	—	—	7,153,000

Total operating expenses	33,846,000	37,188,000	105,179,000	132,051,000

Income (loss) from operations	(3,534,000)	(2,987,000)	1,371,000	(16,259,000)

Other (Income) Expense:
Interest expense, net	3,149,000	3,708,000	9,541,000	12,383,000
Gain on repurchase of bonds	—	(14,854,000)	—	(26,796,000)
Other expense	13,000	12,000	30,000	13,000

Total other (income) expense, net	3,162,000	(11,134,000)	9,571,000	(14,400,000)

Income (loss) before provision (benefit) from income taxes	(6,696,000)	8,147,000	(8,200,000)	(1,859,000)
Income tax expense (benefit)	(2,382,000)	3,258,000	(2,733,000)	(744,000)

Net income (loss)	$(4,314,000)	$4,889,000	$(5,467,000)	$(1,115,000)

Basic and diluted income (loss) per share	$(0.12)	$0.13	$(0.15)	$(0.03)
Basic weighted average shares outstanding	36,491,889	36,398,351	36,464,152	36,276,316
Diluted weighted average shares outstanding	36,491,889	36,401,078	36,464,152	36,276,316
Comprehensive income (loss):
Net income (loss)	$(4,314,000)	$4,889,000	$(5,467,000)	$(1,115,000)
Other comprehensive loss	(15,000)	(19,000)	(59,000)	(30,000)

Comprehensive income (loss)	$(4,329,000)	$4,870,000	$(5,526,000)	$(1,145,000)

See accompanying notes to unaudited condensed consolidated financial statements.

PAC-WEST TELECOMM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Month Period Ended
	September 30,

	2003	2002

Operating activities:
Net loss	$(5,467,000)	$(1,115,000)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	33,913,000	29,392,000
Amortization of deferred financing costs	315,000	575,000
Amortization of deferred stock compensation	—	78,000
Impairment of assets	—	7,153,000
Non-cash restructuring charges	—	3,408,000
Gain on repurchase of bonds	—	(26,796,000)
Allowance for doubtful accounts receivable	50,000	1,596,000
Deferred income taxes	(2,817,000)	(744,000)
Loss on disposal of property and equipment	30,000	14,000
Other	—	1,148,000
Changes in operating assets and liabilities:
Trade accounts receivable	4,007,000	726,000
Income taxes receivable	—	7,386,000
Prepaid expenses and other current assets	1,584,000	1,089,000
Other assets	245,000	835,000
Accounts payable and other accrued liabilities	(10,490,000)	4,507,000
Accrued interest	(3,386,000)	(5,285,000)

Net cash provided by operating activities	17,984,000	23,967,000

Investing activities:
Purchases of property and equipment	(4,699,000)	(16,518,000)
Proceeds from disposal of property and equipment	43,000	151,000
Sales (purchases) of short-term investments, net	29,150,000	(7,614,000)

Net cash provided by (used in) investing activities	24,494,000	(23,981,000)

Financing activities:
Proceeds (payments) from borrowings under Senior Credit Fa	—	(10,000,000)
Principal payments on Fiber IRU	(4,200,000)	(8,620,000)
Net proceeds from notes receivable	237,000	—
Proceeds from stock option exercises	31,000	116,000
Net principal payments on capital leases	(4,494,000)	(5,067,000)
Payments for deferred financing costs	(790,000)	—
Repurchase of Senior Notes	—	(15,998,000)

Net cash used in financing activities	(9,216,000)	(39,569,000)

Net increase (decrease) in cash and cash equivalents	33,262,000	(39,583,000)
Cash and cash equivalents:
Beginning of period	28,050,000	64,029,000

End of period	$61,312,000	$24,446,000

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$13,228,000	$19,948,000

See accompanying notes to unaudited condensed consolidated financial statements.

PAC-WEST TELECOMM, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2003

      The terms “the Company,” “Pac-West,” “we,” “our,” “us,” and similar terms used in this Form 10-Q, refer to Pac-West Telecomm, Inc.

1.	Organization and Basis of Presentation

      Pac-West Telecomm, Inc. (the Company) is a provider of wholesale and retail integrated communications services in the western United States. The Company’s customers include Internet service providers (ISPs) and enhanced communications service providers, collectively referred to as service providers (SPs), and small and medium-sized enterprise (SME) businesses, many of which are communications-intensive users.

      These accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted for interim financial information in the United States of America pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States of America (US GAAP) for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation for the periods indicated, have been included. Operating results for the three and nine month periods ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. The condensed consolidated balance sheet at December 31, 2002 has been derived from the audited consolidated balance sheet at that date, but does not include all of the information and notes required by US GAAP for complete financial statements. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto of the Company as of and for the year ended December 31, 2002, included in the Company’s Annual Report on Form 10-K.

      These unaudited condensed consolidated financial statements include the results of operations of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated. Certain prior period amounts have been reclassified to conform to current period presentations.

2.	Description and Summary of Significant Accounting Policies

Revenue Recognition

      In accordance with Staff Accounting Bulletin No. 101 (SAB 101) “Revenue Recognition in Financial Statements,” the Company recognizes revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery of the product or performance of the service has occurred, (iii) the selling price is fixed or determinable and (iv) collectibility is reasonably assured. Revenues from service access agreements are recognized as the service is provided, except for reciprocal compensation generated by calls placed to ISPs connected through the Company’s network. The right of competitive local exchange carriers (CLECs), such as the Company, to receive this type of compensation is the subject of numerous regulatory and legal challenges from incumbent local exchange carriers (ILECs) (see Note 11). For instances when the reciprocal compensation payments the Company receives are not in dispute, the Company will continue to recognize reciprocal compensation as revenue when received in cash or when collectability is reasonably assured. Non-refundable up-front payments received for installation services and related costs up to the amount of revenues are recognized as revenue and expense ratably over the term of the service contracts, which is generally 24 to 36 months. Any costs in excess of recognized revenues are expensed in the current period. As of September 30, 2003 and December 31, 2002, $1,147,000 and $1,282,000, respectively, of installation payments received and $792,000 and $859,000, respectively, of associated costs were deferred and are included in deferred revenues and other assets, respectively, in the accompanying unaudited condensed consolidated balance sheets.

Stock Based Compensation:

      In December 2002, The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (SFAS 148). SFAS 148 amends Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123), to provide alternative methods of transition for companies that voluntarily change to a fair value-based method of accounting for stock-based employee compensation. SFAS 148 also amends the disclosure provisions of SFAS 123. The Company adopted the disclosure provisions of SFAS 148 as of December 31, 2002.

      The Company follows Accounting Principles Board Opinion No. 25, “Accounting for Stock Issues to Employees” (APB 25) for its stock based compensation plans. The Company has adopted only the disclosure provisions of SFAS 123 to disclose pro forma information regarding options granted to its employees based on specified valuation techniques that produce estimated compensation charges. Amounts related to APB 25 have not been reflected in the Company’s unaudited condensed consolidated statements of operations because no compensation arises when the price of the employees’ stock options equals the market value of the underlying stock at the date of grant, as is the case for options granted under our plans.

      The Company uses the Black-Scholes option pricing model to derive the estimated fair value of employee stock option grants. The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for the grants: an expected dividend yield on the underlying common stock of 0.0% for each of the periods in 2003 and 2002; an expected volatility in the market price of the underlying common stock of 112% and 105% for the three and nine-month periods ended September 30, 2003 and 100% for each of the periods in 2002; a weighted average risk-free interest rate ranging of 2.46% and 3.39% for the periods in 2003 and 2002; and an expected life of four years for the periods in 2003 and 2002.

      Had compensation cost been determined consistently with the fair value approach in accordance with SFAS No. 123, the Company’s pro forma net loss and pro forma net loss per share would have been as follows:

	Three-Month Periods Ended		Nine-Month Periods Ended
	September 30,		September 30,

	2003	2002	2003	2002

Net income (loss) available to common shareholders:
As reported	$(4,314,000)	$4,889,000	$(5,467,000)	$(1,115,000)
Total stock based employee compensation expense net of tax	(206,000)	(456,000)	(1,034,000)	(1,373,000)

Pro forma	$(4,520,000)	$4,433,000	$(6,501,000)	$(2,488,000)

Basic earnings (loss) per common share:
As reported	$(0.12)	$0.13	$(0.15)	$(0.03)
Pro forma	$(0.12)	$0.12	$(0.18)	$(0.07)
Diluted income (loss) per common share:
As reported	$(0.12)	$0.13	$(0.15)	$(0.03)
Pro forma	$(0.12)	$0.12	$(0.18)	$(0.07)

3.	Concentration of Customers and Suppliers

      For the three-month period ended September 30, 2003, revenues from two customers represented 21.9% and 21.1% of total revenues. For the same period in 2002, revenues from three customers represented 19.0% and 15.0% and 14.0% of total revenues. For the nine-month period ended September 30, 2003, revenues from two customers represented 24.1% and 13.1% of total revenues. For the same period in 2002, revenues from two customers represented 25.0% and 17.0% of total revenues. During each of the comparison periods no other customer accounted for more than 10.0% of total revenues. As at September 30, 2003 accounts receivable from one customer represented 20.1% of total accounts receivable. As at September 30, 2002 accounts receivable from three customers represented 16.0%, 14.0% and 11.0% of total trade accounts receivable. At September 30, 2003 and 2002, no other customer accounted for more than 10.0% of trade accounts receivable.

      For the three-month period ended September 30, 2003, operating expenses associated with three suppliers represented 22.4%, 18.6% and 10.6% of total cost of sales. For the same period in 2002, operating expenses associated with two suppliers represented 46.7% and 14.1% of total cost of sales. For the nine-month period ended September 30, 2003, operating expenses associated with three suppliers represented 33.2%, 16.9% and 10.4% of total cost of sales. For the same period in 2002, operating expenses associated with three suppliers represented 35.3%, 12.4% and 10.3% of total cost of sales. During each of the comparison periods no other supplier accounted for more than 10.0% of total cost of sales.

4.	Restructuring Charges

      A summary of the restructuring expenses and the associated remaining liability pertaining to the Company’s 2001 and 2002 restructuring plans, which are included in other accrued liabilities in the accompanying unaudited condensed consolidated balance sheet as of September 30, 2003, consist of the following:

	Remaining				Balance of
	Restructuring	Additional	Non-Cash	Cash	Restructuring
	Liability as of	Restructuring	Charges	Payments	Liability as of
	December 31,	Expense	Applied to	Charged to	September 30,
	2002	Incurred	Liability	Liability	2003

Rent expense for vacated premises	$3,476,000	$206,000	$—	$(521,000)	$3,161,000
Circuit obligations	2,800,000	—	—	(938,000)	1,862,000
Other charges	87,000	(81,000)	—	—	6,000

	$6,363,000	$125,000	$—	$(1,459,000)	$5,029,000

      During the three-month period ended June 30, 2003, the Company recorded additional restructuring charges of $206,000 relating to office space in San Diego, California. Due to the specialized nature of this facility and current economic conditions we no longer anticipate finding a tenant for the remaining available space. The amount of the reserve recorded is equal to the monthly lease payment of the unoccupied space multiplied by the remaining months on the lease. In addition, during the three-month period ended June 30, 2003, the Company reversed $81,000 of previously recorded restructuring charges relating to professional fees that were anticipated but never charged to the Company. The final cash payment to be recorded against the above restructuring reserve is currently expected to occur in March of 2010.

5.	Long Lived Assets

      In 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company evaluates its long-lived assets for events or changes in circumstances that may indicate that the carrying amount of such assets may not be fully recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the potential future income expected to be generated by the asset. If an asset is considered to be impaired, it is written down to its estimated fair market value. This is assessed based on factors specific to the type of asset. In assessing the recoverability of these assets, the Company must make assumptions regarding, among other things, estimated future cash flows to determine the fair value of the respective assets.

      During the second quarter of 2002, in accordance with SFAS No. 144, the Company recorded an impairment charge of $7.2 million, which represented the difference between the net book value of the identified fixed assets and the estimated discounted future cash flows the Company expected to be generated from the use of these assets over the average remaining useful lives. The Company’s cash flow projections for each of the Company’s geographic locations were developed using each locations historical growth rate.

Certain locations outside of the Company’s primary business locations had negative cash flows over the estimated useful lives of the assets under evaluation. The Company assigned a fair value of zero for those assets that could not be redeployed to business locations with positive cash flows. While the Company did not record an impairment charge during the three or nine-month periods ended September 30, 2003, if these estimates and the related assumptions change in the future, the Company may be required to record impairment charges in future periods.

6.	Gain on Repurchase of Bonds

      During the nine-month period ended September 30, 2002, the Company purchased from holders of its Senior Notes an aggregate of approximately $43.5 million principal amount of Senior Notes at a substantial discount to face value. The differences between the amounts paid to the holders of the Senior Notes and the face values of the amounts purchased and costs paid to outside parties to complete the transaction, were recorded as gains on repurchase of bonds of approximately $26.8 million for the nine-month period ended September 30, 2002.

7.	Income Taxes

      The Company’s effective income tax rates for the three and nine-month periods ended September 30, 2003 and 2002 reflect the applicable federal and state statutory income tax rates. For the three-month periods ended September 30, 2003 and 2002, the Company’s effective income tax rate was 35.6% and 40.0%, respectively. For the nine-month periods ended September 30, 2003 and 2002, the Company’s effective income tax rate was 33.3% and 40.0%, respectively.

8.	Comprehensive Income (Loss)

      For the three-month periods ended September 30, 2003 and 2002, there was $15,000 and $19,000 of other comprehensive loss resulting from the net unrealized investment losses on available-for-sale marketable securities. For the nine-month periods ended September 30, 2003 and 2002, there was $59,000 and $30,000, respectively, of other comprehensive loss resulting from the net unrealized investment losses on available-for-sale marketable securities.

9.	Property and Equipment

      Property and equipment is stated at cost and includes network and other communication equipment, equipment under capital leases, office furniture, business software and computer equipment, vehicles, leasehold improvements, and projects in progress. Expenditures for repairs and maintenance, which do not extend the useful life of the property and equipment, are charged to expense as incurred. Depreciation of the asset does not commence until the asset is placed into service. Upon retirement, the asset cost and related accumulated depreciation are written off. Gains and losses associated with dispositions or impairment of property and equipment are reflected in other (income) expense in the accompanying unaudited condensed consolidated statements of operations. Depreciation and amortization is computed using the straight-line method. Estimated useful lives range from 3 to 20 years.

      During the three-month period ended March 31, 2003, the Company reduced the useful life for phone equipment provided to customers and computer hardware from 5 years to 3 years. In addition, the Company extended the useful life of certain leasehold improvements from 10 years to up to 20 years. For phone equipment provided to customers and computer hardware that had already been depreciated three years or longer as of January 2003, the change in the estimated useful lives resulted in those assets being fully depreciated in the three-month period ended March 31, 2003. Total equipment fully depreciated in the period was approximately $2.5 million. For phone equipment provided to customers and computer hardware that had not been depreciated three years or longer as of January 2003, the change in the estimated useful lives resulted in an increase in monthly depreciation expense. The change in depreciation expense is prospective as the increase in depreciation expense only applies to current and future periods. The increase in depreciation expense related to the useful life change was approximately $1.6 million for the three-month period ended

March 31, 2003, but will decrease over time as assets become fully depreciated. The change in the useful life of the leasehold improvements resulted in a decrease in amortization expense on a prospective basis of less than $0.1 million for the three-month period ended March 31, 2003.

      For the three and nine-month periods ended September 30, 2003, the Company included the value of undeployed telephone systems and equipment previously shown as inventory as a component of property and equipment. The Company has reclassified the prior year’s balance to conform to the current year presentation. The effect of this reclassification was an increase in property and equipment of $1.2 million and a corresponding decrease in inventory for the period ended December 31, 2002, as reflected in the accompanying unaudited condensed consolidated balance sheets.

      During the three-month period ended September 30, 2003 the Company reclassified some amounts related to a technology lease with Cisco Systems Inc. from depreciation expense to selling, general and administrative expenses. In management’s opinion, the new classification more accurately presents the nature of the related expense in our income statement based on the underlying transaction. As a result of this reclassification depreciation decreased and selling, general and administrative costs increased by $0.3 million and $0.8 million in the three- and nine-month periods ended September 30, 2002, respectively.

10.	Long-Term Debt and Capital Lease Obligations:

      On January 29, 1999, the Company issued $150.0 million of Senior Notes at par. The Senior Notes bear interest at 13.5 percent per annum payable in semiannual installments, with all principal due in full on February 1, 2009. During the first, third and fourth quarters of 2002, the Company paid approximately $20.7 million to repurchase approximately $54.9 million principal amount of Senior Notes resulting in a gain of $33.8 million, net of the write- off of related capitalized debt issuance costs and costs paid to outside parties to complete the transaction. As of September 30, 2003, the principal amount due on the Senior Notes was $95.1 million.

      In 2001 and 2000, the Company leased $20.3 million of networking products manufactured by Cisco Systems, Inc. Equipment financed under this lease facility is being leased for a term of 36 months at which time the Company may purchase the equipment at its fair market value. These networking products have been accounted for as a capital lease. During the third quarter of 2003, the Company leased an additional $.8 million of equipment. This equipment is also being accounted for as a capital lease and is being leased over a period of 24 months. During the applicable three-month periods in 2003 and 2002, the Company made principal payments of $1.8 million and $1.7 million and recorded depreciation expense of approximately $1.7 million and paid maintenance expense of $0.3 million in each of the three-month periods. During the nine month periods ended September 30, 2003 and 2002 the Company made principle payments of approximately $5.3 million and $5.1 million and recorded depreciation expense of $5.1 million and paid $0.8 million of maintenance expense in each of the nine month periods related to leased equipment. As of September 30, 2003, the Company has future obligations, excluding interest, of $4.8 million that will be paid over the remaining terms of the leased equipment.

11.	Commitments and Contingencies

Purchase Commitments

      The Company purchases its switching equipment and products from several suppliers. During the normal course of business, the Company may enter into agreements with certain of its suppliers, which allow these suppliers to have equipment or inventory available for purchase based upon criteria as defined by the Company. As of September 30, 2003, the Company did not have any material future commitments to purchase equipment from any of its vendors.

Reciprocal Compensation and Legal Proceedings

      The Company has established interconnection agreements (ICAs) with certain ILECs. The Telecommunications Act of 1996 requires ILECs to enter into ICAs with CLECs, such as the Company, and other competitors and requires state Public Utilities Commissions (PUCs) to arbitrate such agreements if the parties cannot reach agreement. The ICAs govern, among other items, intercarrier compensation agreements for the exchange of local and local toll calls between the parties.

      On March 29, 2002, SBC California (SBC) filed a Petition for Arbitration with the California Public Utilities Commission (CPUC) with respect to its ICA with the Company, which would replace the similar agreement that expired in June of 2001, but which continued in effect until replaced. On May 8, 2003, the CPUC announced its decision to adopt a modified alternate proposal of the ICA submitted by SBC. The new three-year agreement establishes the rules under which the Company and SBC can interconnect their networks to allow for the exchange of traffic, and the recovery of costs associated with exchanging such traffic. The ICA also recognizes that SBC, if legally entitled to do so, may implement the Federal Communications Commission (FCC) Intercarrier Internet Service Provider (ISP) order, which creates separate intercarrier compensation arrangements, including rates, terms and conditions, for “presumed ISP-bound” traffic. SBC notified the Company of its election to implement this plan beginning August 1, 2003. The Company disputed SBC’s right to implement the FCC Plan, and on October 14, 2003 SBC filed a Complaint with the CPUC seeking resolution of this issue. The Company will oppose the relief sought by SBC and assert such claims against SBC as are appropriate. The terms of the agreement also incent the Company to modify its existing network in order to avoid new transport charges imposed by SBC. However in recognition of the complexity of this determination and the time required to enact such modifications, the CPUC has deferred the effectiveness of these new transport charges until February of 2004 to provide the Company time to modify its network. Such network modifications would cause additional costs on both an an-going and one-time basis. The agreement also authorizes the Company to charge tandem switching and transport where appropriate.

      On June 12, 2002, Verizon California (Verizon) filed a Petition for Arbitration with the CPUC with respect to its ICA with the Company, that would replace the similar agreement which expired in April of 2002, but continued in effect until replaced pursuant to an order of the CPUC. On June 2, 2003, the Company filed with the CPUC the new ICA with Verizon which resulted from the arbitration. The new three-year agreement establishes the rules under which the Company and Verizon can interconnect their networks to allow for the exchange of traffic and the recovery of costs associated with exchanging such traffic. In addition it includes a new transport charge applicable to certain traffic and makes the reciprocal compensation rates established by the FCC Plan effective upon the commencement of the term of the new agreement. The terms of the agreement also incent the Company to modify its existing network. However, in recognition of the complexity of this determination and the time required to enact such a modification, the CPUC has deferred the effectiveness of these new transport charges until January of 2004 to provide the Company time to modify its network. Such network modifications would cause additional costs on both an an-going and one-time basis. The agreement also authorizes the Company to charge tandem switching and transport where appropriate.

      In July 2003 Verizon appealed the arbitration decision of the CPUC to Federal District Court, arguing among other things that the FCC Plan rates should have been made retroactive. The Company has opposed the relief sought by Verizon, and has challenged the legality of the new transport charges imposed on certain traffic.

      The Company is a party to several consolidated appeals before the Ninth Circuit United States Court of Appeals which involve decisions of the CPUC holding that local telephone calls placed to ISPs are local calls entitled to reciprocal compensation, and that Pac-West’s ICAs with SBC and Verizon may provide for the payment of reciprocal compensation for calls destined for ISP customers of Pac-West. The lower courts have upheld the decisions of the CPUC. These appeals have been consolidated with appeals concerning reciprocal compensation arising from district court decisions in Oregon and Washington state in cases in which the Company is not a party.

      The Company cannot predict the outcome of future CPUC proceedings, future appeals or additional pending cases involving related issues, or of the applicability of such proceedings to our ICA with these two or other ILECs. As a result, no assurance can be given that we will continue to collect reciprocal compensation, which represents a significant portion of our revenues, in the future, or that additional charges may not be imposed upon the Company under such agreements in the future. ISPs currently form a significant part of our customer base in California and adverse decisions in these or related FCC proceedings could limit our ability to serve this group of customers profitably and may have a material adverse effect on us.

Other Legal Proceedings

      On December 6, 2001, a complaint captioned Krim vs Pac-West Telecomm, Inc., et. al., Civil Action No. 01-CV-11217, was filed in United States District Court for the Southern District of New York against the Company, certain executive officers, and various underwriters in connection with our initial public offering. An amended complaint was filed on April 19, 2002. The plaintiffs allege that the Company and its officers failed to disclose alleged allocations of shares of the Company’s common stock in exchange for excessive brokerage commissions or agreements to purchase shares at higher prices in the aftermarket, in violation of Section 11 of the Securities Act of 1933 and Section 10(b) of the Securities Exchange Act of 1934. Substantially similar actions have been filed concerning the initial public offerings for more than 300 different issuers, and the cases have been coordinated as In re Initial Public Offering Securities Litigation, 21 MC 92. The complaint against the Company seeks unspecified damages on behalf of a purported class of purchasers of its common stock. In October 2002, the executive officers of the Company were dismissed from the action without prejudice by agreement with the plaintiffs which also resulted in tolling of the statute of limitations. The court recently dismissed the Section 10(b) claim against the Company.

      On July 10, 2003, a committee of the Company’s board of directors conditionally approved a proposed settlement with the plaintiffs in this matter. The settlement would provide, among other things, a release of the Company and of the individual defendants for the conduct alleged in the action to be wrongful in the plaintiff’s complaint. The Company would agree to undertake other responsibilities under the settlement, including agreeing to assign away, not assert, or release certain potential claims the Company may have against its underwriters. Any direct financial impact of the proposed settlement is expected to be borne by the Company’s insurers. The committee agreed to approve the settlement subject to a number of conditions, including the participation of a substantial number of other issuer defendants in the proposed settlement, the consent of the Company’s insurers to the settlement, and the completion of acceptable final settlement documentation. Furthermore, the settlement is subject to a hearing on fairness and approval by the court overseeing the litigation.

      From time to time, the Company is a party to litigation that arises in the ordinary course of business. The Company believes that the resolution of this litigation, and any other litigation the Company may be involved with in the ordinary course of business, will not materially harm its business, financial condition or results of operations.

12.	Other Recent Pronouncements

      In November 2002, the Emerging Issues Task Force (EITF) reached a final consensus on Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” The Consensus mandates how goods or services, or both, that are to be delivered separately in a bundled sales arrangement should be accounted for. EITF 00-21 was effective for transactions entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF 00-21 did not have a significant impact on our financial position, results of operations and cash flows.

      In April 2003, SFAS No. 149, “Amendment of Statement 133 on Derivative Financial Instruments and Hedging Activities,” was issued and is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003. The changes to financial reporting required by SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, SFAS No. 149 (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in paragraph 6(b) of Statement 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying guarantee to conform it to language used in FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” and (4) amends certain other existing pronouncements. The Company has adopted SFAS No. 149 as of June 30, 2003 as required and the adoption of this statement did not have a significant impact on our financial position, results of operations and cash flows.

      In May 2003, SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” was issued and is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. The Company has adopted SFAS No. 150 as of June 30, 2003 as required and the adoption of this statement did not have a significant impact on our financial position, results of operations and cash flows.

13.	Related Party Transactions

Bay Alarm Company (Bay Alarm)

      Bay Alarm, (a significant stockholder of the Company), and its subsidiary, InReach Internet, LLC, are collectively a customer of the Company, comprising approximately 1.3% and 1.6%, or $390,000 and $532,000 of the Company’s total revenues for the three-month periods ended September 30, 2003 and 2002, and 1.1% and 1.5%, respectively, or $1,193,000 and $1,731,000 of the Company’s total revenues for the nine-month periods ended September 30, 2003 and 2002. As of September 30, 2003 and December 31, 2002 the Company had amounts due from Bay Alarm of $14,000 and $0 respectively. These amounts are included in trade accounts receivable, net, in the accompanying unaudited condensed consolidated balance sheets.

      Bay Alarm provides the Company with security monitoring services at its normal commercial rates. The Company has recorded approximately $10,000 and $16,000 of expenses for these services for the three-month periods ended September 30, 2003 and 2002 respectively. For both the nine-month periods ended September 30, 2003 and 2002, we recorded approximately $42,000 for these services. The Company also leases a facility in Oakland from Bay Alarm. Rents paid under this lease were approximately $82,000 and $81,000 for the quarters ended September 30 2003 and 2002 respectively. For the nine-month periods ended September 30, 2003 and 2002, rents paid were $245,000 and $210,000 respectively. All expenses paid to Bay Alarm are included in selling, general and administrative expenses in the accompanying unaudited condensed consolidated statements of operations.

14.	Subsequent Events

      On October 20, 2003 the Company announced that it had entered into a note and warrant purchase agreement with Deutsche Bank AG — London, acting through DB Advisors, LLC, as investment advisor (Deutsche Bank), the completion of which is subject to certain conditions. The financing, which is currently expected to close before year-end, involves the purchase by Deutsche Bank of a floating rate, pay-in-kind senior secured note in the principal amount of $40.0 million, which will mature in 2006 but which may be extended by Deutsche Bank for up to an additional 18 months at the option of Deutsche Bank. The note, which will be secured by substantially all of the Company’s assets, will accrue interest at a rate equal to LIBOR plus 50 basis points. In addition, in connection with the financing, the Company has agreed to grant Deutsche Bank 3-year warrants to purchase 26,666,667 million shares of the Company’s common stock at an exercise price of $1.50 per share. If Deutsche Bank extends the maturity date of the senior secured note, the term of the warrant will be extended to the same date.

      On October 30, 2003 the Company announced that, using the proceeds of the financing transactions, along with a majority of our existing cash balance, it had commenced a cash tender offer and consent solicitation to purchase up to $74 million, or approximately 77.8%, of the $95.1 million principal amount of its Senior Notes. If the aggregate principal amount of Senior Notes tendered pursuant to the tender offer exceeds the amount offered for, the Company will accept Senior Notes for purchase on a pro rata basis. The tender offer consideration being offered for each validly tendered Senior Note is equal to $900 per $1,000 principal amount of the Senior Notes, plus any accrued and unpaid interest on the Senior Notes up to, but not including, the settlement date. Concurrently with the tender offer, the Company is also soliciting the consent of the holders of its Senior Notes to the amendment of certain of the restrictive covenants and other provisions of the indenture governing the Company’s Senior Notes. The amendments would eliminate substantially all of the restrictive covenants and certain events of default and related provisions contained in the indenture. If we receive the consent of noteholders holding a majority of the outstanding principal amount of Senior Notes, we expect to enter into a supplemental indenture incorporating the amendments. Noteholders that tender their Senior Notes pursuant to the tender offer will be deemed to have consented to the proposed amendments, and noteholders may not validly give their consent to the amendments without tendering their Senior Notes.

      In order to encourage the Company’s noteholders to tender their Senior Notes and provide consent in a timely manner, the Company is offering an “early tender premium” of $20 per $1,000 of principal amount, payable to all noteholders that tender their Senior Notes and consent to the amendment of the indenture, and have not withdrawn such offer or consent, whether or not such Senior Notes are accepted by the Company. In addition, of the total consideration paid in the tender offer, $0.25 per $1,000 principal amount will be designated a “consent payment” in exchange for each noteholder’s consent to the proposed amendments to the indenture. If the tender offer is completed, we expect that we will pay the consent payment to all record holders of Senior Notes who validly tender and do not withdraw their consent, whether or not such Senior Notes are accepted by us.

      Closing of the financing is contingent upon, among other things, the receipt by Pac-West of shareholder approval of the issuance of the warrants and the common stock issuable upon exercise of the warrants. In addition, closing of the financing is also contingent upon receipt by the Company of the consent of the holders of at least a majority of the outstanding principal amount of the Company’s Senior Notes to an amendment or waiver of certain provisions of the indenture governing such Senior Notes and the tender of at least a majority of the outstanding principal amount of such Senior Notes.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

      Except for the historical information contained herein, this report contains forward-looking statements, subject to uncertainties and risks. In this Quarterly Report on Form 10-Q, our use of the words “outlook,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “likely,” “objective,” “plan,” “designed,” “goal,” “target,” and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2002, as filed with the SEC on March 31, 2003, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our substantial indebtedness; an inability to generate sufficient cash to service our indebtedness; the declining rate at which reciprocal compensation payments are determined; regulatory and legal uncertainty with respect to reciprocal compensation payments received by us; the inability to expand our business as a result of the unavailability of funds to do so; failure to successfully implement our restructuring plan; adverse affects on our operations as a result of the covenants in our senior notes indenture; competition from the ILECs and other competitors and potential competitors, including those competitors with lower cost structures.

Overview

      Pac-West is a provider of integrated communications services in the western United States. Our customers include Internet service providers (ISPs) and enhanced communications service providers, collectively referred to as service providers (SPs), and small and medium-sized enterprise (SME) businesses, many of which are communications intensive users.

      We built our facilities-based network to capitalize on the significant growth in Internet usage and in the related demand for local telephone service by SPs, as well as the increasing demand of SME businesses for customized and integrated voice and data communications services. We believe the statewide footprint of our network, which encompasses all of the major metropolitan areas of California, provides us with a significant competitive advantage over incumbent local exchange carriers (ILECs) and other competitive local exchange carriers (CLECs), particularly with regard to SP customers. Our ubiquitous network within the State of California enables SPs to provide their business and residential customers with access to Internet, paging and other data and voice services from almost any point in the state through a local call. We believe the breadth of our product offerings and the structure of our network enable us to generate high network utilization and strong gross profit margins. In addition, by providing a level of customer service that we believe is higher than that of our competitors, we believe that we differentiate ourselves in the marketplace. We also believe that this focus on superior customer service on a company-wide basis, which we have internally referred to as “Five Star,” will provide us with the ability to sustain high levels of customer loyalty and allow us to achieve benchmark industry levels of turnover in customers, or “churn”.

      For the three-month periods ended September 30, 2003 and 2002, we had net revenues of approximately $30.3 million and $34.2 million, respectively. Operating expenses for the three-month periods ended September 30, 2003 and 2002 were $33.8 million and $37.2 million. Net income (loss) for the three-month periods ended September 30, 2003 and 2002 was $(4.3) million and $4.9 million. Net income for the three-month period ended September 30, 2002 included a gain on repurchase of bonds of $14.9 million.

      For the nine-month periods ended September 30, 2003 and 2002, we had net revenues of approximately $106.6 million and $115.8 million. Included in net revenues for the nine-month period ended September 30, 2003 and 2002 were $5.7 million and $4.8 million of amounts earned by the Company for services rendered in prior periods but withheld by certain ILECs. The amounts collected represented 5.3% and 4.1% of our total revenues for the nine-month periods ended September 30, 2003 and 2002, respectively. Operating expenses for the nine-month periods ended September 30, 2003 and 2002 were $105.2 million and $132.1 million, respectively. Operating expenses for the nine-month period ended September 30, 2002 include $9.3 million of restructuring charges and $7.2 million of asset impairment charges. Operating expenses for the nine-month period ended September 30, 2003 were net of $6.1 million of negotiated supplier credits. Net loss for the nine-month periods ended September 30, 2003 and 2002 was $5.5 million and $1.1 million, respectively. Net loss for the nine-month period ended September 30, 2002 included a gain on repurchase of bonds of $26.8 million.

      EBITDA represents earnings before interest expense, net; income taxes; depreciation and amortization. EBITDA for the three-month periods ended September 30, 2003 and 2002 was $6.3 million and $21.7 million. EBITDA for the nine-month periods ended September 30, 2003 and 2002 was $35.3 million and $39.9 million. We believe EBITDA is a common measure used by analysts and investors as well as a means to evaluate our capacity to meet our service obligations. We use EBITDA as an internal measurement tool and have also included EBITDA performance goals in its 2003 compensation plans. Accordingly, we are including EBITDA in our discussion of financial performance as we believe that its presentation provides useful and relevant information. The table below reconciles EBITDA to the Company’s net cash provided by operating activities.

	Three-Month Periods Ended		Nine-Month Periods Ended
	September 30,		September 30,

	2003	2002	2003	2002

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
EBITDA	$6,315,000	$21,670,000	$35,254,000	$39,917,000
Less:
Net gain on bond repurchase	—	14,854,000	—	26,796,000
Non-cash restructuring charges	—	(192,000)	—	(3,408,000)
Impairment of assets	—	—	—	(7,153,000)
Change in operating assets and liabilities	(6,839,000)	5,614,000	7,960,000	(3,033,000)
Interest expense, net	3,149,000	3,708,000	9,541,000	12,383,000
Current income tax benefit	—	(290,000)	84,000	(7,386,000)
Allowance for doubtful accounts receivable	—	(85,000)	—	(1,596,000)
Amortization of deferred financing costs	(105,000)	(143,000)	(315,000)	(575,000)
Amortization of deferred stock compensation	—	(26,000)	—	(78,000)

Net cash provided by operating activities	$10,110,000	$(1,770,000)	$17,984,000	$23,967,000

      We are California’s second largest local business market competitor based on access lines as of data, as reported by the CPUC during the second quarter of 2003. As of September 30, 2003, we had 425,070 total DS-0 (digital signal level of 64,000 bits per second) equivalent lines in service, referred to as “lines” going forward, an increase of 100,970 or 31.2% from September 30, 2002. Total lines include wholesale and on-network retail line equivalents. We have also segregated small to medium-size business lines into on-network and off-network components as related to the Company’s decision to exit a number of off-network lines of business. For the three-month periods ended September 30, 2003 and 2002 our minutes of use were 11.2 billion and 8.2 billion, respectively, an increase of 3.0 billion, or 36.6%. For the nine-month periods ended September 30, 2003 and 2002 our minutes of use were 30.6 billion and 23.6 billion, respectively, an increase of 7.0 billion, or 29.7%.

      In 2001 and 2002, in response to a weak economy and increased competitive pressure resulting from lower than expected demand for telecommunications services and overcapacity in our industry, we restructured certain aspects of our operations. In particular, among other things, we suspended expansion plans in certain states, exited certain lower margin product and service markets, closed certain switch facilities and implemented certain other cost-savings initiatives. In addition during the second quarter of 2003, the Company recorded additional restructuring charges of $206,000 resulting from our vacating lease office space in San Diego, California. We currently occupy approximately 25% of the lease space, but due to the specialized nature of these facilities and current economic conditions we no longer anticipate finding a tenant for the available remaining leased space. The amount of the reserve recorded is equal to the monthly lease payment on the unoccupied space multiplied by the remaining months on the lease. In addition, during the three-month period ended June 30, 2003, the Company reversed $81,000 of previously recorded restructuring charges relating to professional fees that were anticipated but never charged to us. As of September 30, 2003, we had a remaining liability of $501,000 for facilities relating to this restructuring.

      On May 28, 2002, our common stock ceased being quoted on the Nasdaq National Market and began being quoted on the Nasdaq SmallCap Market as a result of our failure to comply with the Nasdaq’s minimum bid price requirement. To regain compliance with this requirement, the minimum closing bid price of our stock was required to close at $1.00 or above per share for a period of 10 consecutive business days. On March 19, 2003, we were notified by Nasdaq that we had until May 12, 2003, to regain compliance with the minimum bid price requirement. On May 19, 2003, we received notification from the Nasdaq Listing Qualifications Panel that our securities were subject to delisting from the Nasdaq SmallCap Market. We appealed the decision and requested a hearing with Listing Qualifications Panel to present our plan to regain compliance with the minimum bid price requirement.

      On or about April 29, 2003, we mailed to our shareholders a proxy statement, which, among other things, solicited their proxies with respect to a proposal to amend our articles of incorporation to provide for a reverse share split. As described in our proxy statement, the reverse share split was designed to increase the market price of our common shares above $2.00 per share, which is above the Nasdaq minimum bid requirement of $1.00, in order to maintain our listing on the Nasdaq Small Cap Market. On June 9, 2003, at the annual shareholders meeting, the reverse split plan was approved by our shareholders giving our board of directors the authority to subsequently approve the amendment and implement the reverse share split at its discretion based upon its evaluation as to if and when such action would be most advantageous to us and our shareholders. On August 11, 2003, we received notification from the Nasdaq Listing Qualifications Panel that we regained compliance with all requirements for continued listing on the Nasdaq SmallCap Market. Consequently, we currently have no plans to implement the reverse split approved by our shareholders on June 9, 2003.

      On October 20, 2003 we announced that we had entered into a note and warrant purchase agreement with Deutsche Bank AG — London, acting through DB Advisors, LLC, as investment advisor, which provides, among other things, that, subject to certain conditions, we will receive cash in the amount of $40 million less certain expenses in exchange for the issuance of a senior secured note in the principal amount of $40 million and warrants to purchase up to 26,666,667 shares of our common stock at an exercise price of $1.50 per share. In addition, on October 30, 2003, we announced that we had commenced a cash tender offer and consent solicitation, using the proceeds from the financing transactions, together with a majority of our existing cash balance, to fund a tender offer for at least a majority of our Senior Notes. Closing of the financing transactions is contingent upon, among other things, the receipt by us of shareholder approval of the issuance of the warrants and the common stock issuable upon exercise of the warrants and the consent of the holders of at least a majority of the outstanding principal amount of our Senior Notes to an amendment or waiver of certain provisions of the indenture governing such Senior Notes.

Factors Affecting Operations

      Revenues. We derive our revenues from monthly recurring charges, usage charges and amortization of initial non-recurring charges. We provide services to both retail and wholesale customers. Monthly recurring charges include the fees paid by customers for lines in service and additional features on those lines, as well as equipment collocation services. Usage charges consist of fees paid by end users for each call made, fees paid by ILECs as reciprocal compensation for completion of their customers’ calls through our network, and access charges paid by carriers for long distance traffic terminated on our network. Initial non-recurring charges consist of fees paid by end users for the installation of our service. These payments and related costs up to the amount of revenues are recognized as revenue and expense ratably over the term of the service contracts, which is generally 24 to 36 months. In accordance with Staff Accounting Bulletin No. 101 “Revenue Recognition in Financial Statements,” we recognize revenue when there is persuasive evidence of an arrangement, delivery of the product or performance of the service has occurred, the selling price is fixed or determinable and collectibility is reasonably assured.

      A substantial portion of our revenue is derived from reciprocal compensation paid by ILECs with which we have interconnection agreements (ICAs). The revenues from these carriers are the result of ICAs we have entered into with them that provide for the transport and termination of local telecommunication traffic. Reciprocal compensation payments are currently an important source of revenue for the Company, and as a result, the failure, for any reason, of one or more ILECs from which we receive reciprocal compensation payments to make all or a significant portion of such payments in the future could adversely affect our financial condition. Key drivers of reciprocal compensation revenue include the number of calls we terminate, the minutes of use associated with such calls and the rates we are compensated at by the ILECs. During 2002, we experienced a decrease of approximately 57.6% in the average rate at which we are compensated by the ILECs. From the nine-month period ended September 30, 2002 to the nine-month period ended September 30, 2003, the reciprocal compensation rate at which we are compensated by the ILECs (excluding $5.7 million and $4.8 million of previously withheld reciprocal compensation billings earned by the Company in prior periods, but withheld by certain ILECs, that were recorded in the nine- month periods ended September 30, 2003 and 2002) decreased by approximately 41.6%. However to date, we have been successful in partially offsetting the impact of the rate reductions on our revenues as a result of increases in both the number of calls we terminate and in the total minutes of use associated with such calls. The right of CLECs, such as us, to receive reciprocal compensation is the subject of numerous regulatory and legal challenges, further described below. For instances when the reciprocal compensation payments we receive are not in dispute, we will continue to recognize reciprocal compensation as revenue when received in cash or when collectibility is reasonably assured. As previously announced, both Verizon and SBC have attempted to adopt the Federal Communications Commission’s (FCC) Intercarrier ISP Compensation Order. In particular, the FCC ISP Order introduced a series of declining reciprocal compensation pricing tiers for minutes of use, at rates starting below the rates previously negotiated in our interconnection agreements with both carriers. The lowest pricing tier specified by the FCC ISP order was reached on June 15, 2003, which will remain in effect until such time that a replacement FCC ISP Order may be introduced. Additionally, the FCC ISP Order introduced artificial annual growth limits on compensable minutes of use subject to reciprocal compensation based on the composition and balance of traffic between carriers. Based on Verizon’s interpretation of the growth cap formula, Verizon commenced withholding reciprocal compensation payments to us during July 2003, and has indicated its intention to withhold any further reciprocal compensation payments for the duration of 2003. If other significant carriers that we exchange traffic with, such as SBC, were to adopt a similar interpretation of the growth cap formula, we could experience further significant reductions in reciprocal compensation revenue as a result of payment withholdings for the balance of 2003. Furthermore, ILECs that withhold reciprocal compensation payments for 2003 based on their interpretation of the FCC ISP Order may also withhold reciprocal compensation payments in 2004 and beyond once we have exceeded the growth cap.

      We are disputing these withheld reciprocal compensation revenues and have challenged the legality of the growth caps as well as Verizon’s and SBC’s implementation of the FCC ISP Order. There are no assurances that we will ever receive any disputed past or future reciprocal compensation payments. We expect that reciprocal compensation will continue to represent a significant portion of our revenues in the future.

      Pac-West’s revenue base is characterized by a concentration of customers. Reciprocal compensation revenue streams are generated primarily by three customers for the three and nine-month periods ended September 30, 2003 and 2002. Revenues generated by direct billings to SP and SME customers is primarily derived from approximately 20 of our largest customers for the three and nine-month periods ended September 30, 2003 and 2002. Though these relationships are governed by contract, there is no guarantee we will receive the full benefit of these contracts, or that we will be able to maintain these customers over the long term.

      On May 16, 2002, the CPUC implemented an Unbundled Network Element (UNE) pricing structure for local traffic exchanged with SBC in California. The impact of this pricing structure has reduced our reciprocal compensation revenues by approximately $2.0 million per month since its implementation. During the quarter ended June 30, 2003, we finalized new ICAs with both SBC and Verizon. These new three-year agreements establish the rules under which we and SBC or Verizon can interconnect networks to allow for the exchange of traffic, and the recovery of costs associated with exchanging such traffic. The ICA with Verizon provides that the FCC Plan reciprocal compensation rates would become effective on the effective date of the new ICA. Verizon has appealed this result, arguing that the FCC Plan rates should be retroactive to an earlier date. The Company has opposed Verizon’s position and has also asserted that the new transport charges contained in the ICA are unlawful. This matter is currently pending in Federal District Court. The ICA with SBC also recognizes that SBC, if legally entitled to do so, may implement the FCC Intercarrier ISP order. SBC has notified us of its election to implement the FCC order beginning August 1, 2003.

      The terms of these ICAs require us to modify our existing network in material respects in order to avoid certain new transport charges imposed under the ICAs. However, in recognition of the complexity of this determination and the time required to enact such a modification, the CPUC has deferred the effectiveness of these new transport charges until February of 2004 (SBC) and January of 2004 (Verizon) to provide us time to modify our network in order to avoid the charges. If we elect to make such modifications to our network we estimate one time expenses associated with the implementation of such modifications to be approximately $1.2 million and a corresponding increase in on-going expense of $4.0 million per year (at current level of interconnection facilities which may be subject to change). The ICAs also authorize us to charge tandem switching and transport where appropriate.

      Cost of Sales. Costs of sales are comprised primarily of leased transport charges, usage charges for long distance and intrastate calls and, to a lesser extent, reciprocal compensation we pay to other companies related to calls that originate with one of our customers and terminate on the network of an ILEC or other CLEC. Our leased transport charges include the lease payments we incur for the transmission facilities, or circuits, used to connect our customers to our switches and to connect to the ILEC and other CLEC networks. Due to our strategy of leasing rather than building our own transport facilities our operating costs provide for gross margins in excess of 50%. Our lease commitments often have initial lease terms in excess of one-year from the commitment date. When the lease commitment is fulfilled, the lease often converts to a month-to-month agreement and thus reduces our future lease commitments.

      Selling, General and Administrative Expenses. Our selling, general and administrative expenses include network development, administration and maintenance costs, selling and marketing, customer service, provisions for doubtful accounts, information technology, billing, corporate administration and personnel.

      Economic Conditions in the State of California. The current economic conditions in California may impact our financial results. The state’s economy continues to recover, but at a slower rate than the national average. There has been modest employment growth, but limited growth in wages and salaries. While we do not believe that current economic conditions in California will materially impact near-term financial results, we cannot guarantee that it will not have an impact in the future.

      Telecommunication Industry Trends. Competition in the communication services market has resulted in the consolidation of CLECs, a trend we expect to continue. In order to grow our business and better serve our customers, we continue to consider new business models and strategies, including potential acquisitions or new business lines. We believe that the statewide footprint of our network, which encompasses all of the major metropolitan areas of California, provides us with a significant competitive advantage that will enable us to successfully compete in the future, but we cannot guarantee that we will be able to sustain continued growth.

      As technology continues to evolve with the corresponding development of new products and services, there is no guarantee we will retain our customers with our existing product and service offerings or with any new products or services we may develop in the future. The introduction of Broadband and Voice over Internet Protocol (VoIP) could someday effect the growth of our existing dial-up access to the Internet and our switched local and long-distance voice products.

      Proposed Deutsche Bank financing transactions and related tender offer. On October 20, 2003, we announced that we had entered into a note and warrant purchase agreement with Deutsche Bank which provides, among other things, that, subject to certain conditions, we will receive cash in the amount of $40 million less certain expenses in exchange for the issuance of a senior secured note in the principal amount of $40 million and warrants to purchase up to 26,666,667 shares of our common stock at an exercise price of $1.50 per share. In addition, on October 30, 2003, we announced that we had commenced a cash tender offer and consent solicitation, using the proceeds from the financing transactions, together with a majority of our existing cash balance, to fund a tender offer for at least a majority of our Senior Notes. Closing of the financing transactions is contingent upon, among other things, the receipt by us of shareholder approval of the issuance of the warrants and the common stock issuable upon exercise of the warrants and the consent of the holders of at least a majority of the outstanding principal amount of our Senior Notes to an amendment or waiver of certain provisions of the indenture governing such Senior Notes.

Quarterly Operating and Statistical Data

      The following tables summarize the unaudited results of operations as a percentage of revenues for the three and nine-month periods ended September 30, 2003 and 2002. Revenues for the nine-month period ended September 30, 2003 include $5.7 million in reciprocal compensation revenues previously earned by us, but withheld by certain ILECs. Revenues for the nine-month period ended September 30, 2002 include $4.8 million in reciprocal compensation revenues previously earned by us, but withheld by certain ILECs. The following data should be read in conjunction with the unaudited condensed consolidated financial statements and notes thereto included elsewhere in this report:

	Three-Month Periods		Nine-Month Periods Ended
	Ended September 30,		September 30,

	2003	2002	2003	2002

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Consolidated Statements of Operations Data:
Revenues	100.0%	100.0%	100.0%	100.0%
Cost of sales	29.1%	36.5%	24.9%	34.8%
Selling, general and administrative expenses	50.0%	43.5%	41.9%	39.7%
Depreciation and amortization expenses	32.5%	28.7%	31.8%	25.4%
Restructuring charge	—%	0.1%	0.1%	8.1%
Impairment of assets	—%	—%	—%	6.2%
Income (loss) from operations	(11.7)%	(8.7)%	1.3%	(14.0)%
Gain on repurchase of bonds	—%	43.4%	—%	23.1%
Net income (loss)	(14.2)%	14.3%	(5.1)%	(1.0)%

      The following table sets forth unaudited statistical data for each of the specified three-month periods of 2003 and 2002. The operating and statistical data for any quarter are not necessarily indicative of results for any future period.

	Three-Month Periods Ended

	2003				2002

	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,

	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Ports equipped	998,400	998,400	940,800	940,800	944,644	944,644	768,000
Lines sold to date	425,246	407,774	341,494	335,851	328,649	323,249	322,939
Lines in service to date	425,070	403,751	337,294	327,021	324,100	320,042	257,606
Quarterly minutes of use switched (in millions)	11,189	10,030	9,394	8,532	8,211	7,656	7,714
Capital expenditures (in thousands)	$1,504	$1,713	$1,482	$3,046	$2,919	$5,963	$7,636
Employees	371	402	402	414	402	406	402

Three-Month Period Ended September 30, 2003 Compared to the Three-Month Period Ended September 30, 2002

      Our significant revenue components and operational metrics for the three-month periods ended September 30, 2003 and 2002 are as follows:

	Three-Month Periods Ended September 30

	2003	2002	% Change

	(unaudited)	(unaudited)
Revenues:
Reciprocal compensation	$7,773,000	$12,073,000	(35.6)%
Direct billings to SP customers	12,004,000	10,666,000	12.5%
Direct billings to SME customers	4,618,000	3,279,000	40.8%
Outbound local and long distance	3,287,000	3,476,000	(5.4)%
Dedicated transport	1,223,000	2,258,000	(45.8)%
Switched access	1,248,000	2,600,000	(52.0)%
COAM	61,000	13,000	369.2%
Other	98,000	(164,000)	(159.8)%

Total revenues	$30,312,000	$34,201,000	(11.4)%

Operational metrics:
DS-0 equivalent lines in service	425,070	324,100	31.2%
Minutes of use (in billions)	11.2	8.2	36.6%

      Consolidated revenues for the three-month period ended September 30, 2003 decreased by $3.9 million, or 11.4%, to $30.3 million from $34.2 million for the three-month period ended September 30, 2002. This decrease is primarily due to a $4.3 million decline in reciprocal compensation from lower per minute reciprocal compensation rates paid by ILECs and the withholding of reciprocal compensation payments by Verizon for approximately two months of the third quarter of 2003. These declines were partially offset by increased DS-0 lines in service and total minutes of use on a year over year basis.

      As previously announced, both Verizon and SBC have attempted to adopt the FCC’s ISP Order. In particular, the FCC ISP Order introduced a series of declining reciprocal compensation pricing tiers for minutes of use, at rates starting below the rates previously negotiated in our interconnection agreements with both carriers. The lowest pricing tier specified by the order was reached on June 15, 2003, which will remain in effect until such time that a replacement FCC Order may be introduced.

      Additionally, the FCC ISP Order introduced artificial annual growth limits on compensable minutes of use subject to reciprocal compensation based on the composition and balance of traffic between carriers. Based on Verizon’s interpretation of the growth cap formula, Verizon commenced withholding reciprocal compensation payments to us during July 2003, and has indicated its intention to withhold any further reciprocal compensation payments for the duration of 2003. If other significant carriers that we exchange traffic with, such as SBC, were to adopt a similar interpretation of the growth cap formula, we could experience further significant reductions in reciprocal compensation revenue as a result of payment withholdings for the balance of 2003. Furthermore, ILECs that withhold reciprocal compensation payments for 2003 based on their interpretation of the FCC order may also withhold reciprocal compensation payments in 2004 and beyond, once we have exceeded the growth cap.

      We are disputing these withheld reciprocal compensation revenues and have challenged the legality of the growth caps and as well as Verizon’s and SBC’s implementation of the FCC ISP Order. There are no assurances that disputed past or future reciprocal compensation payments will ever be paid to us.

      The total lines in service increased by 100,970 or 31.2% to 425,070 as of September 30, 2003 from 324,100 lines as of September 30, 2002. Billable minutes of use were 11.2 billion for the three-month period ended September 30, 2003, an increase of approximately 3.0 billion or 36.3% from 8.2 billion billed minutes during the three-month period ended September 30, 2002.

      The number of inbound local minutes subject to reciprocal compensation revenues in accordance with ICAs were 11.0 billion and 8.0 billion for the quarters ended September 30, 2003 and 2002, respectively. The year over year increase of 3.0 billion billable minutes of use from September 30, 2002 to 2003 represented a 37.5% increase. The favorable increase in inbound local minutes was offset by a decline in the reciprocal compensation rates from September 30, 2002 to 2003. Reciprocal compensation revenues decreased $4.3 million or 35.6% from $12.1 million in the three-month period ended September 30, 2002 to $7.8 million for the three-month period ended September 30, 2003.

      Direct billings to SP customers increased during the three- month period ended September 30, 2003 from the same period in 2002 by $1.3 million, or 12.5%, to $12.0 million from $10.7 million during the three-month period ended September 30, 2002. While lines in service to this market increased from 272,950 lines at September 30, 2002 to 362,154 lines in service at September 30, 2003, an increase in lines of 89,204, or 32.7%, revenue per line decreased due to increased competitive pressures.

      Direct billings to SME business customers increased in the three-month period ended September 30, 2003 from the same period in 2002 by $1.3 million, or 40.8%, to $4.6 million from $3.3 million during the quarter ended September 30, 2002. This change was primarily due to an increase in lines in service from 51,150 lines at September 30, 2002 to 62,916 lines in service at September 30, 2003, an increase in lines of 11,766, or 23.0%.

      Outbound local and long distance revenues, including 800, 888, and 877 numbers and travel card calls, increased by less than $0.2 million during the three-month period ended September 30, 2003 from the same period in 2002.

      The $1.1 million, or 45.8%, decrease in dedicated transport revenues to $1.2 million during the quarter ended September 30, 2003 from $2.3 million during the quarter ended September 30, 2002 primarily relates to decreased service levels in 2003.

      Switched access revenues decreased in the three-month period ended September 30, 2003 from the same period in 2002 by $1.4 million, or 52.0% to $1.2 million from $2.6 million in the quarter ended September 30, 2002. This was primarily because of lower billing rates in 2003.

      Our significant costs and expenses for the three-month periods ended September 30, are as follows:

	Three-Month Periods Ended September 30

	2003	2002	% Change

	(unaudited)	(unaudited)
Costs and expenses:
Cost of sales	$8,829,000	$12,478,000	(29.2)%
Selling, general and administrative	15,155,000	14,874,000	1.9%
Depreciation and amortization	9,862,000	9,815,000	0.5%

Total costs and expenses	$33,846,000	$37,167,000	(8.9)%

      Our consolidated cost of sales for the quarter ended September 30, 2003 decreased by $3.6 million, or 29.2%, to $8.8 million from $12.5 million for the corresponding period in 2002. The decrease in expense for the quarterly periods is primarily the result of $2.0 million in negotiated supplier credits recorded in the three-month period ended September 30, 2003. These supplier credits are as a result of the resolution of disputes with our suppliers and there can be no assurances that we will continue to receive supplier credits in the future. We continue to experience an increase in network operations associated with a higher level of telecommunications activity, however our operating costs are declining from prior periods as a result of discontinuing certain low-margin products and services, specifically products and services related to COAM equipment and DSL, and improving capital utilization. Although we continue to look for ways to continue to reduce our operating costs, we cannot guarantee that our cost of sales will continue to decline in the future.

      Our consolidated selling, general and administrative expenses for the three-month period ended September 30, 2003 increased $0.3 million, or 1.9%, to $15.2 million from $14.9 million for the corresponding period in 2002. The increase is primarily the result of increased employee compensation costs of $0.4 million. Selling, general and administrative expenses were 50.0% and 43.5% of revenues for the three-month periods ended September 30, 2003 and 2002, respectively. The increase in selling, general and administrative expenses as a percentage of revenues is due to the combination of an decrease in gross revenues from the three-month period ended September 30, 2002 to the three-month period ended September 30, 2003 and from the previously discussed increase in expenses.

      Our consolidated depreciation and amortization expense for the three-month period ended September 30, 2003 increased $0.1 million to $9.9 million, from $9.8 million for the same period in 2002. Depreciation and amortization as a percentage of revenues increased to 32.5% for the three-month period ended September 30, 2003 from 28.7% from the same period ended 2002. The increase in depreciation and amortization expense is primarily due to additional depreciation expense incurred on purchases of equipment placed in service since September 30, 2002.

      Our consolidated interest expense, net for the three-month period ended September 30, 2003 decreased $0.6 million, or 16.2%, to $3.1 million from $3.7 million for the same period ended 2002. Interest expense is net of interest income. Interest expense over these two periods is primarily related to our Senior Notes issued on January 29, 1999, including amortization of related deferred financing costs associated with the offering over a period of ten years. As a result of repurchasing some of our Senior Notes during 2002, interest expense declined between quarters.

      Our effective income tax rates for the quarters ended September 30, 2003 and 2002 reflect the applicable Federal and state statutory income tax rates. For the quarters ended September 30, 2003 and 2002, our effective income tax rate was 35.6% and 40.0%, respectively.

Nine-Month Period Ended September 30, 2003 Compared to the Nine-Month Period Ended September 30, 2002

      Our significant revenue components and operational metrics for the nine-month periods ended September 30, 2003 and 2002, are as follows:

	Nine-Month Periods Ended September 30

	2003	2002	% Change

	(unaudited)	(unaudited)
Revenues:
Reciprocal compensation	$41,014,000	$51,625,000	(20.6)%
Direct billings to SP customers	33,058,000	31,860,000	3.8%
Direct billings to SME customers	12,539,000	9,246,000	35.6%
Outbound local and long distance	9,791,000	10,162,000	(3.7)%
Dedicated transport	4,345,000	7,009,000	(38.0)%
Switched access	4,848,000	5,500,000	(11.9)%
COAM	328,000	383,000	(14.4)%
Other	627,000	7,000	8,857.1%

Total revenues	$106,550,000	$115,792,000	(8.0)%

Operational metrics:
DS-0 equivalent lines in service	425,070	324,100	31.2%
Minutes of use (in billions)	30.6	23.6	29.7%

      Consolidated revenues for the nine-month period ended September 30, 2003 decreased by $9.2 million, or 8.0%, to $106.6 million from $115.8 million for the nine-month period ended September 30, 2002. The decrease in revenues is primarily the result of a $10.6 million decrease in reciprocal compensation, which includes $5.7 million and $4.8 million of previously withheld reciprocal compensation billings earned by the Company in prior periods, but withheld by certain ILECs, that were recorded in the nine-month periods ended September 30, 2003 and 2002, respectively. For the nine-month periods ended September 30, 2003 and 2002, reciprocal compensation was $41.0 million and $51.6 million, respectively, and accounted for approximately 38.5% and 44.6%, respectively of our total revenues. The remainder of the variance from the nine-month periods ended September 30, 2003 and 2002 was comprised of a decrease in dedicated transport revenues, offset by increases in direct billings to SME and SP customers. During 2002, we experienced a decrease of approximately 57.6% in the reciprocal compensation average rate at which we are compensated at by the ILECs. From the nine-month period ended September 30, 2002 to the nine-month period ended September 30, 2003, the reciprocal compensation rate at which we are compensated by the ILECs (excluding $5.7 million and $4.8 million of previously withheld reciprocal compensation billings earned by the Company in prior periods, but withheld by certain ILECs, that were recorded in the nine-month periods ended September 30, 2003 and 2002) decreased by approximately 41.6%. However, to date, we have been successful in partially offsetting the impact of the rate reductions on our revenues due to increases in both the number of calls we terminate and in the total minutes of use associated with such calls.

      The total lines in service increased by 100,970 or 31.2% to 425,070 billion as of September 30, 2003 from 324,100 lines as of September 30, 2002. Billable minutes of use were 30.6 billion for the nine-month period ended September 30, 2003, an increase of approximately 7.0 billion, or 29.7%, from 23.6 billion billed minutes during the nine-month period ended September 30, 2002.

      The number of inbound local minutes subject to reciprocal compensation revenues in accordance with ICAs were 30.0 billion and 23.1 billion for the nine-month periods ended September 30, 2003 and 2002, while the year over year increase of 6.9 billion billable minutes of use from September 30, 2002 to 2003 represented a 29.9% increase. However, the favorable increase in inbound local minutes was offset by a decline in the reciprocal compensation rates from September 30, 2002 to 2003. Reciprocal compensation revenues decreased $10.6 million, or 20.6%, from $51.6 million in the nine-month period ended September 30, 2002 to $41.0 million for the nine-month period ended September 30, 2003. Included in reciprocal compensation revenues are $5.7 million and $4.8 million in reciprocal compensation revenues previously earned by us, but withheld by certain ILECs during the nine-month periods ended September 30, 2003 and 2002, respectively.

      Direct billings to SP customers increased during the nine-month period ended September 30, 2003 from the same period in 2002 by $1.2 million, or 3.8%, to $33.1 million from $31.9 million during the nine-month period ended September 30, 2002. While lines in service to this market increased from 272,950 lines at September 30, 2002 to 362,154 lines in service at September 30, 2003, an increase in lines of 89,204, or 32.7%, revenue per line decreased due to competitive pressures.

      Direct billings to SME business customers increased in the nine-month period ended September 30, 2003 from the same period in 2002 by $3.3 million, or 35.6%, to $12.5 million from $9.2 million during the same period in 2002. This change was primarily due to introduction of new services for SME customers in 2003 combined with an increase in lines in service from 51,150 lines at September 30, 2002 to 62,916 lines in service at September 30, 2003, an increase in lines of 11,766, or 23.0%.

      Outbound local and long distance revenues, including 800, 888, and 877 numbers and travel card calls, decreased by $0.4 million during the nine-month period ended September 30, 2003 from the same period in 2002. The decline in revenue from 2002 to 2003 resulted from the combination of lower total minutes of local and long distance billed for the nine-month in 2003 as compared to 2002 combined with a decline in the average rate per minute charged to customers for local and long distance services from 2003 to 2002.

      The $2.7 million, or 38.0%, decrease in dedicated transport revenues to $4.3 million during the nine-month period ended September 30, 2003 from $7.0 million during the nine-month period ended September 30, 2002 primarily relates to reduced service levels.

      Switched access revenues decreased in the nine-month period ended September 30, 2003 from the same period in 2002 by $0.7 million, or 11.9%, to $4.8 million from $5.5 million in the nine-month period ended

September 30, 2002. This decrease was mainly due to payments received in 2002 that were previously withheld.

      Our significant costs and expenses for the nine-month periods ended September 30, are as follows:

	Nine-Month Periods Ended September 30

	2003	2002	% Change

	(unaudited)	(unaudited)
Costs and expenses:
Cost of sales	$26,532,000	$40,245,000	(34.1)%
Selling, general and administrative	44,609,000	45,936,000	(2.9)%
Depreciation and amortization	33,913,000	29,392,000	15.4%

Total costs and expenses	$105,054,000	$115,573,000	(9.1)%

      Our consolidated cost of sales for the nine-month period ended September 30, 2003 decreased by $13.7 million, or 34.1%, to $26.5 million from $40.2 million for the corresponding period in 2002. The decrease in expense for the nine-month periods is the result of negotiated supplier credits recorded in the nine-month period ended September 30, 2003, discontinuing certain low-margin products and services, specifically products and services related to COAM equipment and DSL, and improving capital utilization. Although we continue to look for ways to reduce our operating costs, we cannot guarantee that our cost of sales will continue to decline in the future as we experience increasing network operations associated with a higher level of telecommunications activity.

      Our consolidated selling, general and administrative expenses for the nine-month period ended September 30, 2003 decreased $1.3 million, or 2.9%, to $44.6 million from $45.9 million for the corresponding period in 2002. The decrease is primarily the result of decreases in bad debt expense of $1.5 million, resulting from the quality of our customers and improved collections activities. Selling, general and administrative expenses were 41.9% and 39.7% of revenues for the nine-month periods ended September 30, 2003 and 2002. Selling, general and administrative expenses as a percentage of revenues increased slightly as the decrease in gross revenues from the nine-month periods ended September 30, 2002 to the similar period ended September 30, 2003 was partially offset by a similar percentage decrease in expenses for the same two comparison periods.

      Our consolidated depreciation and amortization expense for the nine-month period ended September 30, 2003 increased $4.5 million to $33.9 million, from $29.4 million for the same period in 2002. Depreciation and amortization as a percentage of revenues increased to 31.8% for the nine-month period ended September 30, 2003 from 25.4% for the same period ended 2002. The increase in depreciation and amortization expense is primarily related to the fact that during January, 2003, the Company changed the estimated useful lives of certain assets.

      Our consolidated interest expense, net for the nine-month period ended September 30, 2003 decreased $2.9 million, or 23.4%, to $9.5 million from $12.4 million for the same period ended 2002. Interest expense is net of interest income. Interest expense over these two periods is primarily related to our Senior Notes issued on January 29, 1999, including amortization of related deferred financing costs associated with the offering over a period of ten years. As a result of repurchasing some of our Senior Notes during 2002, interest expense declined between the periods.

      Our effective income tax rates for the nine-month periods ended September 30, 2003 and 2002 reflect the applicable Federal and state statutory income tax rates. For the nine-month periods ended September 30, 2003 and 2002, our effective income tax rate was 33.3% and 40.0%, respectively.

Liquidity and Capital Resources

      Net cash provided by operating activities was $18.0 million for the nine-month period ended September 30, 2003 as compared to net cash provided by operating activities of $24.0 million for the same period ended in 2002. Net cash provided by operating activities for the periods ended September 30, 2003 and

2002 includes $0.1 million and $5.9 million, respectively of restructuring charges. Excluding this transaction in both comparison periods, the net cash provided by operating activities decreased $0.2 million for the nine-month period ended September 30, 2003 over 2002.

      Net cash provided by investing activities was $24.5 million for the nine-month period ended September 30, 2003 compared to a net cash used in investing activities of $24.0 million for the same period ended in 2002. During the nine-month period ended September 30, 2003 we sold $29.2 million of short-term investments as compared to $7.6 million of purchases of short-term investments during the nine-month period ended September 30, 2002. Purchases of property and equipment decreased to $4.7 million during the nine-month period ended September 30, 2003 as compared to $16.5 million during the same period in 2002 as we were able to re-deploy existing or under-utilized equipment rather than purchase new equipment to meet our operating needs.

      Net cash used in financing activities was $9.2 million for the nine-month period ended September 30, 2003 compared to $39.6 million for the same period ended 2002. The main reason for this decrease was a $10.0 million payment on a Senior Credit facility and a $16.0 million payment to repurchase a portion of our outstanding Senior Notes in the nine-month period ended September 30, 2002. These payments were not repeated in 2003.

      The telecommunications service business is capital intensive. Our operations have required substantial capital investment for the design, acquisition, construction and implementation of our network. Capital expenditures, were $4.7 million and $16.5 million for the nine-month periods ended September 30, 2003 and 2002. Approximately $1.8 million of capital expenditures are included in construction projects in progress as of September 30, 2003 and therefore are not being depreciated until they are placed in service at a later date. In response to the sluggish economy and the significant negative industry trends including bankruptcies and depressed valuations of public telecommunication companies, we have undertaken various initiatives intended to not only maximize our performance, but to take advantage of emerging opportunities. Our business plan, as currently contemplated, anticipates capital expenditures, excluding acquisitions, of approximately $15 million for the next twelve months. The terms of two of our ICAs incent us to modify our existing network. If we elect to make the modifications to our network capital expenditures over the next twelve months may increase by amounts up to $4.0 million. However, the actual cost of capital expenditures during the final three months of 2003 and the first nine months of 2004 will depend on a variety of factors. Accordingly, our actual capital requirements may exceed, or fall below, the amounts described above.

      We continue to review all of our debt obligations and are considering various alternatives to continue to reduce such obligations, On October 20, 2003, we announced that we had entered into a note and warrant purchase agreement with Deutsche Bank which provides, among other things, that, subject to certain conditions, we will receive cash in the amount of $40 million less certain expenses in exchange for the issuance of a senior secured note in the principal amount of $40 million and warrants to purchase up to 26,666,667 shares of our common stock at an exercise price of $1.50 per share. In addition, on October 30, 2003, we announced that we had commenced a cash tender offer and consent solicitation, using the proceeds from the financing transactions, together with a majority of our existing cash balance, to fund a tender offer for at least a majority of our Senior Notes. Closing of the financing transactions is contingent upon, among other things, the receipt by us of shareholder approval of the issuance of the warrants and the common stock issuable upon exercise of the warrants and the consent of the holders of at least a majority of the outstanding principal amount of the our Senior Notes to an amendment or waiver of certain provisions of the indenture governing such Senior Notes. There can be no guarantee given that the financing transactions will occur or, if the financing transactions do not occur, that we would be able to secure an adequate alternative source of financing. In addition, we are currently considering various alternatives to replace our senior credit facility which expired in 2002. However, there can be no assurance we will be successful in obtaining additional capital sources at rates and terms acceptable to us. Our principal sources of funds for 2003 are anticipated to be current cash and short-term investment balances and cash flows from operating activities and the proceeds from the financing transactions described above, if completed. We believe that these funds will provide us with sufficient liquidity and capital resources for us to fund our business plan for the next 12 months. No assurance can be given, however, that this will be the case. As currently contemplated, we expect to fund, among other things, our semi-annual interest payments of approximately $6.4 million each, anticipated capital expenditures of approximately $15 million and capital lease payments (including interest) of approximately $6.2 million. The foregoing statements do not take into account (i) any reduction in cash interest payments that would arise if the financing transactions described above are completed and the cash tender for our Senior Notes is completed (ii) acquisitions which, if made, are expected to be funded through a combination of cash and equity or (iii) the repurchase of any of our remaining outstanding Senior Notes. Depending upon our rate of growth and profitability,among other things, we may require additional equity or debt financing to meet our working capital requirements or capital needs. There can be no assurance that additional financing will be available when required, or, if available, will be on terms satisfactory to us. Key factors which could affect our liquidity include: future demand of our services; financial stability of our customers; outcomes of regulatory proceedings involving reciprocal compensation; capital expenditures; and our debt payments.

      Our senior notes indenture contains financial and other covenants that restrict, among other things, our ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of substantially all of our assets. Such limitations could limit corporate and operating activities, including our ability to respond to market conditions to provide for unanticipated capital investments or to take advantage of business opportunities. The Company believes that it is in compliance with its financial covenants. In connection with the cash tender offer and consent solicitation described above, we have solicited the consent of the holders of our Senior Notes to amendments of certain provisions of the indenture governing such Senior Notes. The amendments would eliminate substantially all of the restrictive covenants and certain events of default and related provisions contained in the indenture. If we receive the consent of noteholders holding a majority of the outstanding principal amount of Senior Notes, we expect to enter into a supplemental indenture incorporating the amendments. There can be no assurance that we will receive the requisite consents from the holders of our Senior Notes or that the amendments to the indenture will be made.

      We purchase our switching equipment and products from several suppliers. During the normal course of business, we may enter into agreements with certain of its suppliers, which allow these suppliers to have equipment or inventory available for purchase based upon criteria as defined by us. As of September 30, 2003, we did not have any material future purchase commitments to purchase equipment from any of our vendors.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk

      The SEC’s rule related to market risk disclosure requires that we describe and quantify our potential losses from market risk sensitive instruments attributable to reasonably possible market changes. Market risk sensitive instruments include all financial or commodity instruments and other financial instruments that are sensitive to future changes in interest rates, currency exchange rates, commodity prices or other market factors. We are not exposed to market risks from changes in foreign currency exchange rates or commodity prices. We do not hold derivative financial instruments nor do we hold securities for trading or speculative purposes. At September 30, 2003, we had an outstanding $95.1 million principal amount of fixed rate notes due 2009, and consequently we currently have no risk exposure associated with increasing interest rates on our debt. Additionally, we are exposed to changes in interest rates on our investments in cash equivalents and short-term investments. Substantially all of our investments in cash equivalents and short-term investments are in money market funds that hold short-term investment grade commercial paper, treasury bills or other U.S. government obligations. Currently this reduces our exposure to long-term interest rate changes. We do not use interest rate derivative instruments to manage our exposure to interest rate changes. A hypothetical 100 basis point decline in short-term interest rates would reduce the annualized earnings on our $61.3 million of cash and cash equivalents and short-term investments at September 30, 2003 by approximately $0.6 million.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

      The following table sets forth certain information regarding ownership of our common shares as of November 25, 2003 for: (1) each person who we know owns beneficially more than 5% of our outstanding common stock; (2) each of our current directors and nominees, and executive officers; and (3) all of our current directors and nominees, and executive officers as a group.

Table of Beneficial Ownership

			Percent
	Number of Shares		Beneficially
Beneficial Owner	Beneficially Owned(1)		Owned(2)

Significant Shareholders:
Bay Alarm Securities LLC	4,308,188	(3)	11.7
925 Ygnacio Valley Road Walnut Creek, CA 94596
William Blair Capital Partners VI, L.P.	3,652,649	(4)	10.0
222 West Adams Street Chicago, IL 60606
SCP Private Equity Partners, L.P.	3,547,219	(5)	9.7
435 Devon Park Drive, Building 300
Wayne, PA 19087
Directors and Named Executive Officers:
A. Gary Ames	74,208	(6)	*
Wayne Bell	68,750	(7)	*
H. Ravi Brar	197,833	(8)	*
Henry R. Carabelli	308,333	(9)	*
David G. Chandler	3,652,649	(10)	10.0
Wallace W. Griffin	1,597,594	(11)	4.2
Michael B. Hawn	75,400	(12)	*
Jerry L. Johnson	47,929	(13)	*
John K. La Rue	991,701	(14)	2.7
Tom Munro	0	(15)	*
Samuel A. Plum	3,712,219	(16)	10.2
Jagdish N. Sheth	71,875	(17)	*
All of Pac-West’s Directors and Executive Officers as a Group (19 Persons)	11,042,732	(18)	28.4

(1)	Includes the number of shares of common stock subject to options exercisable within sixty (60) days of November 25, 2003.

(2)	Shares of common stock exercisable within sixty (60) days of November 25, 2003 are considered outstanding for the purpose of determining the percent of the class held by the holder of such options, but not for the purpose of computing the percentage held by others. Percentages of less than one (1) percent are denoted by an asterisk.

(3)	Based solely upon a Schedule 13G, dated February 14, 2002, filed jointly by Bay Alarm Securities LLC (Bay Alarm) and the Westphal Family Foundation (Westphal), and Forms 4 filed by Bay Alarm September 24, 2003 and September 25, 2003, Bay Alarm is the direct beneficial owner of 4,258,188 shares of common stock and Westphal is the direct beneficial owner of 50,000 shares of common stock.

(4)	Based solely upon an amended Schedule 13G, dated February 14, 2002, filed jointly by William Blair Capital Partners VI, L.P. (WB Partnership) and William Blair Capital Partners VI, L.L.C. (WB LLC), WB Partnership is the direct beneficial owner of 3,652,649 shares of common stock. WB LLC, by virtue of it being the general partner of WB Partnership, may be deemed to be the beneficial owner of the shares of common stock owned by WB Partnership. WB LLC disclaims beneficial ownership of the 3,652,649 shares of common stock owned by WB Partnership.

(5)	Based solely upon a Schedule 13G, dated March 10, 2000, filed jointly by SCP Private Equity Partners, L.P. (Equity Partners), SCP Private Equity Management, L.P. (Equity Management), Winston J. Churchill (Churchill), Samuel A. Plum (Plum), and Safeguard Capital Management, Inc. (Capital Management), Equity Partners is the direct beneficial owner of 3,547,219 shares of common stock. Equity Management, by virtue of it being the general partner of Equity Partners, may be deemed to be the beneficial owner of the shares of common stock owned by Equity Partners. In addition, Churchill, Plum and Capital Management, by virtue of their being general partners of Equity Management, may also be deemed to be the beneficial owner of the shares of common stock owned by Equity Partners. Each of Equity Management, Churchill, Plum and Capital Management disclaims any direct or indirect beneficial ownership of the 3,547,219 shares of common stock owned by Equity Partners.

(6)	The common shares shown as beneficially owned by Mr. Ames include 1,000 common shares owned directly by Mr. Ames, and 73,208 common shares subject to vested options.

(7)	The common shares shown as beneficially owned by Mr. Bell include 68,750 common shares subject to vested options.

(8)	The common shares shown as beneficially owned by Mr. Brar include 48,000 common shares owned directly by Mr. Brar, and 149,833 common shares subject to vested options.

(9)	The common shares shown as beneficially owned by Mr. Carabelli include 50,000 common shares owned directly by Mr. Carabelli, and 258,333 common shares subject to vested options.

(10)	Mr. Chandler, by virtue of his being a managing director of WB LLC, may be deemed to be the beneficial owner of 3,652,649 common shares owned by WB Partnership. Mr. Chandler expressly disclaims beneficial ownership of any shares owned by WB Partnership.

(11)	The common shares shown as beneficially owned by Mr. Griffin include 221,900 shares of common stock owned directly by Mr. Griffin, and 1,095,694 common shares subject to vested options. In addition, Mr. Griffin, by virtue of his being a general partner of Griffin Family Limited Liability Partnership, L.L.P. (Griffin LLP), may be deemed to be the beneficial owner of 280,000 common shares owned by Griffin LLP.

(12)	The common shares shown as beneficially owned by Mr. Hawn include 400 shares of common stock owned directly by Mr. Hawn, and 75,000 common shares subject to vested options.

(13)	The common shares shown as beneficially owned by Mr. Jerry L. Johnson include 29,929 shares of common stock owned directly by Mr. Johnson, and 18,000 common shares subject to vested options.

(14)	The common shares shown as beneficially owned by Mr. La Rue include 691,868 common shares owned directly by Mr. La Rue and 299,833 shares subject to vested options.

(15)	Mr. Munro does not own any of our common shares.

(16)	The shares of common stock shown as beneficially owned by Mr. Plum include 165,000 common shares owned directly by Mr. Plum. In addition, Mr. Plum, by virtue of his being the managing general partner of Equity Partners, may be deemed to be the beneficial owner of 3,547,219 shares owned by Equity Partners. Mr. Plum expressly disclaims beneficial ownership of the shares of common stock owned by Equity Partners.

(17)	The shares of common stock shown as beneficially owned by Dr. Sheth include 1,000 common shares owned directly by Dr. Sheth and 21,000 common shares owned by Sheth and Associates, Inc., a wholly-owned corporation of Dr. Sheth’s, and 49,875 common shares subject to vested options.

(18)	The common shares shown as beneficially owned by all of Pac-West’s directors and executive officers as a group include the common shares beneficially owned by the directors and the named executive officers described in footnotes 6 through 17.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This Proxy Statement may contain forward-looking statements, subject to uncertainties and risks. In this Proxy Statement, our use of the words “outlook,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “likely,” “objective,” “plan,” “designed,” “goal,” “target,” and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2002, as filed with the Commission on March 31, 2003 and reproduced in this Proxy Statement, which may be revised or supplemented in subsequent reports filed by us with the Commission. Such risk factors include, but are not limited to: our substantial indebtedness; an inability to generate sufficient cash to service our indebtedness; the declining rate at which reciprocal compensation payments are determined; regulatory and legal uncertainty with respect to reciprocal compensation payments received by us; the inability to expand our business as a result of the unavailability of funds to do so; failure to successfully implement our restructuring plan; adverse effects on our operations as a result of the covenants in our senior notes indenture; competition from the ILECs and other competitors and potential competitors, including those competitors with lower cost structures. See “Material Portions of Our 2002 Annual Report — Risk Factors.”

      You should read this Proxy Statement completely and with the understanding that our actual future results may be materially different from what we expect. Forward-looking statements speak only as of the date of this Proxy Statement. Except as required under federal securities laws and the rules and regulations of the Commission, we do not have any intention to update any forward-looking statements to reflect events or circumstances arising after the date of this Proxy Statement, whether as a result of new information, future events or otherwise. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this Proxy Statement or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

SUBMISSION OF SHAREHOLDER PROPOSALS

FOR THE 2004 ANNUAL MEETING

      Shareholder proposals for inclusion in the Proxy Statement to be issued in connection with the 2004 Annual Meeting of shareholders must be mailed to the Corporate Secretary, Pac-West Telecomm, Inc., 1776 W. March Lane, Suite 250, Stockton, California 95207, and must be received by the Corporate Secretary on or before December 31, 2003. We will consider only proposals meeting the requirements of applicable federal securities laws and Commission rules promulgated thereunder. For any proposal that is not submitted for inclusion in the 2004 Annual Meeting Proxy Statement, but is instead sought to be presented directly at the 2004 Annual Meeting of shareholders, our management will vote proxies in its discretion if we: (1) receive notice of the proposal before the close of business on March 15, 2004 and advise shareholders in the 2004 Annual Meeting Proxy Statement about the nature of the matter and how management intends to vote on the matter; or (2) do not receive notice of the proposal prior to the close of business on March 15, 2004.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information that we file with the Commission at the Commission’s Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. For further information concerning the Commission’s public reference rooms, you may call the Commission at 1-800-SEC-0330. You may also access some of this information via the World Wide Web through the Commission’s Internet address at http://www.sec.gov. Our Internet address is http://www.pacwest.com. However, any information that is included on or linked to our Internet site is not part of this Proxy Statement. In addition, you may request a copy of any of these filings, at no cost to you, by writing to:

Mr. H. Ravi Brar

Chief Financial Officer
Pac-West Telecomm, Inc.
1776 W. March Lane, Suite 250
Stockton, California 95207

The Board of Directors

November 26, 2003

PAC-WEST TELECOMM, INC.
1776 W. March Lane, Suite 250
Stockton, California 95207

PROXY

Solicited by the Board of Directors

     The undersigned hereby appoints H. Ravi Brar, Kristen Kimball, and each of them, proxies, with power of substitution and revocation, acting together or, if only one is present and voting, then that one, to vote the common stock of Pac-West Telecomm, Inc., which the undersigned is entitled to vote at the special meeting of shareholders to be held on December 18, 2003 and at any adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, as designated herein. Unless both of these proposals are approved, the transactions described in the Proxy Statement will not have been approved by the shareholders and, accordingly, will not be completed.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

1.	Approve the issuance of warrants entitling the holder to purchase up to 26,666,667 shares of our common stock at an exercise price of $1.50 per share and the issuance of common stock issuable upon the exercise of such warrants.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	Ratify all other matters related to the issuance of the warrants and the common stock issuable upon exercise of the warrants, including, among other things, the proposed financing transactions pursuant to which the warrants are intended to be issued, and the proposed tender offer for at least a majority of our outstanding senior notes and related consent solicitation.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(Continued and to be signed and dated on the reverse side.)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

Please date and sign exactly as names appear on this Proxy. Joint owners should each sign. Trustees, executors, etc. should indicate the capacity in which they are signing.

Dated: ,2003

Signatures(s)

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